As filed with the Securities and Exchange Commission on May , 2002
File No. 333-
File No. 811-21095

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (X)
Pre-effective Amendment No. 1 ( )
Post-effective Amendment No. ( )
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT
COMPANY ACT OF 1940 (X)
Pre-effective Amendment No. 2 ( )
Post-effective Amendment No. ( )
(Check appropriate box or boxes)

ANNUITY INVESTORS® VARIABLE ACCOUNT C
(Exact Name of Registrant)
ANNUITY INVESTORS LIFE INSURANCE COMPANY(R)
(Name of Depositor)
P.O. Box 5423
Cincinnati, Ohio 45201-5423
(Address of Depositor's Principal Executive Offices) (Zip Code)

Depositor's Telephone Number, including Area Code:
1-800-789-6771

Mark F. Muething, Esq.
Executive Vice President, Secretary and General Counsel
Annuity Investors Life Insurance Company
P.O. Box 5423
Cincinnati, Ohio 45201-5423
(Name and Address of Agent for Service)

Copy to:

John P. Gruber, Esq.
Vice President
Annuity Investors Life Insurance Company
P.O. Box 5423
Cincinnati, Ohio 45201-5423

It is proposed that this filing will become effective:
Immediately upon filing pursuant to Rule 485(b)
On pursuant to Rule 485(b)
60 days after filing pursuant to Rule 485(a)(1)
On _____ pursuant to Rule 485(a)(1)
75 days after filing pursuant to Rule 485(a)(2)
On pursuant to Rule 485(a)(2)

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of the Registration Statement.

DECLARATION REQUIRED BY RULE 24f-2 (a) (1)

Pursuant to Rule 24f-2 under the Investment Company Act of 1940, the Registrant declares that an indefinite number of its securities is being registered under the Securities Act of 1933.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CROSS REFERENCE SHEET

Pursuant to Rule 495(a)

(333-73838)

Showing Location in Part A (Prospectus),

Part B (Statement of Additional Information) and Part C (Other Information)

of Registration Statement Information Required by Form N-4

PART A

	Item of Form N-4		Prospectus Caption
1.	Cover Page		Cover Page
2.	Definitions		Definitions; Glossary of Financial Terms
3.	Synopsis		Overview
4.	Condensed Financial Information		Condensed Financial Information
	(a)	Accumulation Unit Values	Glossary of Financial Terms
	(b)	Performance Data	Performance Information
	(c)	Financial Statements	Financial Statements
5.	General Description of Registrant, Depositor and Portfolio Companies
	(a)	Depositor	Annuity Investors Life Insurance Company®
	(b)	Registrant	The Separate Account
	(c)	Portfolio Companies	The Portfolios
	(d)	Portfolio Prospectuses	The Portfolios
	(e)	Voting Rights	Voting Rights
6.	Deductions and Expenses
	(a)	General	Charges and Deductions
	(b)	Sales Load %	Contingent Deferred Sales Charge
	(c)	Special Purchase Plan	Contingent Deferred Sales Charge
	(d)	Commissions	Great American AdvisorsSM, Inc.
	(e)	Portfolio Expenses	Fee Table
	(f)	Operating Expenses	Fee Table
7.	Contracts
	(a)	Persons with Rights	Persons with Rights Under a Contract; Voting Rights
	(b)(i)	Allocation of Premium Payments	Purchase Payments
	(ii)	Transfers	Transfers
	(iii)	Exchanges	Additions, Deletions or Substitutions
	(c)	Changes	Additions, Deletions, or Substitutions
	(d)	Inquiries	How Do I Contact the Company?
8.	Annuity Period		Benefit Payment Period
9.	Death Benefit		Death Benefit
10.	Purchases and Contract Values
	(a)	Purchases	Purchase Payments; Investment Options-Allocations; Account Value; Glossary of Financial Terms
	(b)	Valuation	Account Value; Definitions; Glossary of Financial Terms; Charges and Deductions
	(c)	Daily Calculation	Account Value; Accumulation Units; Definitions; Glossary of Financial Terms
	(d)	Underwriter	Great American AdvisorsSM, Inc.
11.	Redemptions
	(a)	By Owner	Surrenders
		By Annuitant	Not Applicable
	(b)	Texas ORP	Texas Optional Retirement Program
	(c)	Check Delay	Surrenders
	(d)	Involuntary Redemptions	Termination
	(e)	Free Look	Right to Cancel
12.	Taxes		Federal Tax Matters
13.	Legal Proceedings		Legal Proceedings
14.	Table of Contents for the Statement of Additional Information		Statement of Additional Information

PART B
	Item of Form N-4		Statement of Additional Information Caption
15.	Cover Page		Cover Page
16.	Table of Contents		Table of Contents
17.	General Information and History		General Information and History
18.	Services
	(a)	Fees and Expenses of Registrant	(Prospectus) Fee Table
	(b)	Management Contracts	Not Applicable
	(c)	Custodian	Not Applicable
	(d)	Assets of Registrant	Not Applicable
	(e)	Affiliated Person	Not Applicable
	(f)	Principal Underwriter	(Prospectus) Great American AdvisorsSM, Inc.
19.	(a)	Purchase of Securities Being Offered	(Prospectus) Great American AdvisorsSM, Inc.
	(b)	Offering Sales Load	(Prospectus) Contingent Deferred Sales Charge
20.	Underwriters		(Prospectus) Great American AdvisorsSM, Inc.
21.	Calculation of Performance Data
	(a)	Money Market Funded Subaccounts	Money Market Subaccount Standardized Yield Calculation
	(b)	Other Subaccounts

Average Annual Total Return Calculation; Cumulative Total Return Calculation; Standardized Average Annual Total Return Data; Non-Standardized Average Annual Total Return Data; Other Performance Measures

22.	Annuity Payments		(Prospectus) Fixed Dollar Benefit; Variable Dollar Benefit; (SAI) Benefit Units-Transfer Formulas
23.	Financial Statements		Financial Statements

PART C
	Item of Form N-4	Part C Caption
24.	Financial Statements and Exhibits	Financial Statements and Exhibits
	(a) Financial Statements	Financial Statements
	(b) Exhibits	Exhibits
25.	Directors and Officers of the Depositor	Directors and Officers of Annuity Investors Life Insurance Company®
26.	Persons Controlled By or Under Common Control With the Registrant	Persons Controlled By Or Under Common Control With the Depositor or Registrant
27.	Number of Owners	Not Applicable
28.	Indemnification	Indemnification
29.	Principal Underwriters	Principal Underwriter
30.	Location of Accounts and Records	Location of Accounts and Records
31.	Management Services	Management Services
32.	Undertakings	Undertakings
	Signature Page	Signature Page

ANNUITY INVESTORS LIFE INSURANCE COMPANY®
ANNUITY INVESTORS® VARIABLE ACCOUNT C
PROSPECTUS FOR INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES

May 10, 2002

This prospectus describes individual flexible premium deferred annuity contracts (the "Contracts"). Annuity Investors Life Insurance Company® (the "Company") is the issuer of the Contracts. The Contracts are available for tax-qualified and non-tax-qualified annuity purchases. All Contracts are designed to qualify for tax-deferred treatment during the Accumulation Period. The tax treatment of annuities is discussed in the Federal Tax Matters section of this prospectus.

The Contracts offer both variable and fixed investment options. The variable investment options under the Contracts are Subaccounts of Annuity Investors® Variable Account C (the "Separate Account"). The Contracts currently offer 36 Subaccounts. Each Subaccount is invested in shares of a registered investment company or a portfolio thereof (each, a "Portfolio"). The Portfolios are listed below.
AIM Variable Insurance Funds (4 Portfolios)
-AIM V.I. Capital Development Fund-Series II
-AIM V.I. Global Utilities Fund-Series II
-AIM V.I. Government Securities Fund -Series II
-AIM V.I. Mid Cap Core Equity Fund-Series II
Dreyfus Variable Investment Fund (2 Portfolios)
-Appreciation Portfolio-Service Shares
-Money Market Portfolio
Dreyfus Stock Index Fund-Service Shares
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares
INVESCO Variable Investment Funds, Inc. (4 Portfolios)
-INVESCO VIF-Core Equity Fund
-INVESCO VIF-Financial Services Fund
-INVESCO VIF-Health Sciences Fund
-INVESCO VIF-Small Company Growth Fund
Janus Aspen Series (4 Portfolios)
-Janus A.S.-Aggressive Growth Portfolio-Service Shares
-Janus A.S.-Balanced Portfolio-Service Shares
-Janus A.S.-Growth Portfolio-Service Shares
-Janus A.S.-Worldwide Growth Portfolio-Service Shares
Neuberger Berman Advisers Management Trust (2 Portfolios)
-Neuberger Berman-AMT Fasciano Portfolio (Class S)
-Neuberger Berman-AMT Guardian Portfolio (Class S)
Oppenheimer Variable Account Funds (4 Portfolios)
-Oppenheimer Capital Appreciation/VA-Service Class
-Oppenheimer Global Securities/VA-Service Class
-Oppenheimer Main Street Small Cap/VA-Service Class
-Oppenheimer Multiple Strategies /VA-Service Class
PBHG Insurance Series Fund (4 Portfolios)
-PBHG Large Cap Growth Portfolio
-PBHG Mid-Cap Value Portfolio
-PBHG Select Value Portfolio
-PBHG Technology & Communications Portfolio
PIMCO Variable Insurance Trust (3 Portfolios)
-PIMCO VIT High Yield-Administrative Class
-PIMCO VIT Real Return-Administrative Class
-PIMCO VIT Total Return-Administrative Class
Rydex Variable Trust (1 Portfolio)
-Rydex VT Sector Rotation Fund
Strong Opportunity Fund II, Inc.-Advisor Series
Strong Variable Insurance Funds, Inc. (1 Portfolio)
-Strong Mid Cap Growth Fund II
The Universal Institutional Funds, Inc. (4 Portfolios)
-Van Kampen UIF-Core Plus Fixed Income Portfolio
-Van Kampen UIF-Large Value Portfolio
-Van Kampen UIF-Mid Cap Value Portfolio
-Van Kampen UIF-U.S. Real Estate Portfolio

This prospectus includes information you should know before investing in the Contracts. This prospectus is not complete without the current prospectuses for the Portfolios. Please keep this prospectus and the Portfolio prospectuses for future reference.

A Statement of Additional Information ("SAI"), dated May , 2002, contains more information about the Separate Account and the Contracts. The Company filed the SAI with the Securities and Exchange Commission ("SEC"). It is part of this prospectus. For a free copy, complete and return the form on the last page of this prospectus, or call the Company at 1-800-789-6771. You may also access the SAI (as well as all other documents filed with the SEC with respect to the Contracts, the Separate Account or the Company) at the SEC's web site www. sec.gov. The registration number is 333-73838. The table of contents for the SAI is printed on the last page of this prospectus.

The SEC has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities may be sold by a bank or credit union, but are not financial institution products.

  The Contracts are Not FDIC or NCUSIF Insured
  The Contracts are Obligations of the Company and Not of the Bank or Credit Union
  The Bank or Credit Union Does Not Guarantee the Company's Obligations Under the Contracts
  The Contracts Involve Investment Risk and May Lose Value

BENEFIT PAYMENT PERIOD	29
Annuity Benefit Optional Guaranteed Minimum Income Benefit Endorsement	29
Death Benefit Death Benefit Amount Optional Step-Up Death Benefit Rider Optional Enhanced Death Benefit Rider Optional Earnings Enhancement Benefit Rider	29
Step up in Value for Successor Owner	30
Settlement Options	30
Form of Settlement Option	31
Calculation of Fixed Dollar Benefit Payments	31
Calculation of Variable Dollar Benefit Payments	31
FEDERAL TAX MATTERS	32
Tax Deferral on Annuities	32
Tax-Qualified Retirement Plans	33
Summary of Income Tax Rules	34
GLOSSARY OF FINANCIAL TERMS	35
THE REGISTRATION STATEMENT	36
OTHER INFORMATION AND NOTICES Householding - Revocation of Consent Electronic Delivery of Required Documents	36
Legal Proceedings	36
STATEMENT OF ADDITIONAL INFORMATION	37

DEFINITIONS

The capitalized terms defined on this page will have the meanings given to them when used in this prospectus. Other terms which may have a specific meaning under the Contracts, but which are not defined on this page, will be explained as they are used in this prospectus.

Account Value: The value of a Contract during the Accumulation Period. It is equal to the sum of the value of the owner's interest in the Subaccounts and the owner's interest in the fixed account options.

Accumulation Period: The period during which purchase payments are invested according to the investment options elected and accumulated on a tax-deferred basis. The Accumulation Period ends when a Contract is annuitized or surrendered in full, or on the Death Benefit Valuation Date.

Accumulation Unit: A share of a Subaccount that an owner purchases during the Accumulation Period.

Accumulation Unit Value: The value of an Accumulation Unit at the end of a Valuation Period. See the Glossary of Financial Terms of this prospectus for an explanation of how Accumulation Unit Values are calculated

Benefit Payment Period: The period during which either annuity benefit or death benefit payments are paid under a settlement option. The Benefit Payment Period begins on the first day of the first payment interval in which a benefit payment will be paid.

Benefit Unit: A share of a Subaccount that is used to determine the amount of each variable dollar benefit payment after the first variable dollar benefit payment during the Benefit Payment Period.

Benefit Unit Value: The value of a Benefit Unit at the end of a Valuation Period. See the Glossary of Financial Terms Section of this prospectus for an explanation of how Benefit Unit Values are calculated.

Death Benefit Valuation Date: The date the death benefit is valued. It is the date that the Company receives both proof of the death of the owner and instructions as to how the death benefit will be paid. If instructions are not received within one year of the date of death, the Death Benefit Valuation Date will be one year after the date of death. The Death Benefit Valuation Date may never be later than five years after the date of death.

Net Asset Value: The price computed by or for each Portfolio, no less frequently than each Valuation Period, at which the Portfolio's shares or units are redeemed in accordance with the rules of the Securities and Exchange Commission.

Net Investment Factor: The factor that represents the percentage change in the Accumulation Unit Values and Benefit Unit Values from one Valuation Period to the next. See the Glossary of Financial Terms of this prospectus for an explanation of how the Net Investment Factor is calculated.

Valuation Date: A day on which Accumulation Unit Values and Benefit Unit Values can be calculated. Each day that the New York Stock Exchange is open for business is a Valuation Date.

Valuation Period: The period starting at the close of regular trading on the New York Stock Exchange on any Valuation Date and ending at the close of trading on the next succeeding Valuation Date.

OVERVIEW
What is the Separate Account?

The Separate Account is a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940. The Separate Account is divided into Subaccounts. Each Subaccount currently offered is invested in one of the Portfolios listed on page 1 of this prospectus. If you choose a variable investment option, you are investing in the Subaccounts, not directly in the Portfolios.

What Are the Contracts?

The Contracts are individual deferred variable annuities, which are insurance products. The Contracts are sold with a fee structure that is described in the Fee Table of this prospectus. The Contracts are available in both tax-qualified and non-tax-qualified forms, both of which qualify for tax-deferred investment status. See the Federal Tax Matters section of this prospectus for more information about tax qualifications and taxation of annuities in general. During the Accumulation Period, the amounts you contribute can be allocated among any of the variable investment options currently offered and two fixed account options. The variable investment options are the Subaccounts of the Separate Account, each of which is invested in a Portfolio. The owner bears the risk of any investment gain or loss on amounts allocated to the Subaccounts. The fixed account options earn a fixed rate of interest declared by the Company, which will be no less than 3% per year. The Company guarantees amounts invested in the fixed account options and the earnings thereon so long as those amounts remain in the fixed account.

During the Benefit Payment Period, payments can be allocated between variable dollar benefit and fixed dollar benefit options. If a variable dollar benefit is selected, Benefit Units can be allocated to any of the Subaccounts that are then available.

How Do I Purchase or Cancel a Contract?

The requirements to purchase a Contract are explained in The Contracts section of this prospectus. You may purchase a Contract only through a licensed securities representative. You may cancel a Contract within ten days after you receive it (the right to cancel may be longer in some states). In many states, you will bear the risk of investment gain or loss on any amounts allocated to the Subaccounts prior to cancellation. The right to cancel is described in the Right to Cancel section of this prospectus.

Will Any Penalties or Charges Apply If I Surrender a Contract?

A Contingent Deferred Sales Charge ("CDSC") may apply to amounts surrendered depending on the timing and amount of the surrender. The maximum CDSC is 7% for each purchase payment. The CDSC percentage decreases to 0% after three years from the date of receipt of each purchase payment. Surrender procedures and the CDSC are described in the Charges and Deductions section of this prospectus. A penalty tax may also be imposed at the time of a surrender depending on your age and other circumstances of the surrender. Tax consequences of a surrender are described in the Federal Tax Matters section of this prospectus. The right to surrender may be restricted under certain tax-qualified plans.

What Other Charges and Deductions Apply to the Contract?
Other than the CDSC, the Company will charge the fees and charges listed below unless the Company waives the fee or charge as discussed in the Charges and Deductions section of this prospectus:
a transfer fee for certain transfers among investment options;
an annual contract maintenance fee;
a mortality and expense risk charge, which is an expense of the Separate Account and charged against all assets in the Subaccounts (this charge may never be waived);
an administration charge, which is an expense of the Separate Account and charged against all assets in the Subaccounts;
charges for any optional riders or endorsements you select; and
premium taxes in some states (where taxes apply, they may never be waived).

In addition to charges and deductions under the Contracts, the Portfolios incur expenses that are passed through to owners. Portfolio expenses for the fiscal year ending December 31, 2001 are included in the Fee Table of this prospectus and are described in the prospectuses and statements of additional information for the Portfolios.

How Do I Contact the Company?

Any questions or inquiries should be directed to the Company's Administrative Office, P.O. Box 5423, Cincinnati, Ohio 45201-5423, 1-800-789-6771. Please include the Contract number and the owner's name. You may also contact us through our web site, www.commodoreva.com.

FEE TABLE

Owner Transaction Expenses
Maximum Contingent Deferred Sales Charge (applies to purchase payments only)	7%
Transfer Fee (applies to transfers in excess of 12 in any contract year)	$25
Annual Contract Maintenance Fee	$30

Separate Account Annual Expenses

(As a percentage of the average value of the owner's interest in the Subaccounts)

Mortality and Expense Risk Charge	1.50%
Administration Charge	0.15%
Total Separate Account Annual Expenses Without Optional Riders or Endorsements (Lowest Possible Charges)	1.65%
Optional Guaranteed Minimum Income Benefit Endorsement	0.30%
Optional Step-Up Death Benefit Rider (Issued to Owners Age 70 and Younger)	0.10%
Optional Step-Up Death Benefit Rider (Issued to Owners Over Age 70 and Under Age 79)	0.15%
Optional Enhanced Death Benefit Rider (Issued to Owners Age 65 and Younger)	0.25%
Optional Enhanced Death Benefit Rider (Issued to Owners Over Age 65 and Under Age 79)	0.35%
Optional Earnings Enhancement Benefit Rider	0.30%
Total Separate Account Annual Expenses With All Possible Riders or Endorsements (Highest Possible Charges*)	2.60%

*Assumes Owner is over age 70 and under age 79, has elected the Optional Enhanced Death Benefit Rider rather than the Optional Step-Up Death Benefit Rider, and therefore has the highest of the Optional Death Benefit Rider Charges. Only one Death Benefit Rider will be issued with any Contract.

Portfolio Annual Expenses (After Expense Reimbursement) for Year Ended 12/31/011

(As a percentage of Portfolio average net assets)

Portfolio	Management Fees	12b-1 Fees	Other Expenses	Total Annual Expenses
AIM V.I.-Capital Development Fund-Series II2	0.75	0.25	0.41	1.41
AIM V.I.-Government Securities Fund-Series II2	0.50	0.25	0.57	1.32
AIM V.I.-Global Utilities Fund-Series II2	0.65	0.25	0.42	1.32
AIM V.I. -Mid Cap Core Equity Fund-Series II2	0.73	0.15	0.57	1.55
Dreyfus V.I.F.-Appreciation Portfolio-Service Shares	0.75	0.25	0.10	1.10
Dreyfus V.I.F.-Money Market Portfolio	0.50	N/A	0.08	0.58
Dreyfus Stock Index Fund-Service Shares	0.25	0.25	0.07	0.57
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	0.75	0.25	0.09	1.09
INVESCO VIF-Core Equity Fund	0.75	N/A	0.34	1.09
INVESCO VIF-Financial Services Fund	0.75	N/A	0.32	1.07
INVESCO VIF-Health Sciences Fund	0.75	N/A	0.31	1.06
INVESCO VIF-Small Company Growth Fund[3]	0.75	N/A	0.50	1.25

Portfolio	Management Fees	12b-1 Fees	Other Expenses	Total Annual Expenses
Janus A.S.-Aggressive Growth Portfolio-Service Shares	0.65	0.25	0.02	0.92
Janus A.S.-Balanced Portfolio-Service Shares	0.65	0.25	0.01	0.91
Janus A.S.-Growth Portfolio-Service Shares	0.65	0.25	0.01	0.91
Janus A.S.-Worldwide Growth Portfolio-Service Shares	0.65	0.25	0.04	0.94
Neuberger Berman-AMT Fasciano Portfolio (Class S)[4]	1.15	0.25	0.00	1.40
Neuberger Berman-AMT Guardian Portfolio (Class S)[4]	0.85	0.25	0.13	1.23
Oppenheimer Capital Appreciation Fund/VA-Service Class[5,6]	0.64	0.15	0.02	0.81
Oppenheimer Global Securities Fund/VA-Service Class[5]	0.64	0.15	0.06	0.85
Oppenheimer Main Street Small Cap Fund/VA-Service Class[5,7]	0.75	0.15	0.29	1.19
Oppenheimer Multiple Strategies Fund/VA-Service Class[5],8	0.85	0.25	0.22	1.32
PBHG Insurance Series Fund-PBHG Large Cap Growth Portfolio	0.75	N/A	0.27	1.02
PBHG Insurance Series Fund -PBHG Mid-Cap Value Portfolio[9]	0.00	N/A	1.20	1.20
PBHG Insurance Series Fund -PBHG Select Value Portfolio	0.65	N/A	0.21	0.86
PBHG Insurance Series Fund PBHG Tech & Comm Portfolio	0.85	N/A	0.20	1.05
PIMCO VIT High Yield Portfolio-Administrative Class[10]	0.25	N/A	0.40	0.65
PIMCO VIT Real Return Portfolio-Administrative Class[10]	0.25	N/A	0.41	0.66
PIMCO VIT Total Return Portfolio-Administrative Class[10]	0.25	N/A	0.40	0.65
Rydex VT-Sector Rotation Fund	0.90	N/A	1.00	1.90
Strong Opportunity Fund II, Inc.-Advisor Series[11]	0.75	0.15	0.54	1.44
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II12	0.75	N/A	0.44	1.19
Van Kampen UIF - Core Plus Fixed Income Portfolio[12]	0.39	N/A	0.31	0.70
Van Kampen UIF - Value Portfolio[12]	0.47	N/A	0.38	0.85
Van Kampen UIF - Mid Cap Value Portfolio[12]	0.70	N/A	0.35	1.05
Van Kampen UIF - U.S. Real Estate Portfolio[12]	0.75	N/A	0.35	1.10

1 Data for each Portfolio are for the fiscal year ended December 31, 2001, unless a Portfolio commenced operations in the current calendar year. In that case, estimated Portfolio expenses are reflected. Actual expenses in future years may be higher or lower. Portfolios may have agreements with their advisors to cap or waive fees, and/or to reduce or waive expenses or to reimburse expenses. The specific terms of such waivers, reductions, reimbursements or fee changes are discussed in the Portfolio prospectuses. The actual fees and expenses for Portfolios with such agreements are as follows:

Portfolio	Management Fees	12b-1 Fees	Other Expenses	Total Annual Expenses
AIM V.I. Mid Cap Core Equity Fund-Series II [2]	0.73	0.15	0.67	1.55
INVESCO VIF-Small Company Growth Fund [3]	0.75	N/A	0.54	1.29
Neuberger Berman-AMT Fasciano Portfolio (Class S) [4]	1.15	0.25	0.26	1.66
PBHG Insurance Series Funds-PBHG Mid-Cap Value Portfolio [9]	0.85	0.00	1.55	2.40
PIMCO VIT High Yield Portfolio-Administrative Class [10]	0.25	0.15	0.36	0.76
PIMCO VIT Real Return Portfolio-Administrative Class [10]	0.25	0.15	0.27	0.67
PIMCO VIT Total Return Portfolio-Administrative Class [10]	0.25	0.15	0.26	0.66
Strong Variable Insurance Funds, Inc.-Strong Mid Cap Growth Fund II [12]	0.75	0.25	0.55	1.55
Van Kampen UIF-Core Plus Fixed Income Portfolio [13]	0.40	N/A	0.31	0.71
Van Kampen UIF-Value Portfolio [13]	0.55	N/A	0.38	0.93
Van Kampen UIF-Mid Cap Value Portfolio [13]	0.75	N/A	0.35	1.10
Van Kampen UIF-U.S. Real Estate Portfolio [13]	0.80	N/A	0.35	1.15

2 The Fund's advisor has contractually agreed to waive advisory fees or to reimburse expenses of Series II shares to the extent necessary to limit Total Annual Fund Operating Expenses (excluding Rule 12b-1 Distribution Plan fees, interest, taxes, dividend expense on short sales, extraordinary items and increases in expenses due to expense offset arrangements, if any) to 1.30%. Further, the Fund's distributor has agreed to reimburse Rule 12b-1 Distribution Plan fees to the extent necessary to limit Series II Total Annual Fund Operating Expenses to 1.45%. Total Annual Fund Operating Expenses before waivers and reimbursements for AIM V.I. Mid Cap Core Equity Fund-Series II were 1.55%, and for AIM V.I. Global Utilities Fund-Series II were 1.62%.

3 The INVESCO VIF-Small Company Growth Fund's actual Other Expenses and Total Annual Expenses were lower than the figures shown, because custodian fees were reduced under an expense offset arrangement. Certain expenses of the Fund were voluntarily absorbed by INVESCO pursuant to a commitment to the FUND and INVESCO. This commitment may be changed at any time following consultation with the Board of Directors.

4 Neuberger Berman Management, Inc. ("NBMI") has undertaken through April 30, 2005 to reimburse certain operating expenses, including the compensation of NMBI and excluding taxes, interest, extraordinary expenses, brokerage commissions and transaction costs, that exceed, in the aggregate, 1.25% of the average daily net asset value of the Guardian (Class S ) Portfolios and 1.40% of the average daily net asset value of the Fasciano (Class S) Portfolio. Absent such reimbursement, it is estimated that Total Annual Expenses for the year ended December 31, 2001 would have been 1.66% for the Fasciano (Class S) Portfolio. The expense reimbursement agreements with respect to the Fasciano (Class S) and the Guardian (Class S) Portfolios provide for NBMI to recoup through December 31, 2008 amounts reimbursed by NBMI under the agreements, provided such recoupment would not cause a Portfolio to exceed its respective expense limitation. The Fasciano (Class S) Portfolio had not commenced operations as of December 31, 2001; the expense figures for this Portfolio are estimated. In addition, Class S shares of the Guardian Portfolio had not commenced operations as of December 31, 2001; the expense figures for this class are estimated based on the existing shares of the Guardian Portfolio.

5 Expenses for the Funds would have been higher if the 0.10% increase in the 12b-1 Plan service fee, effective May 1, 2002, had occurred during the period shown.

6 Expenses shown are for the period from September 18, 2001 (inception of the Fund) to December 31, 2001, and are annualized.

7 Expenses shown are for the period from July 16, 2001 (inception of the Fund) to December 31, 2001, and are annualized.

8 Because Service Class shares of the Multiple Strategies Fund had not commenced operations as of December 31, 2001, the expenses shown for this class are estimated based on the existing shares of the Multiple Strategies Fund.

9 The management fee for the PBHG Mid-Cap Value Portfolio has been reduced to 0.00% to reflect the voluntary waiver of all of the management fee and the reimbursement by the Portfolio's advisor to the extent the operating expenses exceed 1.20%.

10 PIMCO has contractually agreed to reduce total annual portfolio operating expenses to the extent they would exceed, due to the payment of organizational expenses and Trustees' fees, 0.75% of average daily net assets for the High Yield Portfolio, and 0.65% of average daily net assets for the Real Return Portfolio and the Total Return Portfolio. Without such reductions, Total Annual Expenses for the fiscal year ended December 31, 2001 would have been 0.76% for the High Yield Portfolio, 0.67% for the Real Return Portfolio, and 0.66% for the Total Return Portfolio. Under the Expense Limitation Agreement, PIMCO may recoup these waivers and reimbursement in future periods, not exceeding three years, provided total expenses, including such recoupment, do not exceed the annual expense limit.

11 Because the Fund had not commenced operations as of December 31, 2001, the "Other Expenses" shown are estimated.

12 As compensation for its advisory services, the Strong Mid Cap Growth Fund II pays Strong a monthly management fee at an annual rate of 0.75% of the fund's average daily net asset value. Strong has voluntarily agreed to waive the management fee and/or absorb the fund's other expenses so that the total annual fund operating expenses are capped at 1.20%. (We need to check to see if there is a similar cap for the Advisor Series of the Strong Opportunity Fund II.)

13 The management fee for certain portfolios has been reduced to reflect the voluntary waiver of a portion or all of the management fee and the reimbursement by the portfolios' adviser to the extent total annual operating expenses exceed the following percentages: Core Plus Fixed Income Portfolio, 0.70%; Mid-Cap Value Portfolio, 1.05%; U. S. Real Estate Portfolio 1.10%; and Value Portfolio, 0.85%. The Adviser may terminate this voluntary waiver at any time at its sole discretion.

The purpose of the Fee Table (including the Examples that follow) is to assist the owner in understanding the various costs and expenses that an owner will bear directly or indirectly. The Fee Table reflects expenses of the Separate Account as well as of the Portfolios. The Separate Account expenses are discussed more fully in the Charges and Deductions section of this prospectus. The Portfolio expenses are discussed more fully in the Portfolio prospectuses. Premium taxes may also apply.

The following Examples should not be considered a representation of past or future expenses or annual rates of return of any Portfolio. Actual expenses and annual rates of return may be greater or lesser than the amounts shown. Examples are given for a Contract with no optional riders or endorsements, representing the lowest possible charges, and for a Contract with all optional riders or endorsements, representing the highest possible charges. The Examples assume the reinvestment of all dividends and distributions, no transfers among Subaccounts or between the Fixed Account options and the Subaccounts, and a 5% annual rate of return. The contract maintenance fee is reflected in the Examples as a charge of $1.25 per year based on the ratio of estimated contract maintenance fees to be collected for the year ending 12/31/02 to estimated total average net assets as of 12/31/02. The Examples do not include charges for premium taxes. Any waivers or reimbursements of Portfolio fees and/or expenses are reflected in the Examples, and are assumed to continue throughout the periods shown.

Examples Contracts With No Optional Riders or Endorsements (Lowest Possible Charges)	Example #1--Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year	3 Years	5 Years	10 Years
AIM V.I. Capital Development Fund-Series II	103	145	186	440
AIM V.I. Government Securities Fund-Series II	102	142	181	430
AIM V.I. Global Utilities Fund-Series II	105	151	198	465
AIM V.I. Mid Cap Core Equity Fund-Series II	103	146	188	445
Dreyfus V.I.F.-Appreciation Portfolio-Service Shares	100	135	169	403
Dreyfus V.I.F.-Money Market Portfolio	94	118	140	338
Dreyfus Stock Index Fund-Service Shares	94	118	140	336
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	99	135	169	402
INVESCO VIF-Core Equity Fund	99	135	169	402
INVESCO VIF-Financial Services Fund	99	134	168	399
INVESCO VIF-Health Sciences Fund	99	134	167	398
INVESCO VIF-Small Company Growth Fund	101	140	178	421
Janus A.S.-Aggressive Growth Portfolio-Service Shares	98	129	159	381
Janus A.S.-Balanced Portfolio-Service Shares	98	129	159	380
Janus A.S.-Growth Portfolio-Service Shares	98	129	159	380
Janus A.S.-Worldwide Growth Portfolio-Service Shares	98	130	161	383
Neuberger Berman-AMT Fasciano Portfolio (Class S)	103	144	186	439
Neuberger Berman-AMT Guardian Portfolio (Class S)	101	139	177	419
Oppenheimer Capital Appreciation Fund/VA-Service Class	97	126	153	367
Oppenheimer Global Securities Fund/VA-Service Class	97	127	156	372
Oppenheimer Main Street Small Cap Fund/VA-Service Class	100	138	174	414
Oppenheimer Multiple Strategies Fund/VA-Service Class	102	142	181	430
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	99	132	165	393
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	101	138	175	415
PBHG Insurance Series Funds -PBHG Select Value Portfolio	97	127	156	373
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	99	133	167	397
PIMCO VIT High Yield Portfolio-Administrative Class	95	121	144	347
PIMCO VIT Real Return Portfolio-Administrative Class	95	121	145	348
PIMCO VIT Total Return Portfolio-Administrative Class	95	121	144	347
Rydex VT Sector Rotation Fund	108	160	212	496
Strong Opportunity Fund II, Inc.-Advisor Series	103	146	188	444
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	100	138	174	414
Van Kampen UIF-Core Plus Fixed Income Portfolio	95	122	147	353
Van Kampen UIF-Large Value Portfolio	97	127	156	372
Van Kampen UIF-Mid Cap Value Portfolio	99	133	167	397
Van Kampen UIF-U.S. Real Estate Portfolio	100	135	169	403

Examples Contracts With No Optional Riders or Endorsements (Lowest Possible Charges)

Example #2--Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I. Capital Development Fund-Series II	33	105	186	440
AIM V.I. Government Securities Fund-Series II	32	102	181	430
AIM V.I. Global Utilities Fund-Series II	35	111	198	465
AIM V.I. Mid Cap Core Equity Fund-Series II	33	106	188	445
Dreyfus V.I.F.-Appreciation Portfolio-Service Shares	30	95	169	403
Dreyfus V.I.F.-Money Market Portfolio	24	78	140	338
Dreyfus Stock Index Fund-Service Shares	24	78	140	336
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	29	95	169	402
INVESCO VIF-Core Equity Fund	29	95	169	402
INVESCO VIF-Financial Services Fund	29	94	168	399
INVESCO VIF-Health Sciences Fund	29	94	167	398
INVESCO VIF-Small Company Growth Fund	31	100	178	421
Janus A.S.-Aggressive Growth Portfolio-Service Shares	28	89	159	381
Janus A.S.-Balanced Portfolio-Service Shares	28	89	159	380
Janus A.S.-Growth Portfolio-Service Shares	28	89	159	380
Janus A.S.-Worldwide Growth Portfolio-Service Shares	28	90	161	383
Neuberger Berman-AMT Fasciano Portfolio (Class S)	33	104	186	439
Neuberger Berman-AMT Guardian Portfolio (Class S)	31	99	177	419
Oppenheimer Capital Appreciation Fund/VA-Service Class	27	86	153	367
Oppenheimer Global Securities Fund/VA-Service Class	27	87	156	372
Oppenheimer Main Street Small Cap Fund/VA-Service Class	30	98	174	414
Oppenheimer Multiple Strategies Fund/VA-Service Class	32	102	181	430
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	29	92	165	393
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	31	98	175	415
PBHG Insurance Series Funds -PBHG Select Value Portfolio	27	87	156	373
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	29	93	167	397
PIMCO VIT High Yield Portfolio-Administrative Class	25	81	144	347
PIMCO VIT Real Return Portfolio-Administrative Class	25	81	145	348
PIMCO VIT Total Return Portfolio-Administrative Class	25	81	144	347
Rydex VT Sector Rotation Fund	38	120	212	496
Strong Opportunity Fund II, Inc.-Advisor Series	33	106	188	444
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	30	98	174	414
Van Kampen UIF-Core Plus Fixed Income Portfolio	25	82	147	353
Van Kampen UIF-Large Value Portfolio	27	87	156	372
Van Kampen UIF-Mid Cap Value Portfolio	29	93	167	397
Van Kampen UIF-U.S. Real Estate Portfolio	30	95	169	403

*Annuitization is not permitted under the Contracts until after the second Contract Year.

Examples

Contract With All Optional Riders and Endorsements (Highest Possible Charges*)(*Assumes Owner is over age 70 and under age 79 and has elected Optional Enhanced Death Benefit Rider rather than Optional Step-Up Death Benefit Rider. Only one Death Benefit Rider will be issued with any Contract.)

Example #1--Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year	3 Years	5 Years	10 Years
AIM V.I. Capital Development Fund-Series II	112	174	236	546
AIM V.I. Government Securities Fund-Series II	111	171	231	537
AIM V.I. Global Utilities Fund-Series II	114	180	247	569
AIM V.I. Mid Cap Core Equity Fund-Series II	112	175	238	551
Dreyfus V.I.F.-Appreciation Portfolio-Service Shares	109	164	220	513
Dreyfus V.I.F.-Money Market Portfolio	104	148	192	453
Dreyfus Stock Index Fund-Service Shares	104	148	192	452
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	109	164	219	511
INVESCO VIF-Core Equity Fund	109	164	219	511
INVESCO VIF-Financial Services Fund	109	163	218	509
INVESCO VIF-Health Sciences Fund	109	163	218	508
INVESCO VIF-Small Company Growth Fund	110	169	228	529
Janus A.S.-Aggressive Growth Portfolio-Service Shares	107	159	210	492
Janus A.S.-Balanced Portfolio-Service Shares	107	158	210	491
Janus A.S.-Growth Portfolio-Service Shares	107	158	210	491
Janus A.S.-Worldwide Growth Portfolio-Service Shares	107	159	211	495
Neuberger Berman-AMT Fasciano Portfolio (Class S)	112	173	235	545
Neuberger Berman-AMT Guardian Portfolio (Class S)	110	168	227	527
Oppenheimer Capital Appreciation Fund/VA-Service Class	106	155	205	480
Oppenheimer Global Securities Fund/VA-Service Class	106	156	207	484
Oppenheimer Main Street Small Cap Fund/VA-Service Class	110	167	225	522
Oppenheimer Multiple Strategies Fund/VA-Service Class	111	171	231	537
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	108	162	216	504
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	110	167	225	524
PBHG Insurance Series Funds -PBHG Select Value Portfolio	107	157	207	486
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	108	163	217	507
PIMCO VIT High Yield Portfolio-Administrative Class	104	150	196	461
PIMCO VIT Real Return Portfolio-Administrative Class	105	151	196	462
PIMCO VIT Total Return Portfolio-Administrative Class	104	150	196	461
Rydex VT Sector Rotation Fund	117	188	261	598
Strong Opportunity Fund II, Inc.-Advisor Series	112	175	238	550
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	110	167	225	522
Van Kampen UIF-Core Plus Fixed Income Portfolio	105	152	199	467
Van Kampen UIF-Large Value Portfolio	106	156	207	484
Van Kampen UIF-Mid Cap Value Portfolio	108	163	217	507
Van Kampen UIF-U.S. Real Estate Portfolio	109	164	220	513

Examples

Contracts With All Optional Riders and Endorsements (Highest Possible Charges*)

(*Assumes Owner is over age 70 and under age 79 and has elected Optional Enhanced Death Benefit Rider rather than Optional Step-Up Death Benefit Rider. Only one Death Benefit Rider will be issued with any Contract.)

Example #2--Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I. Capital Development Fund-Series II	42	134	236	546
AIM V.I. Government Securities Fund-Series II	41	131	231	537
AIM V.I. Global Utilities Fund-Series II	44	140	247	569
AIM V.I. Mid Cap Core Equity Fund-Series II	42	135	238	551
Dreyfus V.I.F.-Appreciation Portfolio-Service Shares	39	124	220	513
Dreyfus V.I.F.-Money Market Portfolio	34	108	192	453
Dreyfus Stock Index Fund-Service Shares	34	108	192	452
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	39	124	219	511
INVESCO VIF-Core Equity Fund	39	124	219	511
INVESCO VIF-Financial Services Fund	39	123	218	509
INVESCO VIF-Health Sciences Fund	39	123	218	508
INVESCO VIF-Small Company Growth Fund	40	129	228	529
Janus A.S.-Aggressive Growth Portfolio-Service Shares	37	119	210	492
Janus A.S.-Balanced Portfolio-Service Shares	37	118	210	491
Janus A.S.-Growth Portfolio-Service Shares	37	118	210	491
Janus A.S.-Worldwide Growth Portfolio-Service Shares	37	119	211	495
Neuberger Berman-AMT Fasciano Portfolio (Class S)	42	133	235	545
Neuberger Berman-AMT Guardian Portfolio (Class S)	40	128	227	527
Oppenheimer Capital Appreciation Fund/VA-Service Class	36	115	205	480
Oppenheimer Global Securities Fund/VA-Service Class	36	116	207	484
Oppenheimer Main Street Small Cap Fund/VA-Service Class	40	127	225	522
Oppenheimer Multiple Strategies Fund/VA-Service Class	41	131	231	537
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	38	122	216	504
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	40	127	225	524
PBHG Insurance Series Funds -PBHG Select Value Portfolio	37	117	207	486
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	38	123	217	507
PIMCO VIT High Yield Portfolio-Administrative Class	34	110	196	461
PIMCO VIT Real Return Portfolio-Administrative Class	35	111	196	462
PIMCO VIT Total Return Portfolio-Administrative Class	34	110	196	461
Rydex VT Sector Rotation Fund	47	148	261	598
Strong Opportunity Fund II, Inc.-Advisor Series	42	135	238	550
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	40	127	225	522
Van Kampen UIF-Core Plus Fixed Income Portfolio	35	112	199	467
Van Kampen UIF-Large Value Portfolio	36	116	207	484
Van Kampen UIF-Mid Cap Value Portfolio	38	123	217	507
Van Kampen UIF-U.S. Real Estate Portfolio	39	124	220	513

*Annuitization is not permitted under the Contracts until after the second Contract Year.

Condensed Financial Information

Because the Separate Account commenced operations concurrently with the effective date of this prospectus, no Condensed Financial Information is available at this time.

Financial Statements

The financial statements and reports of independent auditors for the Company are included in the Statement of Additional Information. Because the Separate Account commenced operations concurrently with the effective date of this prospectus, no financial statements for the Separate Account are available at this time.

Performance Information

From time to time, the Company may advertise yields and/or total returns for the Subaccounts. These figures are based on historical information and are not intended to indicate future performance. Performance data and a more detailed description of the methods used to determine yield and total return are included in the Statement of Additional Information.
Yield Data

The "yield" of the money market Subaccount refers to the annualized income generated by an investment in that Subaccount over a specified seven-day period. The "effective yield" of the money market Subaccount is the same as the "yield" except that it assumes reinvestment of the income earned in that Subaccount. The effective yield will be slightly higher than the yield because of the compounding effect of this assumed reinvestment. The Company does not advertise yields for any Subaccount other than the money market Subaccount.

Total Return Data

The Company may advertise two types of total return data: "average annual total return" and "cumulative total return." Average annual total return is presented in both standardized and non-standardized form. "Standardized" total return data reflects the deduction of all charges that apply to all Contracts of that type, except for premium taxes. The contingent deferred sales charge ("CDSC") reflected in standardized total return is the percentage CDSC that would apply at the end of the period presented assuming the purchase payment was received on the first day of the period presented. "Non-standardized" total return data does not reflect the deduction of CDSCs and contract maintenance fees. Cumulative total return data is currently presented only in non-standardized form.

Total return data that does not reflect the CDSC and other charges will be higher than the total return realized by an investor who incurs the charges. Total return data will be higher for a Contract without any optional features than for a Contract with such features.

"Average annual total return" is either hypothetical or actual return data that reflects performance of a Subaccount for a one-year period or for an average of consecutive one-year periods.

If average annual total return data is hypothetical, it reflects performance for a period of time before the Subaccount commenced operations. When a Subaccount has been in operation for one, five and ten years, average annual total return will be presented for these periods, although other periods may be presented as well.

"Cumulative total return" is either hypothetical or actual return data that reflects the performance of a Subaccount from the beginning of the period presented to the end of the period presented. If cumulative total return data is hypothetical, it reflects performance for a period of time before the Subaccount commenced operations.

Other Performance Measures

The Company may include in reports and promotional literature rankings of the Subaccounts, the Separate Account or the Contracts, as published by any service, company, or person who ranks separate accounts or other investment products on overall performance or other criteria. Examples of companies that publish such rankings are Lipper Analytical Services, Inc., VARDS, IBC/Donoghue's Money Fund Report, Financial Planning Magazine, Money Magazine, Bank Rate Monitor, Standard & Poor's Indices, Dow Jones Industrial Average, and Morningstar.

The Company may also:

compare the performance of a Subaccount with applicable indices and/or industry averages;
present performance information that reflects the effects of tax-deferred compounding on Subaccount investment returns;
compare investment return on a tax-deferred basis with currently taxable investment return; illustrate investment returns by graphs, charts, or otherwise.

THE PORTFOLIOS

The Separate Account currently offers the Subaccounts described below. Each Subaccount is invested in a Portfolio. Each Portfolio has its own investment objectives and policies. The current Portfolio prospectuses, which accompany this prospectus, contain additional information concerning the investment objectives and policies of each Portfolio, the investment advisory services and administrative services of each Portfolio and the charges of each Portfolio. There is no assurance that the Portfolios will achieve their stated objectives. You should read the Portfolio prospectuses carefully before making any decision concerning the allocation of purchase payments to, or transfers among, the Subaccounts.

All dividends and capital gains distributed by the Portfolios are reinvested by the Separate Account and reflected in Accumulation Unit Values. Portfolio dividends and net capital gains are not distributed to owners.

The Securities and Exchange Commission does not supervise the management or the investment practices and/or policies of any of the Portfolios. The Portfolios are available only through insurance company separate accounts and certain qualified retirement plans. Though a Portfolio may have a name and/or investment objectives which are similar to those of a publicly available mutual fund, and/or may be managed by the same investment advisor that manages a publicly available mutual fund, the performance of the Portfolio is entirely independent of the performance of any publicly available mutual fund. Neither the Company nor the Portfolios make any representations or assurances that the investment performance of any Portfolio will be the same or similar to the investment performance of any publicly available mutual fund.

AIM V.I. Funds
Advisor: A I M Advisors, Inc.

Capital Development Fund-Series II

The fund's investment objective is long-term growth of capital. The fund seeks to meet its objective by investing primarily in securities, including common stocks, convertible securities and bonds, of small- and medium-sized companies. The fund may also invest up to 25% of its total assets in foreign securities.

Advisor: A I M Advisors, Inc.

Government Securities Fund-Series II

The fund's investment objective is to achieve a high level of current income consistent with reasonable concern for safety of principal. The fund seeks to meet its objective by investing, normally, at least 80% of its net assets, plus the amount of any borrowing for investment purposes, in debt securities issued, guaranteed or otherwise backed by the U.S. Government. The fund may invest in securities of all maturities issued or guaranteed by the U.S. Government or its agencies and instrumentalities. The fund may also invest up to 20% of its net assets in foreign securities.

Advisor: A I M Advisors, Inc.

Global Utilities Fund-Series II

The fund's investment objective is to achieve a high total return. The fund seeks to meet its objective by investing, normally, at least 80% of its net assets, plus the amount of any borrowing for investment purposes, in domestic and foreign public utility companies.

Advisor: A I M. Advisors, Inc.

Mid Cap Core Equity Fund-Series II

The fund's investment objective is to achieve long-term growth of capital. The fund seeks to meet its objective by investing, normally, at least 80% of its net assets, plus the amount of any borrowing for investment purposes, in equity securities. The fund also may invest up to 20% of its net assets in equity securities of companies in other market capitalization ranges or in investment-grade debt securities. The fund may also up to 25% of its total assets in foreign securities.

Dreyfus Portfolios
Advisor: The Dreyfus Corporation Sub-Advisor: Fayez Sarofim & Co.

Dreyfus Variable Investment Fund- Appreciation Portfolio-Service Shares

The Appreciation Portfolio seeks to provide long-term capital growth consistent with the preservation of capital. Current income is a secondary goal. It seeks to achieve its goals by investing in common stocks, focusing on "blue chip" companies with total market values of more than $5 billion at the time of purchase.

Advisor: The Dreyfus Corporation

Dreyfus Variable Investment Fund-Money Market Portfolio

The Money Market Portfolio seeks to provide as high a level of current income as is consistent with the preservation of capital and the maintenance of liquidity. This Portfolio invests in a diversified portfolio of high quality short-term debt securities. An investment in the Money Market Portfolio is neither insured nor guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the Portfolio seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

Advisor: The Dreyfus Corporation Sub-Advisor: NCM Capital Management Group, Inc.

The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares

The Dreyfus Socially Responsible Growth Fund, Inc. seeks to provide capital growth with current income as a secondary goal. To pursue these goals, the Fund invests primarily in common stock of companies that, in the opinion of the Fund's management, meet traditional investment standards, and conduct their business in a manner that contributes to the enhancement of the quality of life in America.

Advisor: The Dreyfus Corporation Index Manager: Mellon Equity Associates (an affiliate of Dreyfus)

Dreyfus Stock Index Fund-Service Shares

The Dreyfus Stock Index Fund seeks to match the total return of the Standard & Poor's 500 Composite Stock Price Index. To pursue this goal, the Fund generally invests in all 500 stocks in the S&P 500® in proportion to their weighting in the index. The Fund is not sponsored, endorsed, sold or promoted by Standard & Poor's, and Standard & Poor's makes no representation regarding the advisability of investing in the Fund.

INVESCO Variable Investment Funds, Inc.
Advisor: INVESCO Funds Group, Inc.

INVESCO VIF -Core Equity Fund

The Fund seeks high total return through both growth and current income. The Portfolio normally invests in at least 65% (80% effective July 31, 2002) of its assets in a combination of common stocks of companies with a history of paying regular dividends and debt securities. Debt securities include corporate obligations and obligations of the U.S. government and government agencies. The remaining assets of the Fund are allocated to other investments at INVESCO's discretion, based upon current business, economic, and market conditions. The Fund was formerly called the Industrial Income Portfolio and the Equity Income Fund.

Advisor: INVESCO Funds Group, Inc.

INVESCO VIF-Health Sciences Fund

The Fund seeks capital appreciation. The Fund normally invests at least 80% of its assets in the equity securities of companies that develop, produce or distribute products or services related to health care. These companies include, but are not limited to, medical equipment or supplies, pharmaceuticals, biotechnology and healthcare providers and service companies. The investment advisor attempts to blend well-established healthcare firms with faster-growing, more dynamic health care companies. Well-established health care companies typically provide liquidity and earnings visibility for the Fund and represent core holdings in the Fund.

Advisor: INVESCO Funds Group, Inc.

INVESCO VIF-Financial Services Fund

The Fund seeks capital appreciation. The Fund invests normally at least 80% of its assets in the equity securities of companies involved in the financial services sector. These companies include, but are not limited to, banks (regional and money-centers), insurance companies (life, property and casualty, and multiline), investment and miscellaneous industries (asset managers, brokerage firms, and government-sponsored agencies) and suppliers to financial services companies. The investment advisor seeks companies that it believes can grow their revenues and earnings in a variety of interest rate environments - although securities prices of financial services companies generally are interest rate sensitive.

Advisor: INVESCO Funds Group,Inc.

INVESCO VIF-Small Company Growth Fund

The Fund seeks to achieve growth of capital by normally investing at least 65% (80% effective July 31, 2002) in equity securities of small capitalization companies. INVESCO defines small capitalization companies as companies that are included in the Russell 2000 Growth Index at the time of purchase, or if not included in that Index, have market capitalizations of $2.5 billion or below at the time of purchase. The scope of the Index varies with market performance of the companies in the Index.

Janus Aspen Series
Advisor: Janus Capital Corporation

Aggressive Growth Portfolio-Service Shares

This non-diversified portfolio seeks long-term growth of capital by investing primarily in common stocks selected for their growth potential, and normally invests at least 50% of its equity assets in medium-sized companies.

Advisor: Janus Capital Corporation

Worldwide Growth Portfolio-Service Shares

This diversified portfolio seeks long-term growth of capital in a manner consistent with the preservation of capital by investing primarily in common stocks of companies of any size throughout the world. International investing may present special risks, including currency fluctuations and social and political developments.

Advisor: Janus Capital Corporation

Balanced Portfolio-Service Shares

This diversified portfolio seeks long-term capital growth, consistent with preservation of capital and balanced by current income. The Portfolio normally invests 40-60% of its assets in securities selected primarily for their growth potential and 40-60% of its assets in securities selected primarily for their income potential. The Portfolio will normally invest at least 25% of its assets in fixed-income securities.

Advisor: Janus Capital Corporation

Growth Portfolio-Service Shares

This diversified portfolio seeks long-term growth of capital in a manner consistent with the preservation of capital by investing primarily in common stocks selected for their growth potential. Although the Portfolio can invest in companies of any size, it generally invests in larger, more established companies.

Neuberger Berman Advisers Management Trust
Advisor: Neuberger Berman Management, Inc. Sub-Advisor: Neuberger Berman, LLC

AMT Fasciano Portfolio - Class S

The Portfolio seeks long-term capital growth. The Portfolio manager also may consider a company's potential for current income prior to selecting it for the Portfolio. To pursue this goal, the Portfolio invests primarily in the common stocks of smaller companies, i.e., those with market capitalizations of less than $1.5 billion at the time the Portfolio first invests in them. These include securities having common stock characteristics, such as securities convertible into common stocks, and rights and warrants to purchase common stocks.

Advisor: Neuberger Berman Management, Inc. Sub-Advisor: Neuberger Berman, LLC

AMT Guardian Portfolio - Class S

The Portfolio seeks long-term growth of capital; current income is a secondary goal. To pursue these goals, the Portfolio invests mainly in common stocks of large-capitalization companies. The managers look for well-managed companies whose stock prices are undervalued. Because the managers tend to find that undervalued stocks may be more common in certain sectors of the economy at a given time, the Portfolio may emphasize those sectors.

Oppenheimer Variable Account Funds
Advisor: Oppenheimer Funds, Inc.	Oppenheimer Capital Appreciation Fund VA Seeks capital appreciation from investments in securities of well-known and established companies.
Advisor: Oppenheimer Funds, Inc.

Oppenheimer Global Securities Fund VA

Seeks long-term capital appreciation by investing a substantial portion of assets in securities of foreign issuers, "growth-type" companies, cyclical industries and special situations that are considered to have appreciation possibilities. It invests mainly in common stocks of U.S. and foreign issuers.

Advisor: Oppenheimer Funds, Inc.	Oppenheimer Main Street Small Cap Fund VA Seeks capital appreciation. The Fund invests mainly in "small cap" common stocks.
Advisor: Oppenheimer Funds, Inc.

Oppenheimer Multiple Strategies fund VA

Seeks total investment return (which includes current income and capital appreciation in the values of its shares) from investments in common stocks and other equity securities, bonds and other debt securities, and "money market" securities.

PBHG Insurance Series Fund
Advisor: Pilgrim Baxter & Associates, Ltd.

PBHG Large Cap Growth Portfolio

The investment objective of the PBHG Large Cap Growth Portfolio is to seek long-term growth of capital. The Portfolio invests primarily in growth securities, such as common stocks of large capitalization companies (market capitalization in excess of $1 billion) that, in the Advisor's opinion, have strong business momentum, growth in earnings and potential for capital appreciation.

Advisor: Pilgrim Baxter & Associates, Ltd.

PBHG Technology & Communications Portfolio

The investment objective of the PBHG Technology & Communications Portfolio is to seek long-term growth of capital. Current income is incidental to the Portfolio's objective. The Portfolio, a non-diversified fund, invests primarily in common stocks of companies doing business in the Technology and Communications sectors of the market. The Portfolio is concentrated which means it will invest 25% or more of its total assets in the groups of the industries within these sectors.

Advisor: Pilgrim Baxter & Associates, Ltd.

PBHG Select Value Portfolio

The investment objective of the PBHG Select Value Portfolio is to seek long-term growth of capital and income. Income is a secondary objective. The Portfolio invests primarily in value securities, such as common stocks, of no more than 30 companies with large market capitalizations (market capitalization in excess of $1 billion) that, in the Advisor's and Sub-Advisor's opinion, are currently under priced using certain financial measurements, such as their price-to-earnings ratios, dividend income potential and earnings power.

Advisor: Pilgrim Baxter & Associates, Ltd.

PBHG Mid-Cap Value Portfolio

The investment objective of PBHG Mid-Cap Value Portfolio is to seek to provide investors with above-average total return over a 3 to 5 year market cycle, consistent with reasonable risk. The Portfolio invests primarily in value securities, such as common stocks, issued by companies with market capitalizations within the range of the S&P Mid-Cap® 400 Index that, in the Advisor's and Sub-Advisor's opinion, are currently under priced using certain financial measurements, such as their price-to-earnings ratios, dividend income potential and earnings power.

PIMCO Variable Insurance Trust
Advisor: Pacific Investment Management Company LLC

PIMCO PVIT Real Return Portfolio

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 65% of its assets in inflation-Indexed bonds of varying maturities issued by the U.S. and non-U.S. governments, their agencies or government sponsored enterprises and corporations.

Advisor: Pacific Investment Management Company LLC

PIMCO PVIT Total Return Portfolio

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 65% of its assets in a diversified portfolio of Fixed Income Instruments of varying maturities.

Advisor: Pacific Investment Management Company LLC

PIMCO PVIT High Yield Portfolio

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 80% of its net assets in a diversified portfolio of high yield securities ("junk bonds") rated below investment grade but rated at least B by Moody's or S&P, or, if unrated, determined by PIMCO to be comparable quality.

Rydex Variable Trust Funds
Advisor: Rydex Global Advisors

Sector Rotation Fund

The Fund seeks long-term capital appreciation. The Fund seeks to respond to the dynamically changing economy by moving its investments among different sectors or industries. Each month the Advisor, using a quantitative methodology, ranks the fifty-nine industries comprising the components of the S&P 1500 Index, based on several measures of price momentum. The Fund then invests in the top ranked industries. Subject to maintaining adequate liquidity in the Fund, each industry or sector investment is intended to represent the entire industry or sector. The Fund invests in equity securities, but may also invest in leveraged instruments such as futures contracts, options and swap transactions.

Strong Portfolios
Advisor: Strong Investments

Strong Opportunity Fund II, Inc.-Advisor Series

The investment objective of the Strong Opportunity Fund II is to seek capital growth. It currently emphasizes medium-sized companies that the advisor believes are under-researched and attractively valued.

Advisor: Strong Investments

Strong Variable Insurance Funds, Inc.-Strong Mid Cap Growth Fund II

The investment objective of the Strong Mid Cap Growth Fund II is to seek capital growth. It invests primarily in equity securities that the Fund's managing advisor believes have above-average growth prospects.

Van Kampen(1)
Advisor: Van Kampen(1)

Mid Cap Value Portfolio

The investment objective of the Mid Cap Value Portfolio is to seek above-average total return over a market cycle of three to five years by investing primarily in common stocks and equity securities. The Portfolio invests primarily in common stocks of companies with capitalizations generally in the range of companies included in the S&P MidCap 400 Index. The Portfolio may purchase stocks that typically do not pay dividends. The Advisor analyzes securities to identify stocks that are believed to be undervalued, and measures the relative attractiveness of the Portfolio's current holdings against potential purchases.

Advisor: Van Kampen(1)

Value Portfolio

The investment objective of the Value Portfolio is to seek above-average total return over a market cycle of three to five years by investing primarily in common stocks and other equity securities. The Portfolio invests primarily in common stocks of companies with capitalizations generally greater than $2.5 billion. The Portfolio focuses on stocks that are believed to be undervalued in comparison with the stock market as a whole, as measured by the S&P 500 Index. The Portfolio may purchase stocks that do not pay dividends; and it may invest, to a limited extent, in foreign equity securities.

Advisor: Van Kampen(1)

Core Plus Fixed Income Portfolio- (formerly, Fixed Income Portfolio)

The investment objective of the Core Plus Fixed Income Portfolio is to seek above-average total return over a market cycle of three to five years by investing primarily in a diversified portfolio of fixed income securities. The Portfolio invests primarily in a diversified mix of dollar denominated investment grade fixed income securities, particularly U.S. Government, corporate and mortgage securities. The Portfolio ordinarily will seek to maintain an average weighted maturity in excess of five years. The Portfolio may invest opportunistically in non-dollar-denominated securities and high yield securities (commonly referred to as "junk bonds").

Advisor: Van Kampen(1)

U.S. Real Estate Portfolio

The investment objective of the U.S. Real Estate Portfolio is to seek above-average current income and long-term capital appreciation by investing primarily in equity securities of companies in the U.S. real estate industry, including real estate investment trusts (REITs).

(1) Morgan Stanley Investment Management Inc., which does business in certain instances using the name "Van Kampen," serves as the investment advisor to the Mid Cap Value, Value, Core Plus Fixed Income and U.S. Real Estate Portfolios. Prior to May 1, 2002 Morgan Stanley Investments LP (formally Miller Anderson & Sherred, LLP), an affiliate of Morgan Stanley Investment Management Inc., served as the investment advisor to the Mid Cap Value, Value and Core Plus Fixed Income Portfolios.

Additions, Deletions, or Substitutions

The Company may add or delete Subaccounts at any time, or may substitute one Portfolio for another, at any time. The Company does not guarantee that any of the Subaccounts or any of the Portfolios will always be available for allocation of purchase payments or transfers. In the event of any substitution or change, the Company may make such changes in the Contract as may be necessary or appropriate to reflect such substitution or change.

Additions, deletions or substitutions of Subaccounts or Portfolios may be due to an investment decision by the Company, or due to an event not within the Company's control, such as liquidation of a Portfolio or an irreconcilable conflict of interest between the Separate Account and another insurance company which offers a Portfolio. The Portfolio prospectuses describe the possibility of material conflict of interest in greater detail.

If the Company eliminates a Subaccount or substitutes the shares of another investment company for the shares of any Portfolio, the Company will first obtain approval of the Securities and Exchange Commission to the extent required by the Investment Company Act of 1940, as amended ("1940 Act"), or other applicable law. The Company will also notify owners before it eliminates a Subaccount or substitutes a Portfolio.

New Subaccounts may be established when, in the sole discretion of the Company, marketing, tax, investment or other conditions so warrant. Any new Subaccounts may be made available to existing owners on a basis to be determined by the Company.

If deemed to be in the best interests of persons having voting rights under the Contracts, the Separate Account may be operated as a management company under the 1940 Act or any other form permitted by law, may be de-registered under the 1940 Act in the event such registration is no longer required, or may be combined with one or more separate accounts.

Voting Rights

To the extent required by law, all Portfolio shares held in the Separate Account will be voted by the Company at regular and special shareholder meetings of the respective Portfolios in accordance with instructions received from persons having voting interests in the corresponding Subaccount. During the Accumulation Period, the Company will vote Portfolio shares according to instructions of owners, unless the Company is permitted to vote shares in its own right.

The number of votes that an owner may vote will be calculated separately for each Subaccount. The number will be determined by applying the owner's percentage interest, if any, in a particular Subaccount to the total number of votes attributable to that Subaccount.

The owner's percentage interest and the total number of votes will be determined as of the record date established by that Portfolio for voting purposes. Voting instructions will be solicited by written communication in accordance with procedures established by the respective Portfolios.

The Company will vote or abstain from voting shares for which it receives no timely instructions and shares it holds as to which owners have no beneficial interest (including shares held by the Company as reserves for benefit payments*). The Company will vote or abstain from voting such shares in proportion to the voting instructions it receives from owners of all Contracts participating in the Subaccount.

Each person or entity having a voting interest in a Subaccount will receive proxy material, reports and other material relating to the appropriate Portfolio. The Portfolios are not required to hold annual or other regular meetings of shareholders.

*Neither the owner nor payee has any interest in the Separate Account during the Benefit Payment Period. Benefit Units are merely a measure of the amount of the payment the Company is obligated to pay on each payment date.

ANNUITY INVESTORS LIFE INSURANCE COMPANY®

Annuity Investors Life Insurance Company® (the "Company") is a stock life insurance company. It was incorporated under the laws of the State of Ohio in 1981. The Company is principally engaged in the sale of variable and fixed annuity policies. The home office of the Company is located at 525 Vine Street, Cincinnati, Ohio 45202.

The Company is a wholly owned subsidiary of Great American Life Insurance Company® which is a wholly owned subsidiary of Great American Financial Resources, Inc. ("GAFRI") a publicly traded insurance holding company (NYSE: GFR). GAFRI is in turn indirectly controlled by American Financial Group, Inc., a publicly traded holding company (NYSE: AFG).

The Company may from time to time publish in advertisements, sales literature and reports to owners the ratings and other information assigned to it by one or more independent rating organizations such as A.M. Best Company, Standard & Poor's, and Fitch. The purpose of the ratings is to reflect the financial strength and/or claims-paying ability of the Company. Each year A.M. Best Company reviews the financial status of thousands of insurers, culminating in the assignment of Best's Ratings. These ratings reflect A.M. Best Company's opinion of the relative financial strength and operating performance of an insurance company in comparison to the norms of the life/health insurance industry. Ratings of the Company do not reflect the investment performance of the Separate Account or the degree of risk associated with an investment in the Separate Account.

THE SEPARATE ACCOUNT

Annuity Investors® Variable Account C was established by the Company as an insurance company separate account under the laws of the State of Ohio on November 7, 2001, pursuant to resolution of the Company's Board of Directors. The Separate Account is registered with the Securities and Exchange Commission under the 1940 Act as a unit investment trust. However, the Securities and Exchange Commission does not supervise the management or the investment practices or policies of the Separate Account.

The assets of the Separate Account are owned by the Company, but they are held separately from the other assets of the Company. Under Ohio law, the assets of a separate account are not chargeable with liabilities incurred in any other business operation of the Company.

Income, gains and losses incurred on the assets in the Separate Account, whether realized or not, are credited to or charged against the Separate Account, without regard to other income, gains or losses of the Company.

Therefore, the investment performance of the Separate Account is entirely independent of the investment performance of the Company's general account assets or any other separate account maintained by the Company. The assets of the Separate Account will be held for the exclusive benefit of owners of, and the persons entitled to payment under the Contracts offered by this prospectus and all other contracts that are issued by the Separate Account. The obligations under the Contracts are the obligations of the Company.

GREAT AMERICAN ADVISORSSM, INC.

Great American AdvisorsSM, Inc. ("GAA"), an affiliate of the Company, is the principal underwriter and distributor of the Contracts. GAA is a wholly owned subsidiary of GAFRI. GAA is registered with the Securities and Exchange Commission as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. ("NASD"). Its principal offices are located at 525 Vine Street, Cincinnati, Ohio 45202. The Company pays GAA for acting as underwriter according to the terms of a distribution agreement.

GAA sells Contracts through its registered representatives. In addition, GAA may enter into sales agreements with other broker-dealers to solicit orders for the Contracts through their registered representatives. These broker-dealers are registered with the Securities and Exchange Commission and are members of the NASD. All registered representatives who sell the Contracts are appointed by the Company as insurance agents and are authorized under applicable state insurance regulations to sell variable annuities.

The Company or GAA may pay commissions to registered representatives of GAA and other broker dealers of up to 8.5% of purchase payments made under the Contracts. These commissions are reduced for Contracts issued to owners over age 80. When permitted by state law and in exchange for lower initial commissions, GAA and/or the Company may pay trail commissions to registered representatives of GAA and to other broker dealers. Trail commissions are not expected to exceed 2% of the Account Value of a Contract on an annual basis. To the extent permitted under current law, the Company and/or GAA may pay production, persistency and managerial bonuses as well as other promotional incentives, in cash or other compensation, to registered representatives of GAA and/or other broker dealers.

CHARGES AND DEDUCTIONS

Charges and Deductions By the Company

There are two types of charges and deductions by the Company. There are charges assessed to the Contract, which are reflected in the Account Value of the Contract, but not in Accumulation Unit Values (or Benefit Unit Values). These charges are the contingent deferred sales charge, the annual contract maintenance fee, premium taxes (where applicable), and transfer fees. There are also charges assessed pro rata against the Separate Account.. These charges are reflected in the Accumulation Unit Values (and Benefit Unit Values) of the Subaccounts. These charges are the mortality and expense risk charge, the administration charge and the charges for any optional riders or endorsements you select.

Except as described below, the Company will never charge more to a Contract than the fees and charges described, even if its actual expenses exceed the total fees and charges collected. If the fees and charges collected by the Company exceed the actual expenses it incurs, the excess will be profit to the Company and will not be returned to owners.

The Company reserves the right to change the amount of the transfer fee in the future, or the number of transfers that can be made without incurring the transfer fee, and/or to charge fees for the automatic transfer programs described in the Transfers section of this prospectus, and/or for the systematic withdrawal program described in the Surrenders section of this prospectus, if in the Company's discretion, it determines such charges are necessary to offset the costs of administering transfers or systematic withdrawals. The maximum amount of these charges and fees is described below.

Contingent Deferred Sales Charge ("CDSC")
Purpose of Charge	Offset expenses incurred by the Company in the sale of the Contracts, including commissions paid and costs of sales literature.
Amount of Charge	Up to 7% of each purchase payment, depending on the number of years elapsed since receipt of the purchase payment.

Number of full years elapsed between date of receipt of purchase payment and date request for surrender received	0	1	2	3 or more
CDSC as a percentage of purchase payment surrendered	7%	6%	4%	0%

When Assessed	On partial or full surrenders of purchase payments during the Accumulation Period.
Assessed Against What	Purchase payments only, not earnings. See the Surrenders section of this prospectus for information on order of withdrawal of purchase payments and earnings.
Waivers

  Free withdrawal privilege. See the Surrenders section for information.

  In the Company's discretion where the Company incurs reduced sales and servicing expenses.

  If the Contract is issued with a tax sheltered annuity endorsement: (i) upon separation from service if owner has attained age 55 and the Contract has been in force for at least seven years; or (ii) after the Contract has been in force ten years or more.

  Long term care waiver rider. See the Surrenders section for information.

  If the Social Security Administration determines after the Contract is issued that the owner is "disabled" as that term is defined in the Social Security Act of 1935, as amended.

  If the spouse becomes successor owner. See the Account Value section for information.

  Where required to satisfy state law.

Contract Maintenance Fee
Purpose of Charge	Offset expenses incurred in issuing the Contracts and in maintaining the Contracts and the Separate Account.
Amount of Charge	$30.00 per year.
When Assessed

During the Accumulation Period the charge is deducted on each anniversary of the effective date of the Contract, and at time of full surrender. During the Benefit Payment Period a pro rata portion of the charge is deducted from each benefit payment.

Assessed Against What

Amounts invested in the Subaccounts and Fixed Account options. During the Accumulation Period, the charge is deducted pro rata from the Subaccounts and Fixed Account options in which the Contract has an interest on the date of the charge. During the Benefit Payment Period, a pro rata portion of the annual charge is deducted from each benefit payment.

Waivers

  During the Accumulation Period if the Account Value is at least $40,000 on the date the charge is due.

  During the Benefit Payment Period if the amount applied to the annuity benefit is at least $40,000.

  If the Contract is issued with a tax-sheltered annuity endorsement.

  In the Company's discretion where the Company incurs reduced sales and servicing expenses.

  During Benefit Payment Period where required to satisfy state law.

Transfer Fee
Purpose of Charge	Offset cost incurred in administering the Contracts.
Amount of Charge

$25 for each transfer in excess of 12 in any contract year. The Company reserves the right to change the amount of this charge, or the number of transfers which can be made without incurring the charge, at any time. The transfer fee will never exceed $30 for each transfer, and the number of transfers that can be made with no charge will never be fewer than 8.

When Assessed	During Accumulation Period.
Assessed Against What	Deducted from amount transferred.
Waivers

Currently, the transfer fee does not apply to transfers associated with the dollar cost averaging, interest sweep and portfolio re-balancing programs. Currently, transfers associated with these programs do not count toward the free transfers permitted in a contract year. The Company reserves the right to eliminate this waiver at any time.

Administration Charge
Purpose of Charge	Offset expenses incurred in administering the Contracts and the Separate Account.
Amount of Charge	Daily charge equal to 0.000411% of the daily Net Asset Value for each Subaccount, which corresponds to an annual effective rate of 0.15%.
When Assessed	During the Accumulation Period and during the Benefit Payment Period if a variable dollar benefit is elected.
Assessed Against What	Amounts invested in the Subaccounts.
Waivers	May be waived or reduced in the Company's discretion where the Company incurs reduced sales and servicing expenses.

Mortality and Expense Risk Charge
Purpose of Charge

Compensation for bearing certain mortality and expense risks under the Contract. Mortality risks arise from the Company's obligation to pay benefit payments during the Benefit Payment Period and to pay the death benefit. The expense risk assumed by the Company is the risk that the Company's actual expenses in administering the Contracts and the Separate Account will exceed the amount recovered through the contract maintenance fees, transfer fees and administration charges.

Amount of Charge

Daily charge equal to .004079% of the daily Net Asset Value for each Subaccount, which corresponds to an effective annual rate of 1.50%. The Company estimates that the mortality risk component of this charge is 0.90% and the expense risk component is 0.60%.

When Assessed	During the Accumulation Period, and during the Benefit Payment Period if a variable dollar benefit is elected.
Assessed Against What	Amounts invested in the Subaccounts.
Waivers	None.

Optional Guaranteed Minimum Income Benefit Endorsement Charge
Purpose of Charge

Compensation for bearing certain risks under the Contract. These risks arise from the Company's obligation under this Endorsement to allow owners to base Annuity Benefit Payments on the GMIB Annuity Benefit Value if they so choose, which may result in a larger Annuity Benefit Payment than that otherwise payable under the Contract.

Amount of Charge	Daily charge equal to 0.000821% of the daily Net Asset Value for each Subaccount, which corresponds to an effective annual rate of 0.30%.
When Assessed	During the Accumulation Period.
Assessed Against What	Amounts invested in the Subaccounts.
Waivers	None.

Optional Step-Up Death Benefit Rider Charge
Purpose of Charge

Compensation for bearing mortality risks under this Rider. These increased risks arise from the Company's obligation to pay Step-Up Death Benefit Amount which may exceed the Death Benefit Amount otherwise payable under the Contract.

Amount of Charge

Daily charge equal to 0.000274% of the daily Net Asset Value for each Subaccount if issued to an owner age 70 or younger, or 0.000411% of the daily Net Asset Value for each Subaccount if issued to an owner over age 70 but under age 79. These daily charges correspond to an effective annual rate of 0.10% or 0.15%, respectively.

When Assessed	During the Accumulation Period, and during the Benefit Payment Period if a variable dollar benefit is elected.
Assessed Against What	Amounts invested in the Subaccounts.
Waivers	None.

Optional Enhanced Death Benefit Rider Charge
Purpose of Charge

Compensation for bearing mortality risks under this Rider. These increased risks arise from the Company's obligation to pay an Enhanced Death Benefit Amount which may exceed the Death Benefit Amount otherwise payable under the Contract.

Amount of Charge

Daily charge equal to 0.000684% of the daily Net Asset Value for each Subaccount if issued to an owner age 70 or younger, or 0.000957% of the daily Net Asset Value for each Subaccount if issued to an owner over age 70 but under age 79. These daily charges correspond to an effective annual rate of 0.25% or 0.35%, respectively.

When Assessed	During the Accumulation Period, and during the Benefit Payment Period if a variable dollar benefit is elected.
Assessed Against What	Amounts invested in the Subaccounts.
Waivers	None.

Optional Earnings Enhancement Benefit Rider Charge
Purpose of Charge

Compensation for bearing certain risks under this Rider. These risks arise from the Company's obligation to pay an increased Death Benefit Amount (or an increased Step-Up Death Benefit Amount, or an increased Enhanced Death Benefit Amount, as applicable), when a Death Benefit becomes payable as a result of an owner's death.

Amount of Charge	Daily charge equal to 0.000821% of the daily Net Asset Value for each Subaccount, which corresponds to an effective annual rate of 0.30%.
When Assessed	During the Accumulation Period.
Assessed Against What	Amounts invested in the Subaccounts.
Waivers	None.

Premium Taxes

Certain state and local governments impose premium taxes. These taxes currently range up to 5.0% depending upon the jurisdiction. The Company will deduct any applicable premium taxes from the Account Value either upon death, surrender, annuitization, or at the time purchase payments are made, but no earlier than when the Company incurs a tax liability under state law.

Discretionary Waivers of Charges

The Company will look at the following factors to determine if it will waive a charge, in part or in full, due to reduced sales and servicing expenses: (1) the total amount of purchase payments to be received; and (2) any prior or existing relationship with the Company. The Company would expect to incur reduced sales and servicing expenses in connection with Contracts offered to employees of the Company, its subsidiaries and/or affiliates. There may be other circumstances, of which the Company is not presently aware, which could result in reduced sales and servicing expenses. In no event will the Company waive a charge where such waiver would be unfairly discriminatory to any person.

Expenses of the Portfolios

In addition to charges and deductions by the Company, there are Portfolio management fees and administration expenses which are described in the prospectus and Statement of Additional Information for each Portfolio. The actual Portfolio fees and expenses for the prior calendar year are included in the Fee Table on page 6 of this prospectus, unless a Portfolio commenced operations in the current calendar year. In that case, estimated Portfolio expenses are included in the Fee Table of this prospectus. Portfolio expenses, like Separate Account expenses, are reflected in Accumulation Unit Values (or Benefit Unit Values).

THE CONTRACTS

Each Contract is an agreement between the Company and the owner. Values, benefits and charges are calculated separately for each Contract. Because the Company is subject to the insurance laws and regulations of all the jurisdictions where it is licensed to operate, the availability of certain Contract rights and provisions in a given State may depend on that State's approval of the Contracts. Where required by state law or regulation, the Contracts will be modified accordingly. The Contracts also may be modified as necessary to meet the requirements for inclusion as an investment option in the Texas Optional Retirement Program or other retirement program.

Right to Cancel

The owner of an individual Contract may cancel it before midnight of the tenth day following the date the owner receives the Contract. For a valid cancellation, the Contract must be returned to the Company, and written notice of cancellation must be given to the Company, or to the agent who sold the Contract, by that deadline. If mailed, the return of the Contract or the notice is effective on the date it is postmarked, with the proper address and with postage paid. If the owner cancels the Contract, the Contract will be void and the Company will refund the purchase payment(s) paid for it plus or minus any investment gains or losses under the Contract as of the end of the Valuation Period during which the returned Contract is received by the Company. When required by state or federal law, the Company will return the purchase payments without any investment gain or loss, during all or part of the right to cancel period. In addition, when required by state or federal law, the Company will return the purchase payments in full, without deducting any fees or charges, during the right to cancel period. When required by state law, the right to cancel period may be longer than 10 days. During the right to cancel period specified on the first page of the Contract, the Company reserves the right to allocate all purchase payments to either the Fixed Accumulation Account or a money market Subaccount. If we exercise this right, we will allocate the Account Value as of the end of the right to cancel period to the Fixed Account options and/or to the Subaccounts in the percentages that the owner instructed.

Persons With Rights Under a Contract

Owner: The owner is the person with authority to exercise rights and receive benefits under the Contract (e.g., make allocations among investment options, elect a settlement option, designate the annuitant, beneficiary and payee). An owner must ordinarily be a natural person, or a trust or other legal entity holding a contract for the benefit of a natural person. Ownership of a non-tax-qualified Contract may be transferred, but transfer may have adverse tax consequences. Ownership of a tax-qualified Contract may not be transferred. Unless otherwise elected or required by law, a transfer of ownership will not automatically cancel a designation of an Annuitant or Beneficiary or any settlement options election previously made.

Joint Owners: There may be joint owners of a non-tax-qualified Contract. Joint owners may each exercise transfer rights and make purchase payment allocations independently. All other rights must be exercised by joint action. A surviving joint owner who is not the spouse of a deceased owner may not become a successor owner, but will be deemed to be the beneficiary of the death benefit which becomes payable on the death of the first owner to die, regardless of any beneficiary designation.

Successor Owner: The surviving spouse of a deceased owner may become a successor owner if the surviving spouse was either the joint owner or sole surviving beneficiary under the Contract. In order for a spouse to become a successor owner, the owner must make an election prior to the owner's death, or the surviving spouse must make an election within one year of the owner's death.

Annuitant: The annuitant is the person whose life is the measuring life for life contingent annuity benefit payments. The annuitant must be the same person as the owner under a tax-qualified Contract. The owner may designate or change an annuitant under a non-tax-qualified Contract. Unless otherwise elected or required by law, a change of annuitant will not automatically cancel a designation of a Beneficiary or any settlement option election previously made.

Beneficiary: The person entitled to receive the death benefit. The owner may designate or change the beneficiary, except that a surviving joint owner will be deemed to be the beneficiary regardless of any designation. Unless otherwise elected or required by law, a change of beneficiary will not automatically cancel a designation of any Annuitant or any settlement option election previously made. If no beneficiary is designated, and there is no surviving joint owner, the owner's estate will be the beneficiary. The beneficiary will be the measuring life for life contingent death benefit payments.

Payee: Under a tax-qualified Contract, the owner-annuitant is the payee of annuity benefits. Under a non-tax-qualified Contract, the owner may designate the payee of annuity benefits. Irrevocable naming of a payee other than the owner can have adverse tax consequences. The beneficiary is the payee of the death benefit.

Assignee: Under a tax-qualified Contract, assignment is not permitted. The owner of a non-tax-qualified Contract may assign most of his/her rights or benefits under a Contract. Assignment of rights or benefits may have adverse tax consequences.

ACCUMULATION PERIOD

Each Contract allows for an Accumulation Period during which purchase payments are invested according to the owner's instructions. During the Accumulation Period, the owner can control the allocation of investments through telephone, facsimile or Internet transfers or through the following investment programs offered by the Company: dollar cost averaging, portfolio re-balancing and interest sweep. These programs and telephone, facsimile and Internet transfer procedures are described in the Transfers section of this prospectus. The owner can access the Account Value during the Accumulation Period through surrenders, systematic withdrawal, or contract loans (if available). These withdrawal features are described more fully in the Surrenders and Contract Loans sections of this prospectus.

Account Statements

During the Accumulation Period, the Company will provide a report of the Contract's Account Value, and any other information required by law, at least once each contract year. Owners should promptly notify the Company of any address change. This is especially important if owners are receiving such reports and other information by mail rather than electronically. Owners at a shared address who are currently receiving one account statement, prospectus or shareholder report per household may receive separate account statements, prospectuses or shareholder reports by contacting the Company at 1-800-789-6771. The Company will provide confirmation statements showing any transactions that affect the Contract's value. Confirmation of regularly scheduled transactions, however, will be provided in quarterly statements of account activity. Examples of such recurring transactions include purchase payments (after the initial purchase payment) under a salary reduction program, systematic withdrawals, and dollar cost averaging transactions. Owners should review statements and confirmations carefully. All errors or corrections must be reported to the Company immediately to assure proper crediting to the Contract. Unless the Company is notified within 30 days of receipt of the statement, the Company will assume statements and confirmations are correct.

Account Value

The value of a Contract during the Accumulation Period is referred to as the "Account Value." The Account Value at any given time is the sum of (1) the value of the owner's interest in the fixed investment options as of that time; and (2) the value of the owner's interest in the Subaccounts as of that time. The value of the owner's interest in the Subaccounts at any time is equal to the sum of the number of Accumulation Units for each Subaccount attributable to that Contract multiplied by the Accumulation Unit Value for the applicable Subaccount at the end of that Valuation Period. The Account Value at any time is net of any charges, deductions, surrenders, and/or outstanding loans incurred prior to or as of the end of that Valuation Period.

Accumulation Units

Amounts allocated or transferred to a Subaccount are converted into Accumulation Units. The number of Accumulation Units credited is determined by dividing the dollar amount directed to the Subaccount by the Accumulation Unit Value for that Subaccount as of the end of the Valuation Period in which the amount allocated is received by the Company, or as of the end of the Valuation Period in which the transfer is made.

Accumulation Units will be canceled as of the end of the Valuation Period during which one of the following events giving rise to cancellation occurs:

transfer from a Subaccount
full or partial surrender from a Subaccount
payment of a death benefit
application of the amounts in a Subaccount to a settlement option deduction of the contract maintenance fee
deduction of any transfer fee
deduction of charges for certain optional riders or endorsements

Stepped-Up Account Value for Successor Owner

If the surviving spouse of a deceased owner becomes a successor owner of the Contract, the Account Value will be stepped-up to equal the death benefit which otherwise would have been payable, including any increase in the death benefit which may be due if the owner elected the Earnings Enhancement Benefit Rider, as of what would have been the Death Benefit Valuation Date. In addition, contingent deferred sales charges will be waived on the entire stepped-up Account Value as of that date, but will apply to any purchase payments made by the successor owner after that date.

For purposes of determining what would have been the Death Benefit Valuation Date, the election to become successor owner will be deemed to be instructions as to the form of death benefit. The election to become successor owner must be made within one year of the date of the owner's death.

Purchase Payments

Purchase payments may be made at any time during the Accumulation Period. The current restrictions on purchase payment amounts are as follows:
	Tax-Qualified	Non-Tax-Qualified
Minimum initial purchase payment	$20,000	$20,000
Minimum monthly under periodic payment program	$50	N/A
Minimum additional payments	$100	$100
Maximum single purchase payment	$1,000,000* or Company approval	$1,000,000* or Company approval
* The maximum single purchase payment is $500,000 for issue ages above age 80 or Company approval.

The Company reserves the right to increase or decrease the minimum initial purchase payment, or the minimum monthly payment, or the minimum allowable additional purchase payment, or the maximum single purchase payment, at its discretion and at any time, where permitted by law.

Each purchase payment will be applied by the Company to the credit of the owner's account. If the order ticket is in good order, the Company will apply the initial purchase payment to an account for the owner within two business days of receipt of the purchase payment. If the order ticket is not in good order, the Company will attempt to get the order ticket in good order within five business days. If the order ticket is not in good order at the end of this period, the Company will inform the purchaser of the reason for the delay and that the purchase payment will be returned immediately unless the purchaser specifically consents to the Company keeping the purchase payment until the order ticket is in good order. Once the order ticket is in good order, the initial purchase payment will be applied to the owner's account within two business days. During the right to cancel period, the Company reserves the to allocate all purchase payments to either the Fixed Accumulation Account or a money market Subaccount. If we exercise this right, we will allocate the Account Value as of the end of the right to cancel period to the Fixed Account options and/or to the Subaccounts in the percentages that the owner has instructed.

Each additional purchase payment is credited to a Contract as of the Valuation Date on which the Company receives the purchase payment. If the purchase payment is allocated to a Subaccount, it will be applied at the Accumulation Unit Value calculated at the end of the Valuation Period in which that Valuation Date occurs.

Investment Options--Allocations

Purchase payments can be allocated in whole percentages to any of the available Subaccounts or Fixed Account options. See The Portfolios section of this prospectus for a listing and description of the currently available Subaccounts. Interests in the Subaccounts are securities registered with the Securities and Exchange Commission. The owner bears the risk of investment gain or loss on amounts allocated to the Subaccounts.

Interests in the fixed account options are not securities and are not registered with the Securities and Exchange Commission. Amounts allocated to the fixed account options will receive a stated rate of interest of at least 3% per year. Amounts allocated to the fixed account options and interest credited to the fixed account options are guaranteed by the Company.

Fixed Account Options

The currently available fixed account options are as follows:

Fixed Accumulation Account Option

Three Year Guaranteed Interest Rate Option

The current restrictions on allocations for either tax-qualified or non-tax-qualified Contracts are as follows:
Minimum allocation to any Subaccount	$10
Minimum allocation to Fixed Accumulation Account	$10
Minimum allocation to Three Year Guaranteed Interest Rate Option or any other Fixed Account guaranteed interest rate option which may be offered	$2,000 No amounts may be allocated to any guarantee period option which would extend beyond the owner's 85th birthday or 5 years after the effective date of the Contract, if later.
Allocation during right to cancel period

No current restrictions, but the Company reserves the right to require that purchase payment(s) be allocated to the money market Subaccount or to the fixed accumulation account option during the right to cancel period.

Limitation on Allocations to Fixed Account Options

Benefits under the optional Guaranteed Minimum Income Benefit Endorsement, if elected, will be adversely affected if on the last Valuation Date of any calendar quarter after the first Contract Year the Fixed Account Value exceeds thirty percent (30%) of the total Account Value. Please refer to the Optional Guaranteed Minimum Income Benefit Endorsement section of this prospectus for additional information.

Renewal of Fixed Account Guarantee Options

At the end of a guarantee period, and for 30 days preceding the end of such guarantee period, the owner may elect to allocate the amount maturing to any of the available investment options under the Contract. If the owner does not make a reallocation election, the amount maturing will be allocated to the guarantee period option with the same number of years as the period expiring, or the next shortest period as may be required to comply with the restriction on allocation to guarantee period options as described in the Investment Options--Allocations section of this prospectus. If no guarantee period is available due to this restriction, the amount maturing will be allocated to the fixed accumulation account option.

Transfers

During the Accumulation Period, an owner may transfer amounts among Subaccounts, among Fixed Account options, and/or between Subaccounts and Fixed Account options by written request once each Valuation Period.

The current restrictions on transfers for either tax-qualified or non-tax-qualified Contracts are as follows:
Minimum transfer to any fixed account guarantee interest rate option	$2,000 No amounts may be transferred to a guarantee period option, which would extend beyond the owner's 85th birthday or 5 years after the effective date of the Contract, if later.
Maximum transfer from fixed account option other than fixed account guaranteed interest rate option which is maturing	During any contract year, 20% of the fixed account option's value as of the most recent contract anniversary.
Other restrictions on transfers from fixed account options
  May not be made prior to first contract anniversary.
  Amounts transferred from fixed account options to Subaccounts may not be transferred back to fixed account options for a period of 6 months from the date of the original transfer.

A transfer is effective on the Valuation Date during which the Company receives the request for transfer, and will be processed at the Accumulation Unit Value for the end of the Valuation Period in which that Valuation Date occurs.

Automatic Transfer Programs

During the Accumulation Period, the Company offers the automatic transfer services described below. To enroll in one of these programs, you will need to complete the appropriate authorization form, which you can obtain from the Company by calling 1-800-789-6771.

Currently, the transfer fee does not apply to dollar cost averaging, portfolio re-balancing, or interest sweep transfers, and transfers under these programs will not count toward the twelve transfers permitted under the Contract without a transfer fee. However, the Company reserves the right to impose a fee in such amount as the Company may then determine to be reasonable for participation in automatic transfer programs, as described in the Charges and Deductions section of this prospectus.
Service	Description	Minimum Account Requirements	Limitations/Notes

Dollar Cost Averaging

There are risks involved in switching between investments available under the Contract. Dollar cost averaging requires regular investments regardless of fluctuating price levels and does not guarantee profits or prevent losses in a declining market. You should consider your financial ability to continue dollar cost averaging transfers through periods of changing price levels.

Automatic transfers from the money market Subaccount to any other Subaccount(s), or from the fixed accumulation account option to any Subaccount(s) other than the money market Subaccount, on a monthly or quarterly basis.

Source of funds must be at least $10,000.

Minimum transfer is $500. When balance of source of funds falls below $500, the entire balance will be allocated according to dollar cost averaging instructions.

Dollar cost averaging transfers may not be made to any of the fixed account options, or to the money market Subaccount. The dollar cost averaging transfers will take place on the last Valuation Date of each calendar month or quarter as requested by the owner.

Portfolio Re-balancing	Automatically transfer amounts among the Subaccounts and the fixed accumulation account option to maintain the percentage allocations selected by the owner.	Minimum Account Value of $10,000.

Transfers will take place on the last Valuation Date of each calendar quarter. Portfolio re-balancing will not be available if the dollar cost averaging program or an interest sweep from the fixed accumulation account option is being utilized.

Interest Sweep	Automatic transfers of the interest from any fixed account option(s) to any Subaccount(s).

Balance of each fixed account option selected must be at least $5,000. Maximum transfer from each fixed account option selected is 20% of such fixed account option's value per year. Amounts transferred under the interest sweep program will reduce the 20% maximum transfer amount otherwise allowed.

Interest sweep transfers will take place on the last Valuation Date of each calendar quarter.

Termination of Automatic Transfer Programs

The owner may terminate any of the automatic transfer programs at any time, but must give the Company at least 30 days' notice to change any automatic transfer instructions that are already in place. Termination and change instructions will be accepted by U.S. or overnight mail, or by facsimile at 513-412-3766. The Company may terminate, suspend or modify any aspect of the automatic transfer programs described above without prior notice to owners, as permitted by applicable law. Any such termination, suspension or modification will not affect automatic transfer programs already in place.

The Company may also impose an annual fee or increase the current annual fee, as applicable, for any of the foregoing automatic transfer programs in such amount(s) as the Company may then determine to be reasonable for participation in the program. The maximum amount of the annual fee that would be imposed for participating in each automatic transfer program is $30.

Telephone, Facsimile or Internet Transfers

Currently, instead of placing a request in writing, an owner may place a request for all or part of the Account Value to be transferred by telephone, facsimile or over the Internet. All transfers must be in accordance with the terms of the Contract. Transfer instructions are currently accepted once each Valuation Period. Transfer instructions currently may be placed by telephone at 1-800-789-6771, or via facsimile at 513-412-3766, or over the Internet through the Company's web site at www.commodoreva.com, between 9:30 a.m. and 4:00 p.m. Once instructions have been accepted, they may not be rescinded; however, new instructions may be given the following Valuation Period. Access to these alternate methods of placing transfer requests, particularly through the Company's web site, may be limited or unavailable during periods of peak demand, system upgrading and maintenance, or for other reasons. The Company may withdraw the right to make transfers by telephone, facsimile or over the Internet upon 30 days' written notice to affected Contract owners.

The Company will not be liable for complying with transfer instructions that the Company reasonably believes to be genuine, or for any loss, damage, cost or expense in acting on such instructions. The owner or person with the right to control payments will bear the risk of such loss. The Company will employ reasonable procedures to determine that telephone, facsimile or Internet instructions are genuine. If the Company does not employ such procedures, the Company may be liable for losses due to unauthorized or fraudulent instructions. These procedures may include, among others, tape recording telephone instructions or requiring use of a unique password or other identifying information.

Other Restrictions on Transfers

Transfers involving Subaccounts may be subject to restrictions or requirements if exercised by a market timing firm or any other third party authorized to initiate transfers on behalf of multiple Contract owners. In particular, a pattern of transfers that coincides with a market timing strategy has the potential to have a detrimental effect on Accumulation Unit Values or Portfolio net asset values. Portfolios may refuse to execute such transfer requests. The Company may be unable to effectuate transfers in such situations.

Additionally, the Company reserves the right to refuse or limit transfer requests (or take any other action it deems necessary) in order to protect Contract owners, annuitants and beneficiaries from the negative investment results that may result from short-term trading or other harmful investment practices that are employed by some Contract owners (or third parties acting on their behalf). If the Company determines that a Contract owner (or a third party acting on the Contract owner's behalf) is engaging in harmful short-term trading, the Company reserves the right to take actions to protect investors, including exercising its right to terminate the ability of specified Contract owners to submit transfer requests via telephone, facsimile or over the Internet. If the Company exercises this right, affected Contract owners would be limited to submitting transfer requests via U.S. mail. The Company may also refuse trades submitted by specified Contract owners (or third parties on their behalf) that exhibit a pattern of short-term trading. Any action taken by the Company pursuant to this provision will be preceded by 30 days' written notice to the affected Contract owner(s). If the Company refuses a transfer request pursuant to this provision, the request may be resubmitted via U. S. mail. That transfer would then be effective as of the Valuation Date during which the Company receives the request for transfer via U. S. mail, and would be processed at the Accumulation Unit Value for the end of the Valuation Period in which that Valuation Date occurs.

Surrenders

An owner may surrender a Contract either in full or in part during the Accumulation Period. A contingent deferred sales charge ("CDSC") may apply on surrender. The restrictions and charges on surrenders are as follows:
	Tax-Qualified	Non-Tax-Qualified
Minimum amount of partial surrender	$500
Minimum remaining Account Value after partial surrender	$500
Amount available for surrender (valued as of end of Valuation Period in which request for surrender is received by the Company)	Account Value, subject to tax law restrictions on withdrawals	Account Value
Tax penalty for early withdrawal	Up to 10%* of Account Value before age 59 1/2
Contract maintenance fee on full surrender	$30 (no CDSC applies to fee)
Contingent deferred sales charge ("CDSC")	Up to 7% of purchase payments
Order of withdrawal for purposes of CDSC (order may be different for tax purposes)	First from purchase payments on "first-in, first-out" basis (CDSC may apply) and then from accumulated earnings (no CDSC applies)
* 25% for SIMPLE IRAs in the first two years.

A full surrender will terminate the Contract. Partial surrenders are withdrawn proportionally from all Subaccounts and fixed account options in which the Contract is invested on the date the Company receives the surrender request, unless the owner requests that the surrender be withdrawn from a specific investment option. A surrender is effective on the Valuation Date during which the Company receives the request for surrender, and will be processed at the Accumulation Unit Value for the end of the Valuation Period in which that Valuation Date occurs. Payment of a surrendered amount may be delayed if the amount surrendered was paid to the Company by a check that has not yet cleared. Surrenders from a fixed account option may be delayed for up to six months after receipt of a surrender request as allowed by state law. Surrenders from the Subaccounts may be delayed during any period the New York Stock Exchange is closed or trading is restricted, or when the Securities and Exchange Commission either: (1) determines that there is an emergency which prevents valuation or disposal of securities held in the Separate Account; or (2) permits a delay in payment for the protection of security holders.

Free Withdrawal Privilege

The Company will waive the CDSC on partial surrenders of 10% or less of all purchase payments received that have not been previously withdrawn and that would otherwise still be subject to a CDSC. No Free Withdrawal Privilege is available on full surrender of your Contract. We reserve the right to reduce the Account Value by the amount of any CDSC waived on any partial surrender(s) taken within the six months preceding the request for full surrender. This in addition to any other applicable deductions.

If the Free Withdrawal Privilege is not exercised during a contract year, it does not carry over to the next contract year.

Long Term Care Waiver Rider

If a Contract is modified by the Long Term Care Waiver Rider, surrenders may be made free of any CDSC if the owner has been confined in a qualifying licensed hospital or long-term care facility for at least 90 days beginning on or after the first contract anniversary. This rider may not be available in all states.

Systematic Withdrawal

During the Accumulation Period, an owner may elect to automatically withdraw money from the Contract. The Account Value must be at least $10,000 in order to make a systematic withdrawal election. The minimum monthly amount that can be withdrawn is $100. Systematic withdrawals will be subject to the CDSC to the extent the amount withdrawn exceeds the free withdrawal privilege. The owner may begin or discontinue systematic withdrawals at any time by request to the Company, but at least 30 days notice must be given to make any other change to any systematic withdrawal instructions that are currently in place. The Company reserves the right to discontinue offering systematic withdrawals at any time. Currently, the Company does not charge a fee for systematic withdrawal services. However, the Company reserves the right to impose an annual fee in such amount as the Company may then determine to be reasonable for participation in the systematic withdrawal program. If imposed, the fee will not exceed $30 annually.

Before electing a systematic withdrawal program, you should consult with a tax advisor. Systematic withdrawal is similar to annuitization, but will result in different taxation of payments and potentially different amount of total payments over the life of the Contract than if annuitization were elected.

Contract Loans

The Company may make loans to owners of tax-qualified Contracts, as allowed by tax law. Any such loans (including unpaid interest thereon) will be secured with an interest in the Contract. Loans may be taken only from the fixed accumulation account. An amount equal to 110% of the loan requested must be in the Fixed Accumulation Account prior to taking the loan. If the Fixed Accumulation Account is insufficient, the collateral for the loan will be moved from the Subaccounts you designate to the Fixed Accumulation Account option and earn a fixed rate of interest applicable to loan collateral. If you do not designate any Subaccounts, the collateral for the loan will be moved from all the Subaccounts on a pro rata basis to the Fixed Accumulation Account. Loan amounts and repayment requirements are subject to provisions of the Internal Revenue Code, and default on a loan will result in a taxable event. You should consult a tax advisor prior to exercising loan privileges. Loan provisions are described in the loan endorsement to the Contract.

A loan, whether or not repaid, will have a permanent effect on the Account Value of a Contract because the collateral cannot be allocated to the Subaccounts or fixed account guarantee periods. The longer the loan is outstanding, the greater the effect is likely to be. The effect could be favorable or unfavorable. If the investment results are greater than the rate being credited on collateral while the loan is outstanding, the Account Value will not increase as rapidly as it would if no loan were outstanding. If investment results are below that rate, the Account Value will be higher than it would have been if no loan had been outstanding.

Termination

The Company reserves the right to terminate any Contract at any time during the Accumulation Period if the Account Value is less than $500. In that case, the Contract will be involuntarily surrendered and the Company will pay the owner the amount which would be due the owner on a full surrender.

BENEFIT PAYMENT PERIOD

Annuity Benefit

An owner may designate the date that annuity payments will begin, and may change the date up to 30 days before annuity payments are scheduled to begin. If annuity payments begin, such payments will be in lieu of all other benefits under the Contract. The first day of the Benefit Payment Period in which annuity payments are made is generally referred to as the "Annuity Commencement Date." If the owner has elected the optional Guaranteed Minimum Income Benefit Endorsement (the "GMIB Endorsement") and chooses to receive the Guaranteed Minimum Income Benefit ("GMIB"), however, this date is referred to as the "GMIB Commencement Date."

Unless the Company agrees otherwise, the Annuity Commencement Date cannot be later than the contract anniversary following the eighty-fifth (85th) birthday of the oldest owner, or five years after the effective date of the Contract, whichever is later. The GMIB Commencement Date must be on, or during the thirty (30) calendar day period immediately following, the tenth (10th) or any subsequent Contract anniversary prior to the oldest owner's ninety-first (91st) birthday.

The amount applied to a settlement option to provide annuity payments generally will be the Account Value (less any outstanding loans) as of the end of the Valuation Period immediately preceding the Annuity Commencement Date. An owner who has elected the GMIB Endorsement, however, may choose to receive the GMIB instead. If the owner chooses the GMIB, annuity payments will be based on the GMIB Annuity Benefit Value, rather than on the Account Value, as of the end of the Valuation Period immediately preceding the GMIB Commencement Date.

The owner generally may select any form of settlement option currently available. If the owner chooses to receive the GMIB, however, the only settlement option available is the GMIB Option Life Annuity with Payments for a Fixed Period of At Least 120 Months. The standard forms of settlement options, including the GMIB Option, are described in the Settlement Options section of this prospectus.

If the owner has not previously made an election as to the form of settlement option, the Company will contact the owner to ascertain the form of settlement option to be paid. Available options include a specific fixed dollar benefit payment, a variable dollar benefit payment, or a combination of a variable and fixed dollar benefit payment. If the owner does not select a settlement option, the Company will apply the Account Value pro rata to a combination variable and fixed dollar benefit for the life of the annuitant with 120 monthly payments assured, as described in the Settlement Options section of this prospectus.

Optional Guaranteed Minimum Income Benefit Endorsement

In states where the Company has received regulatory approval, if an owner purchases a Contract that is issued before the oldest owner's eightieth (80th) birthday, the owner may elect the optional GMIB Endorsement. This endorsement gives the owner the option of choosing to have annuity payments based on the GMIB Annuity Benefit Value, instead of the Account Value, as of the end of the Valuation Period immediately preceding the GMIB Commencement Date.

The GMIB Annuity Benefit Base is used to calculate your GMIB Annuity Benefit Value. The GMIB Annuity Benefit Base, at the end of any Valuation Period, is equal to all purchase payments received as of that date:

  reduced proportionally for any partial surrenders;

  less the annual contract maintenance fee, any transfer fees and any applicable charges due under any optional riders or endorsements to the Contract;
  less any applicable CDSC;
  less outstanding loans; and
  less any purchase payments received in the immediately preceding twelve (12) months.

For purposes of calculating the GMIB Annuity Benefit Base, all adjustments will occur at the time the transaction occurs. The adjustment for partial surrenders will reduce the GMIB Annuity Benefit Base in the same proportion that the Account Value was reduced on the date of the partial surrender. All other adjustments will reduce the GMIB Annuity Benefit Base on a dollar for dollar basis.

The GMIB Annuity Benefit Value, at the end of any Valuation Date, is equal to the GMIB Annuity Base, compounded daily, at an effective annual interest rate (the "GMIB Interest Rate," as described below), from the Contract Effective Date until the Contract Anniversary immediately following the oldest Owner's eighty-fifth (85th) birthday, or the GMIB Commencement Date, whichever is earlier, plus any Purchase Payments received in the immediately preceding twelve (12) months.

The GMIB Interest Rate is equal to an effective annual interest rate of 6% if the oldest Owner is Age 75 or younger on the Contract Effective Date. The GMIB Interest Rate is equal to an effective annual interest rate of 5% if the oldest Owner is over Age 75 but under Age 80 on the Contract Effective Date. After the first Contract year, the GMIB Interest Rate applicable to any Contract will be reduced by 3% if the Fixed Account Value exceeds 30% of the total Account Value on the last Valuation Date of any quarter. This means that if the GMIB Interest Rate otherwise would have been 6%, it will be reduced to 3% for that quarter. If the GMIB Interest Rate otherwise would have been 5%, it will be reduced to 2% for that quarter.

The GMIB Annuity Benefit Value and the GMIB Annuity Benefit Base are used only in connection with the determination of annuity payments, and have no affect on other Contract provisions, riders or endorsements. Neither the GMIB Annuity Benefit Value nor the GMIB Annuity Benefit Base reflects the Account Value. If the owner chooses to receive the GMIB, the only settlement option available is the GMIB Option Life Annuity with Payments for a Fixed Period of At Least 120 Months.

The GMIB Endorsement must be elected before the Contract Effective Date. The owner cannot add or discontinue the GMIB Endorsement after the Contract Effective Date. The additional charge for the GMIB Endorsement is described in the Charges and Deductions section of the prospectus. The GMIB Endorsement will terminate automatically on the earliest of the following:

  the date the Contract is fully surrendered;

  the Annuity Commencement Date;
  the 31st calendar day following the Contract anniversary immediately preceding the oldest Owner's 91st birthday;
  the Death Benefit Valuation Date (or the date that would have been the Death Benefit Valuation Date if a spouse becomes successor owner);
  the date you name a new owner who is older than the oldest previous owner; or
  the date the Contract is otherwise terminated in accordance with Contract provisions.

Before electing the GMIB Endorsement, you should consult a qualified financial advisor. In particular, the election of the GMIB Endorsement may not be appropriate for Contract owners who will be subject to any minimum distribution requirements under an IRA or other qualified plan prior to the expiration of ten (10) Contract years.

While the GMIB Endorsement does provide a guaranteed GMIB Annuity Benefit Value, and therefore may afford some protection against unfavorable market performance, the GMIB Endorsement DOES NOT in any way guarantee the performance of any underlying Portfolio, or any other investment option available under the Contract. The GMIB Endorsement does not restrict or limit the rights of Contract owners to annuitize the Contract based on the Account Value at other times permitted under the Contract. The GMIB Endorsement does not in any way restrict the right to annuitize the Contract using an Account Value that may be higher than the GMIB Annuity Benefit Value. Owners should remember, however, that the GMIB Endorsement cannot be discontinued once it is elected. This means that the GMIB charge will continue to be assessed even if the investment performance of the Contract results in an Account Value that exceeds the GMIB Annuity Benefit Value. Death Benefit

A death benefit will be paid under a Contract if an owner dies during the Accumulation Period. If a surviving spouse becomes the successor owner of the Contract, the death benefit will be paid following the death of the successor owner if he or she dies during the Accumulation Period. If a death benefit is paid, it will be in lieu of any other benefits under the Contract.

The Death Benefit Amount will be allocated among the Subaccounts and Fixed Account options. This allocation will occur as of the Death Benefit Valuation Date. It will be made in the same proportion as the value of each option bears to the total Account Value immediately before that date.

Any applicable premium tax or other taxes not previously deducted, and any outstanding loans will be deducted from the death benefit amounts described below.

An owner may elect the form of payment of the death benefit at any time before his or her death. The form of payment may be a lump sum, or any available form of settlement option. The standard forms of settlement options are described in the Settlement Options section of this prospectus. If the owner does not make an election as to the form of death benefit, the beneficiary may make an election within one year after the owner's death. If no election as to form of settlement option is made, the Company will apply the death benefit to a fixed dollar benefit for a period certain of 48 months. The first day of the Benefit Payment Period in which a death benefit is paid may not be more than one year after the owner's death; the day a death benefit is paid in a lump sum may not be more than five years after the owner's date of death.

If the Contract is to be used in connection with a qualified plan, you should seek competent legal and tax advice regarding the suitability of the Contract for the situation involved and the requirements governing the distribution of benefits, including death benefits, from a contract used in the plan. Please refer to the Federal Tax Matters section of this prospectus for additional information.

Death Benefit Amount

The Death Benefit Amount will be equal to the greater of:

  the Account Value on the Death Benefit Valuation Date; or

  the total purchase payments, reduced proportionally for partial surrenders.

The reduction for partial surrenders will be in the same proportion that the Account Value was reduced on the date of the partial surrender.

Optional Death Benefit Riders

In states where the Company has received regulatory approval, if an owner purchases a Contract that is issued before the oldest owner's 79th birthday, the owner may elect either the Optional Step-Up Death Benefit Rider ("SDB Rider") or the Optional Enhanced Death Benefit Rider ("EDB Rider"). An owner may not elect both of these riders. If the receipt of any benefit under either of these riders would cause the Contract to lose its tax-qualified or tax-deferred status, the rider will be deemed to be void from its inception. In that event, all charges deducted from the Contract for the rider will be refunded.

Optional Step-Up Death Benefit Rider

The SDB Rider provides for a Step-Up Death Benefit Amount ("SDB Amount") when a death benefit becomes payable as a result of the death of any owner before the Annuity Commencement Date or GMIB Commencement Date, as applicable. The SDB Amount, if it is larger, will be paid instead of the Death Benefit Amount otherwise payable under the Contract. Only one death benefit will be paid under the Contract. If an SDB Amount is paid, it is lieu of the Death Benefit Amount.

The SDB Amount is equal to the largest Account Value on any Contract anniversary before the Death Benefit Valuation Date and prior to any owner's Age 80, reduced proportionally for any partial surrenders made after this value was reached; provided, however, that the SDB Amount shall not exceed 200% of the total purchase payments, reduced proportionally for partial surrenders. Any reduction for partial surrenders will be in the same proportion that the Account Value was reduced on the date of the partial surrender.

The SDB Rider must be elected before the Contract Effective Date. The owner cannot add or discontinue the SDB Rider after the Contract Effective Date. The additional charge for the SDB Rider is described in the Charges and Deductions section of this prospectus. The SDB Rider will terminate automatically on the earliest of the following:

  the date the Contract is fully surrendered;

  the Death Benefit Valuation Date (or the date that would have been the Death Benefit Valuation Date if a spouse becomes successor owner);
  the Annuity Commencement Date, or GMIB Commencement Date, as applicable;
  the date you name a new owner who is older than the oldest previous owner; or
  the date the Contract is otherwise terminated in accordance with Contract provisions.

Optional Enhanced Death Benefit Rider

The EDB Rider provides for an Enhanced Death Benefit Amount ("EDB Amount") when a death benefit becomes payable as a result of the death of any owner before the Annuity Commencement Date or GMIB Commencement Date, as applicable. The EDB Amount, if it is larger, will be paid instead of the Death Benefit Amount otherwise payable under the Contract. Only one death benefit will be paid under the Contract. If an EDB Amount is paid, it is lieu of the Death Benefit Amount.

The EDB Amount is equal to the greater of:

  the total purchase payment(s), reduced proportionally for partial surrenders and increased by any applicable interest, as described below; or

  the largest Account Value on any Contract anniversary before the Death Benefit Valuation Date and prior to any owner's Age 80, reduced proportionally for any partial surrenders made after this value was reached;

provided, however, that the EDB Amount shall not exceed 200% of the total purchase payments, reduced proportionally for partial surrenders. Any reduction for partial surrenders will be in the same proportion that the Account Value was reduced on the date of the partial surrender.

If any owner dies before age 80, interest on purchase payments for determination of an EDB Amount compounds daily, at the effective annual interest rate described below (the "Specified Rate"), to the Death Benefit Valuation Date. If any owner dies on or after his or her 80th birthday, interest compounds daily, at the Specified Rate, to the Contract Anniversary prior to the 80th birthday of the deceased owner.

If the Contract is issued before any owner is age 71, the Specified Rate is 5%. If the Contract is issued after any owner is age 71 and before any owner is age 79, the Specified Rate is 4%.

The EDB Rider must be elected before the Contract Effective Date. The owner cannot add or discontinue the EDB Rider after the Contract Effective Date. The additional charge for the EDB Rider is described in the Charges and Deductions section of this prospectus. The EDB Rider will terminate automatically on the earliest of the following:

  the date the Contract is fully surrendered;

  the Death Benefit Valuation Date (or the date that would have been the Death Benefit Valuation Date if a spouse becomes successor owner);
  the Annuity Commencement Date, or GMIB Commencement Date, as applicable;
  the date you name a new owner who is older than the oldest previous owner; or
  the date the Contract is otherwise terminated in accordance with Contract provisions.

Optional Earnings Enhancement Benefit Rider

In states where the Company has received regulatory approval, if an owner purchases a Contract that is issued before the oldest owner's 75th birthday, the owner may elect the optional Earnings Enhancement Benefit Rider (the "EEB Rider"). If the receipt of any benefit under the EEB Rider would cause the Contract to lose its tax-qualified or tax-deferred status, the EEB Rider will be deemed to be void from its inception. In that event, all charges deducted from the Contract for the EEB Rider will be refunded.

If a death benefit becomes payable as a result of an owner's death while the EEB Rider is in effect, an Earnings Enhancement Benefit Amount ("EEB Amount") is provided. The Death Benefit Amount (or the Enhanced Death Benefit Amount, if applicable) will be increased by the EEB Amount, if any. No more than one death benefit (whether or not increased by any EEB Amount) is payable under the Contract and the EEB Rider.

If the oldest owner was age 69 or younger on the Contract Effective Date, the EEB Amount will be the lesser of 40% of Earnings (as defined below) or 40% of purchase payments not already withdrawn. If the oldest owner was age 70 to 74 on the Contract Effective Date, the EEB Amount will be the lesser of 25% of Earnings or 25% of purchase payments not already withdrawn.

Solely for purposes of calculating the EEB Amount, Earnings are defined as the Account Value as of the Valuation Date immediately preceding the Death Benefit Valuation Date, minus purchase payments not already withdrawn. Partial surrenders taken prior to the Death Benefit Valuation Date will be deemed to have been taken from earnings first, and then from purchase payments, for purposes of calculating the EEB Amount under the EEB Rider.

The EEB Rider must be elected before the Contract Effective Date. The owner cannot add or discontinue the EEB Rider after the Contract Effective Date. The additional charge for the EEB Rider is described in the Charges and Deductions section of the prospectus. The EEB Rider will terminate automatically on the earliest of the following:

  the date the Contract is fully surrendered;

  the Death Benefit Valuation Date (or the date that would have been the Death Benefit Valuation Date if a spouse becomes successor owner);
  the Annuity Commencement Date, or GMIB Commencement Date, as applicable;
  the date the owner names a new owner who is older than the oldest previous owner; or
  the date the Contract is otherwise terminated in accordance with Contract provisions.

Step Up in Value for Successor Owner

If your spouse becomes the successor owner of the Contract, the Account Value of the contract will be increased, as of the date that would have been the Death Benefit Valuation Date, to equal the amount of the death benefit, including any increase in the death benefit which may be due if the owner elected the Earnings Enhancement Benefit Rider, which would have been payable if your spouse had not become the successor owner of the Contract. If the Account Value is increased under this provision, the Company will deposit the amount of the increase into the Fixed Accumulation Account Option.

If the death benefit which would have been payable is equal to the Account Value as of the date that would have been the Death Benefit Valuation Date, there will be no change in the Account Value of the Contract.

For purposes of determining the date that would have been the Death Benefit Valuation Date, the election to become successor owner will be deemed to be instructions as to the form of death benefit. Therefore, the date that would have been the Death Benefit Valuation Date will be the later of the date we receive Due Proof of Death of the owner, or the date we receive a successor owner election, but never later than one year after the date of death of the owner.

If your spouse becomes the successor owner of the Contract, any Contingent Deferred Sales Charge which would otherwise apply on surrender will be waived, except that if any additional purchase payments are paid by the successor owner, Contingent Deferred Sales Charges will apply as described in this Contract, to those additional purchase payments only.

Settlement Options

When a Contract is annuitized, or when a death benefit is applied to a settlement option, the Account Value, the GMIB Annuity Benefit Value, or the death benefit, as the case may be, is surrendered to the Company in exchange for a promise to pay a stream of benefit payments for the duration of the settlement option selected. Benefit payments generally may be calculated and paid: (1) as a variable dollar benefit; (2) as a fixed dollar benefit; or (3) as a combination of both. GMIB payments, however, may be paid only as a fixed dollar benefit for at least 120 months, and may be based only on the GMIB Option Tables included in the Contract. No variable dollar benefit payment option is available if the owner elects to receive the GMIB. The stream of payments, whether variable dollar or fixed dollar, is an obligation of the Company's general account. However, only the amount of fixed dollar benefit payments is guaranteed by the Company. The owner (or payee) bears the risk that any variable dollar benefit payment may be less than the initial variable dollar benefit payment, or that it may decline to zero, if Benefit Unit Values for that payment decrease sufficiently. Transfers between a variable dollar benefit and a fixed dollar benefit are not permitted, but transfers of Benefit Units among Subaccounts are permitted once each 12 months after a variable dollar benefit has been paid for at least 12 months.

The formulas for transferring Benefit Units among Subaccounts during the Benefit Payment Period are set forth in the Statement of Additional Information.

Form of Settlement Option

The Company will make periodic payments in any form of settlement option that is acceptable to it at the time of an election. The standard forms of settlement options, including the GMIB Option, are described below. Payments under any settlement option may be in monthly, quarterly, semi-annual or annual payment intervals. If the amount of any regular payment under the form of settlement option elected would be less than $50, an alternative form of settlement option will have to be elected. The Company, in its discretion, may require benefit payments to be made by direct deposit or wire transfer to the account of a designated payee.

The Company may modify minimum amounts, payment intervals and other terms and conditions at any time without prior notice to owners. If the Company changes the minimum amounts, the Company may change any current or future payment amounts and/or payment intervals to conform to the change. More than one settlement option may be elected if the requirements for each settlement option elected are satisfied. Once payment begins under a settlement option that is contingent on the life of a specified person or persons, the settlement option may not be changed or commuted. Other settlement options may be commuted on a basis acceptable to you and us at the time of the commutation request.

The dollar amount of benefit payments will vary with the frequency of the payment interval and the duration of the payments. Generally, each payment in a stream of payments will be lesser in amount as the frequency of payments increases, or as the length of the payment period increases, because more payments will be paid. For life contingent settlement options, each payment in the stream of payments will generally be lesser in amount as the life expectancy of the annuitant or beneficiary increases because more payments are expected to be paid.

Income for a Fixed Period: The Company will make periodic payments at the beginning of each payment interval for a fixed period of 5 to 30 years. (Payment intervals of 1-4 years are available for death benefit settlement options only.)

Life Annuity with Payments for a Fixed Period: The Company will make periodic payments at the beginning of each payment interval for a specified fixed period, or until the death of the person on whose life benefit payments are based if he or she lives longer than the fixed period.

Joint and One-Half Survivor Annuity: The Company will make periodic payments at the beginning of each payment interval until the death of the primary person on whose life benefit payments are based; thereafter, the Company will make one-half of the periodic payment until the death of the secondary person on whose life benefit payments are based.

Income for a Fixed Period, Not to Exceed Life Expectancy: The Company will make periodic payments at the end of each payment interval for a fixed period, not to exceed the life expectancy of the person on whose life benefit payments are based, as determined under life expectancy tables compiled by the Office of the Actuary of the Social Security Administration. If this option is elected, the Contract is irrevocable and has no value that can be assigned, surrendered, loaned, commuted or withdrawn. The first payment will be paid as of the last day of the initial payment interval.

GMIB Option Life Annuity with Payments for at Least 120 Months: The Company will make periodic payments at the beginning of each payment interval for a fixed period of at least 120 months, or until the death of the person on whose life benefit payments are based if he or she lives longer than the fixed period. This is the only settlement option available if the owner chooses to base benefit payments on the GMIB Annuity Benefit Value rather than on the Account Value. This option may only be applied to the GMIB Option Tables in the Contract.

Calculation of Fixed Dollar Benefit Payments

Fixed dollar benefit payments are determined by multiplying the amount applied to the fixed dollar benefit (expressed in thousands of dollars and after deduction of any fees and charges, loans, applicable premium taxes or any other applicable amounts) by the amount of the payment per $1,000 of value which the Company is currently paying for settlement options of that type. This amount is then reduced by a pro rata portion of the contract maintenance fee. This reduction is equal to the amount of the fee divided by the number of benefit payments to be made over a 12-month period. Fixed dollar benefit payments will remain level for the duration of the Benefit Payment Period.

The Company generally guarantees minimum fixed dollar benefit payment factors based on 1983 annuity mortality tables for individuals with interest at 2% per year, compounded annually. For individual tax-qualified Contracts, the Company uses tables for blended lives (60% female/40% male). For individual non-tax-qualified Contracts, the Company uses tables for male and female lives. Where required by state law, the Company uses blended tables for all Contracts. The minimum monthly payments per $1,000 of value for the Company's standard settlement options, including the GMIB Option, are set forth in tables in the Contracts. For payments made under the terms of the GMIB Endorsement, the Company guarantees minimum fixed dollar benefit payment factors based on 1983 annuity mortality tables for individuals, with a ten year age setback, and with interest at 2 1/2% per year, compounded annually. Upon request, the Company will provide information about minimum monthly payments for ages or fixed periods not shown in the settlement option tables.

Calculation of Variable Dollar Benefit Payments

The first variable dollar benefit payment is the amount it would be if it were a fixed dollar benefit payment calculated at the Company's minimum guaranteed settlement option factors, reduced by a pro rata portion of the contract maintenance fee. This reduction is equal to the amount of the fee divided by the number of benefit payments to be made over a 12-month period.

The amount of each subsequent variable dollar benefit payment will reflect the investment performance of the Subaccount(s) selected and may vary from payment to payment. For example, because the first benefit payment includes a 2% rate of interest, subsequent benefit payments will be less than the first payment if the net investment performance of the applicable Subaccounts is less than 2%. Subsequent benefit payments will be more than the first payment if the net investment performance of the applicable Subaccount(s) is greater than 2%.

The amount of each subsequent payment is the sum of the payment due for each Subaccount selected, less a pro rata portion of the contract maintenance fee, as described above. The payment due for a Subaccount equals the shares for that Subaccount, which are the Benefit Units, times their value, which is the Benefit Unit Value for that Subaccount, as of the end of the fifth Valuation Period preceding the due date of the payment.

The number of Benefit Units for each Subaccount selected is determined by allocating the amount of the first variable dollar benefit payment (before deduction of the pro rata portion of the contract maintenance fee) among the Subaccount(s) selected in the percentages indicated by the owner (or payee). The dollar amount allocated to a Subaccount is divided by the Benefit Unit Value for that Subaccount as of the first day of the Benefit Payment Period. The result is the number of Benefit Units that the Company will pay for that Subaccount at each payment interval. The number of Benefit Units for each Subaccount remains fixed during the Benefit Payment Period, except as a result of any transfers among Subaccounts. An explanation of how Benefit Unit Values are calculated is included in the Glossary of Financial Terms section of this prospectus.

FEDERAL TAX MATTERS

This section provides a general description of federal income tax considerations relating to the Contracts. The purchase, holding and transfer of a Contract may have federal estate and gift tax consequences in addition to income tax consequences. Estate and gift taxation is not discussed in this prospectus or in the Statement of Additional Information. State taxation will vary depending on the state in which you reside, and is not discussed in this prospectus or in the Statement of Additional Information.

The tax information provided in the prospectus and Statement of Additional Information should not be used as tax advice. Federal income tax laws are subject to interpretation by the IRS and may be changed by future legislation. You should consult a competent tax advisor to discuss how current tax laws affect your particular situation.

Tax Deferral On Annuities

Internal Revenue Code ("IRC") Section 72 governs taxation of annuities in general. The income earned during the Accumulation Period of a Contract is generally not includable in income until it is withdrawn. In other words, a Contract is a tax-deferred investment. The Contracts must meet certain requirements in order to qualify for tax-deferred treatment under IRC Section 72. These requirements are discussed in the Statement of Additional Information. In addition, tax deferral is not available for a Contract when the owner is not a natural person unless the Contract is part of a tax-qualified plan or the owner is a mere agent for a natural person.

Tax-Qualified Retirement Plans

Annuities may also qualify for tax-deferred treatment, or serve as a funding vehicle, under other IRC provisions governing tax-qualified retirement plans. These provisions include IRC Sections 403(b) (tax-sheltered annuities), 408 and 408A (individual retirement annuities). Tax-deferral is generally also available under these IRC Sections through the use of a trust or custodial account without the use of an annuity.

Tax law requirements applicable to tax-qualified retirement plans, including Individual Retirement Annuities ("IRAs"), and the tax treatment of amounts held and distributed under such plans, are complex. If the Contract is to be used in connection with a tax-qualified retirement plan, you should seek competent legal and tax advice regarding the suitability of the Contract for the situation involved and the requirements governing the distribution of benefits, including death benefits, from a Contract used in the plan.

Contributions to a tax-qualified Contract are typically made with pre-tax dollars, while contributions to a non-tax-qualified Contract are typically made from after-tax dollars, though there are exceptions in either case. Tax-qualified Contracts may also be subject to restrictions on withdrawals that do not apply to non-tax-qualified Contracts. These restrictions may be imposed to meet the requirements of the IRC or of an employer plan. Following is a brief description of the types of tax-qualified retirement plans for which the Contracts are generally available.

Individual Retirement Annuities

IRC Sections 219 and 408 permit individuals or their employers to contribute to an individual retirement program known as an "Individual Retirement Annuity" or "IRA". Under applicable limitations, an individual may claim a tax deduction for certain contributions to an IRA. Contributions made to an IRA for an employee under a Simplified Employee Pension (SEP) Plan or Savings Incentive Match Plan for Employees (SIMPLE) established by an employer are not includable in the gross income of the employee until the employee receives distributions from the IRA. Distributions from an IRA are taxable to the extent that they represent contributions for which a tax deduction was claimed, contributions made under a SEP plan or SIMPLE, or income earned on the Contract.

IRAs generally may not provide life insurance coverage, but they may provide a death benefit that equals the greater of the premiums paid and the contract value. This Contract provides death benefits that in certain circumstances may exceed the greater of the purchase payments and the Account Value. It is possible that the Contract's death benefit could be viewed as providing life insurance coverage, with the result that the Contract would not be viewed as satisfying the requirements of an IRA. This could result in adverse tax consequences to the owner.

Roth IRAs

IRC Section 408A permits certain individuals to contribute to a Roth IRA. Contributions to a Roth IRA are not tax-deductible. Contributions may be distributed tax-free at any time. Income earned on the Contract may be distributed tax-free five years or more after the first Roth IRA contribution once the owner attains age 59 1/2, becomes disabled, or dies, or for qualified first-ti homebuyer expenses. As discussed above, there is some uncertainty regarding the treatment of the Contract's death benefit for purposes of the tax rules governing IRAs (including Roth IRAs).

Tax-Sheltered Annuities

IRC Section 403(b) permits contributions to a "Tax-Sheltered Annuity" or "TSA" for the employees of public schools and certain charitable, religious, educational and scientific organizations described in IRC Section 501(c)(3). TSA contributions and Contract earnings are generally not included in the gross income of the employee until the employee receives distributions from the TSA. Amounts attributable to contributions made under a salary reduction agreement cannot be distributed until the employee attains age 59 1/2, separates from service, becomes disabled, incurs a hardship, or dies.

Texas Optional Retirement Program

The Texas Optional Retirement Program ("ORP") provides for the purchase of IRC Section 403(b) Tax-Sheltered Annuities with fixed employer and employee contributions. Section 830.105 of the Texas Government Code provides that amounts attributable to such contributions cannot be distributed until the employee terminates employment from all Texas public institutions of higher education, retires, attains age 70 1/2, or dies. Section 830.205 of the Texas Government Code provides that amounts attributable to employer contributions vest after one year of participation. Accordingly, distributions require written certification from the employer of the employee's vesting status and, if the employee is living and under age 70 1/2, the employee's retirement or other termination from employment. The Contracts may be modified as necessary to meet the requirements for inclusion as an investment option in the Texas ORP or other retirement program.

Summary of Income Tax Rules

The following chart summarizes the basic income tax rules governing tax-qualified and non-tax-qualified Contracts. This information should not be used as tax advice. A competent tax advisor should be consulted to discuss an owner's particular situation.
	Tax-Qualified Retirement Plans	Basic Non-Tax-Qualified Contracts
Plan Types	IRC Section 403(b) (Tax Sheltered Annuities) IRC Section 408 (IRA, SEP, SIMPLE IRA) IRC Section 408A (Roth IRA)	IRC Section 72 only
Who May Purchase a Contract	Natural person.	Anyone. Non-natural person may purchase but will generally lose tax-deferred status.
Taxation of Surrenders

A pro rata portion of the amount surrendered is tax-free based on ratio of after-tax "investment in the contract" (if any) to the Account Value, and the balance of the amount surrendered is included in taxable income. Usually, 100% of distributions from a tax-qualified retirement plan must be included in taxable income because there were no after-tax contributions and therefore no "investment in the contract."

For Roth IRAs, the amount surrendered is tax-free until all contributions are recovered. Qualified distributions of earnings on the Contract made five years or more after the first Roth IRA contribution may also be tax-free.

The taxable portion of any surrenders prior to age 59 1/2 may be subject to a 10% penalty (25% for SIMPLE IRA distribution within first 2 years of participation).

Surrenders from Tax-Sheltered Annuities may be restricted to meet requirements of the Internal Revenue Code or the terms of a retirement plan.

Account Value in excess of "investment in the contract" is included in taxable income. Generally, the "investment in the contract" will equal the sum of all purchase payments less prior non-taxable withdrawals. For tax purposes, surrenders are deemed to come from earnings first, and "investments in the contract" last.

For a Contract purchased as part of an IRC Section 1035 exchange which includes contributions made before August 14, 1982 ("pre-TEFRA contributions") partial withdrawals are not taxable until the pre-TEFRA contributions have been returned.

The taxable portion of any surrender prior to age 59 1/2 may be subject to a 10% tax penalty.

Taxation of Benefit Payments (annuity benefit payments or death benefit payments)

For fixed dollar benefit payments, a percentage of each payment is tax-free equal to the ratio of the after-tax "investment in the contract" (if any) to the total expected payments, and the balance is included in taxable income. For variable dollar benefit payments, a specific dollar amount of each payment is tax-free, as predetermined by a pro-rata formula, rather than a percentage of each payment. In either case, once the after-tax "investment in the contract" has been recovered, the full amount of each benefit payment is included in taxable income. Qualified distributions from a section 408A Roth IRA made five years or more after the first Roth IRA contribution may be completely tax-free.

The taxable portion of any payments received before age 59 1/2 may be subject to a 10% tax penalty (25% for SIMPLE IRA payments within first 2 years of participation). Tax penalties generally do not apply to any payments after the death of the owner. Please refer to the Individual Retirement Annuities section of this prospectus for additional information.

Taxation of Lump Sum Death Benefit Payment

Taxed to recipient generally in same manner as full surrender. Tax penalties generally do not apply to death benefit distributions. Please refer to the Individual Retirement Annuities section of this prospectus for additional information.

Assignment of Contract/Transfer of Ownership	Assignment and transfer of ownership generally not permitted.

Generally, deferred earnings become taxable to transferor at time of transfer and transferee receives an "investment in the contract" equal to the Account Value at that time. Gift tax consequences are not discussed herein.

Withholding

Eligible rollover distributions from Tax-Sheltered Annuities subject to 20% mandatory withholding on taxable portion unless direct rollover. For all other payments, payee may elect to have taxes withheld or not.

Generally, payee may elect to have taxes withheld or not.

GLOSSARY OF FINANCIAL TERMS

The following financial terms explain how the variable portion of the Contracts is valued. Read these terms in conjunction with the Definitions section of this prospectus.

Accumulation Unit Value: The initial Accumulation Unit Value for each Subaccount other than the money market Subaccount was set at $10. The initial Accumulation Unit Value for the money market Subaccount was set at $1. The initial Accumulation Unit Value for a Subaccount was established at the inception date of the Separate Account, or on the date the Subaccount was established, if later. The Company establishes distinct Accumulation Unit Values for Contracts with different Separate Account fee structures, as described in the Fee Table.

After the initial Accumulation Unit Value is established, the Accumulation Unit Value for a Subaccount at the end of each Valuation Period is the Accumulation Unit Value at the end of the previous Valuation Period multiplied by the Net Investment Factor for that Subaccount for the current Valuation Period.

A Net Investment Factor of 1 produces no change in the Accumulation Unit Value for that Valuation Period. A Net Investment Factor of more than 1 or less than 1 produces an increase or a decrease, respectively, in the Accumulation Unit Value for that Valuation Period.

Benefit Unit Value: The initial Benefit Unit Value for a Subaccount will be set equal to the Accumulation Unit Value for that Subaccount at the end of the first Valuation Period in which a variable dollar benefit is established by the Company. The Company will establish distinct Benefit Unit Values for Contracts with different Separate Account fee structures, as described in the Fee Table.

The Benefit Unit Value for a Subaccount at the end of each Valuation Period after the first is the Benefit Unit Value at the end of the previous Valuation Period multiplied by the Net Investment Factor for that Subaccount for the current Valuation Period, and multiplied by a daily investment factor (0.99994521) for each day in the Valuation Period. The daily investment factor reduces the previous Benefit Unit Value by the daily amount of the assumed interest rate (2% per year, compounded annually) which is already incorporated in the stream of variable dollar benefit payments.

Net Investment Factor: The Net Investment Factor for any Subaccount for any Valuation Period is determined by dividing NAV2 by NAV1 and subtracting a factor representing the mortality and expense risk charge and the administration charge (as well as the charges for any optional riders or endorsements) deducted from the Subaccount during that Valuation Period, where:

NAV1 is equal to the Net Asset Value for the Portfolio for the preceding Valuation Period; and

NAV2 is equal to the Net Asset Value for the Portfolio for the current Valuation Period plus the per share amount of any dividend or net capital gain distributions made by the Portfolio during the current Valuation Period, and plus or minus a per share charge or credit if the Company adjusts its tax reserves due to investment operations of the Subaccount or changes in tax law.

In other words, the Net Investment Factor represents the percentage change in the total value of assets invested by the Separate Account in a Portfolio. That percentage is then applied to Accumulation Unit Values and Benefit Unit Values as described in the discussion of those terms in this section of the prospectus.

THE REGISTRATION STATEMENT

The Company filed a Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933 relating to the Contracts offered by this prospectus. This prospectus was filed as a part of the Registration Statement, but it does not constitute the complete Registration Statement. The Registration Statement contains further information relating to the Company and the Contracts. Statements in this prospectus discussing the content of the Contracts and other legal instruments are summaries. The actual documents are filed as exhibits to the Registration Statement. For a complete statement of the terms of the Contracts or any other legal document, refer to the appropriate exhibit to the Registration Statement. The Registration Statement and the exhibits thereto may be inspected and copied at the office of the Securities and Exchange Commission, located at 450 Fifth Street, N.W., Washington, D.C., and may also be accessed at the Securities and Exchange Commission's web site www.sec.gov. The registration number for the Registration Statement is 333-73838.

OTHER INFORMATION AND NOTICES

Householding - Revocation of Consent

Owners at a shared address who have consented to receive only one copy of each prospectus, annual report, or other required document per household ("householding") may revoke their consent at any time, and may receive separate documents, by contacting the Company at 1-800-789-6771.

Owners who are currently receiving multiple copies of required documents may contact the Company at 1-800-789-6771 for additional information about householding.

Electronic Delivery of Required Documents

Owners who wish to receive prospectuses, SAIs, annual reports, and other required documents only in electronic form must give their consent in writing. Consent may be revoked at any time. Please contact the Company at 1-800-789-6771 for additional information about electronic delivery of documents.

Legal Proceedings

The Company and Great American AdvisorsSM, Inc. are involved in various kinds of routine litigation which, in management's judgment, are not of material importance to their assets or the Separate Account. There are no pending legal proceedings against the Separate Account.

STATEMENT OF ADDITIONAL INFORMATION

A Statement of Additional Information is available which contains more details concerning the subjects discussed in this prospectus. The following is the table of contents for the Statement of Additional Information:

Copies of the statement of additional information dated May , 2002, are available without charge. To request a copy, please clip this coupon on the dotted line below, enter your name and address in the spaces provided below, and mail to: Annuity Investors Life Insurance Company®, P.O. Box 5423, Cincinnati, Ohio 45201 5423. You may also call the Company at 1-800-789-6771, or visit us at our web site www.commodoreva.com to request a copy.

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ANNUITY INVESTORS LIFE INSURANCE COMPANY®
ANNUITY INVESTORS® VARIABLE ACCOUNT C

STATEMENT OF ADDITIONAL INFORMATION FOR

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES

May, 2002

This statement of additional information supplements the current prospectuses for Individual and Group Flexible Premium Deferred Annuity Contracts (collectively, the "Contracts") offered by Annuity Investors life Insurance Company through Annuity Investors Variable Account C ("Separate Account"). This statement of additional information is not a prospectus and should be read only in conjunction with the prospectus for the applicable Contract. Terms used in the current prospectuses for the Contracts are incorporated in this statement of additional information and have the same meaning as in the prospectuses.

A copy of either of the prospectuses dated May , 2002, as supplemented from time to time, may be obtained without charge by writing to Annuity Investors Life Insurance Company, Administrative Office, P.O. Box 5423, Cincinnati, Ohio 45201-5423. You may also call the Company at 1-800-789-6771, or visit us at our website www.commodoreva.com to request a copy.

ANNUITY INVESTORS LIFE INSURANCE COMPANY®

General Information and History

Annuity Investors Life Insurance Company (the "Company") is a stock life insurance company incorporated under the laws of the State of Ohio in 1981. The Company is principally engaged in the sale of fixed and variable annuity policies.

The Company is a wholly owned subsidiary of Great American Life Insurance Company®, which is a wholly owned subsidiary of Great American Financial Resources, Inc., a publicly traded insurance holding company ("GAFRI") (NYSE: GFR). GAFRI is in turn indirectly controlled by American Financial Group, Inc., a publicly traded holding company (NYSE: AFG).

State Regulations

The Company is subject to the insurance laws and regulations of all the jurisdictions where it is licensed to operate. The availability of certain Contract rights and provisions depends on state approval and/or filing and review processes in each jurisdiction. Where acquired required by law or regulation, the Contracts will be modified accordingly.

SERVICES

Safekeeping of Separate Account Assets

The Company holds title to assets of the Separate Account. The Separate Account assets are segregated from the Company's general account assets. Records are maintained of all purchases and redemptions of Portfolio shares held by each of the Subaccounts.

The Company holds title to assets invested in the fixed account options together with the Company's other general account assets.

Records and Reports

The Company will maintain all records and accounts relating to the fixed account options and the Separate Account. As presently required by the provisions of the Investment Company Act of 1940, as amended ("1940 Act"), and rules and regulations promulgated thereunder which pertain to the Separate Account, reports containing such information as may be required under the 1940 Act or by other applicable law or regulation will be sent to each owner of an individual Contract and to each group Contract owner semiannually at the owner's last known address.

DISTRIBUTION OF THE CONTRACTS

The offering of the Contracts is expected to be continuous. Although the Company does not anticipate discontinuing the offering of the Contracts, the Company reserves the right to discontinue offering either of the Contracts. Because sales of the Contracts will not commence until the effective date of this Registration Statement,

No Commodore Helmsman or Commodore Majesty Contracts had been sold as of the date of this filing.

ADDITIONAL EXPENSE EXAMPLES

The current prospectuses for the Contracts, dated May 10, 2002, as supplemented from time to time, contain two sets of Examples to assist in understanding the various costs and expenses that an owner will bear directly or indirectly. The Examples in the prospectuses reflect the lowest possible level of charges (for a Contract with no optional riders or endorsements) and the highest possible level of charges (for a Contract with all optional riders or endorsements, sold to an owner over age 70 and under age 79). Examples for all other possible levels of charges are included in this section of this statement of additional information.

Neither the Examples in the prospectuses nor the Examples that follow should be considered a representation of past or future expenses or annual rates of return of any Portfolio. Actual expenses and annual rates of return may be greater or lesser than the amounts shown. The Examples assume the reinvestment of all dividends and distributions, no transfers among Subaccounts or between the Fixed Account options and the Subaccounts, and a 5% annual rate of return. The contract maintenance fee is reflected in the examples as a charge of $2.01 per year for the Commodore Helmsman, and as a charge of $1.25 per year for the Commodore Majesty, based on the ratio of estimated contract maintenance fees to be collected for the year ending 12/31/02 to estimated total average net assets as of 12/31/02. The Examples do not include charges for premium taxes. Any waivers or reimbursements of Portfolio fees and/or expenses are reflected in the Examples, and are assumed to continue throughout the periods shown.

Examples Helmsman Contracts with Enhanced Death Benefit Rider (issued to owner age 70 or under)	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	102	172	232	431
AIM V.I.-Government Securities Fund-Series II	101	169	227	420
AIM V.I.-Global Utilities Fund-Series II	104	179	243	455
AIM V.I. -Mid Cap Growth Fund-Series II	102	174	234	435
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	99	162	215	393
Dreyfus V.I.F. - Money Market	93	146	186	327
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	93	145	185	326
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	99	162	215	392
INVESCO VIF-Core Equity Fund	99	162	215	392
INVESCO VIF-Financial Services Fund	98	162	213	389
INVESCO VIF-Health Sciences Fund	98	161	213	388
INVESCO VIF-Small Company Growth Fund	100	167	223	411
Janus A.S.-Aggressive Growth Portfolio-Service Shares	97	157	205	371
Janus A.S.-Balanced Portfolio-Service Shares	97	156	205	369
Janus A.S.-Growth Portfolio-Service Shares	97	156	205	369
Janus A.S.-Worldwide Growth Portfolio-Service Shares	97	157	206	373
Neuberger Berman-Fasciano S Class	102	172	232	430
Neuberger Berman-Guardian S Class	100	167	222	409
Oppenheimer Capital Appreciation-Service Class	96	153	199	357
Oppenheimer Global Securities-Service Class	96	155	201	362
Oppenheimer Main Street Small Cap-Service Class	100	165	220	404
Oppenheimer Multi Strategy-Service Class	101	169	227	420
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	98	160	211	383
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	100	166	221	405
PBHG Insurance Series Funds -PBHG Select Value Portfolio	96	155	202	363
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	98	161	212	387
-PIMCO High Yield-Administrative Class	94	148	190	336
-PIMCO Real Return-Administrative Class	94	148	191	337
-PIMCO Total Return-Administrative Class	94	148	190	336
Rydex Sector Rotation Fund	107	187	258	488
Strong Opportunity Fund II, Inc.-Advisor Series	102	173	234	434
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	100	165	220	404
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	95	150	193	343
Van Kampen UIF, Inc.-Large Value Portfolio	96	155	201	362
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	98	161	212	387
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	99	162	215	393

Examples Helmsman Contracts with Enhanced Death Benefit Rider (issued to owner age 70 or under)

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	32	102	182	431
AIM V.I.-Government Securities Fund-Series II	31	99	177	420
AIM V.I.-Global Utilities Fund-Series II	34	109	193	455
AIM V.I. -Mid Cap Growth Fund-Series II	32	104	184	435
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	29	92	165	393
Dreyfus V.I.F. - Money Market	23	76	136	327
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	23	75	135	326
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	29	92	165	392
INVESCO VIF-Core Equity Fund	29	92	165	392
INVESCO VIF-Financial Services Fund	28	92	163	389
INVESCO VIF-Health Sciences Fund	28	91	163	388
INVESCO VIF-Small Company Growth Fund	30	97	173	411
Janus A.S.-Aggressive Growth Portfolio-Service Shares	27	87	155	371
Janus A.S.-Balanced Portfolio-Service Shares	27	86	155	369
Janus A.S.-Growth Portfolio-Service Shares	27	86	155	369
Janus A.S.-Worldwide Growth Portfolio-Service Shares	27	87	156	373
Neuberger Berman-Fasciano S Class	32	102	182	430
Neuberger Berman-Guardian S Class	30	97	172	409
Oppenheimer Capital Appreciation-Service Class	26	83	149	357
Oppenheimer Global Securities-Service Class	26	85	151	362
Oppenheimer Main Street Small Cap-Service Class	30	95	170	404
Oppenheimer Multi Strategy-Service Class	31	99	177	420
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	28	90	161	383
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	30	96	171	405
PBHG Insurance Series Funds -PBHG Select Value Portfolio	26	85	152	363
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	28	91	162	387
-PIMCO High Yield-Administrative Class	24	78	140	336
-PIMCO Real Return-Administrative Class	24	78	141	337
-PIMCO Total Return-Administrative Class	24	78	140	336
Rydex Sector RotationFund	37	117	208	488
Strong Opportunity Fund II, Inc.-Advisor Series	32	103	184	434
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	30	95	170	404
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	25	80	143	343
Van Kampen UIF, Inc.-Large Value Portfolio	26	85	151	362
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	28	91	162	387
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	29	92	165	393

Examples Helmsman Contracts with Enhanced Death Benefit Rider (issued to owner over age 70 and under age 79)	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	103	177	240	448
AIM V.I.-Government Securities Fund-Series II	103	174	235	438
AIM V.I.-Global Utilities Fund-Series II	106	183	251	473
AIM V.I. -Mid Cap Growth Fund-Series II	104	178	242	453
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	100	167	223	411
Dreyfus V.I.F. - Money Market	95	151	194	346
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	95	150	194	345
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	100	167	223	410
INVESCO VIF-Core Equity Fund	100	167	223	410
INVESCO VIF-Financial Services Fund	100	166	222	408
INVESCO VIF-Health Sciences Fund	100	166	221	407
INVESCO VIF-Small Company Growth Fund	102	172	232	429
Janus A.S.-Aggressive Growth Portfolio-Service Shares	98	161	213	389
Janus A.S.-Balanced Portfolio-Service Shares	98	161	213	388
Janus A.S.-Growth Portfolio-Service Shares	98	161	213	388
Janus A.S.-Worldwide Growth Portfolio-Service Shares	99	162	215	392
Neuberger Berman-Fasciano S Class	103	177	240	447
Neuberger Berman-Guardian S Class	102	171	230	427
Oppenheimer Capital Appreciation-Service Class	97	158	207	376
Oppenheimer Global Securities-Service Class	98	159	210	381
Oppenheimer Main Street Small Cap-Service Class	101	170	228	422
Oppenheimer Multi Strategy-Service Class	103	174	235	438
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	99	165	219	402
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	101	170	229	423
PBHG Insurance Series Funds -PBHG Select Value Portfolio	98	160	210	382
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	100	166	221	405
-PIMCO High Yield-Administrative Class	96	153	198	355
-PIMCO Real Return-Administrative Class	96	153	199	357
-PIMCO Total Return-Administrative Class	96	153	198	355
Rydex Sector Rotation Fund	108	192	266	505
Strong Opportunity Fund II, Inc.-Advisor Series	104	178	242	452
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	101	170	228	422
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	96	154	201	362
Van Kampen UIF, Inc.-Large Value Portfolio	98	159	210	381
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	100	166	221	405
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	100	167	223	411

Examples Helmsman Contracts with Enhanced Death Benefit Rider (issued to owner over age 70 and under age 79)

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	33	107	190	448
AIM V.I.-Government Securities Fund-Series II	33	104	185	438
AIM V.I.-Global Utilities Fund-Series II	36	113	201	473
AIM V.I. -Mid Cap Growth Fund-Series II	34	108	192	453
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	30	97	173	411
Dreyfus V.I.F. - Money Market	25	81	144	346
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	25	80	144	345
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	30	97	173	410
INVESCO VIF-Core Equity Fund	30	97	173	410
INVESCO VIF-Financial Services Fund	30	96	172	408
INVESCO VIF-Health Sciences Fund	30	96	171	407
INVESCO VIF-Small Company Growth Fund	32	102	182	429
Janus A.S.-Aggressive Growth Portfolio-Service Shares	28	91	163	389
Janus A.S.-Balanced Portfolio-Service Shares	28	91	163	388
Janus A.S.-Growth Portfolio-Service Shares	28	91	163	388
Janus A.S.-Worldwide Growth Portfolio-Service Shares	29	92	165	392
Neuberger Berman-Fasciano S Class	33	107	190	447
Neuberger Berman-Guardian S Class	32	101	180	427
Oppenheimer Capital Appreciation-Service Class	27	88	157	376
Oppenheimer Global Securities-Service Class	28	89	160	381
Oppenheimer Main Street Small Cap-Service Class	31	100	178	422
Oppenheimer Multi Strategy-Service Class	33	104	185	438
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	29	95	169	402
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	31	100	179	423
PBHG Insurance Series Funds -PBHG Select Value Portfolio	28	90	160	382
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	30	96	171	405
-PIMCO High Yield-Administrative Class	26	83	148	355
-PIMCO Real Return-Administrative Class	26	83	149	357
-PIMCO Total Return-Administrative Class	26	83	148	355
Rydex Sector Rotation Fund	38	122	216	505
Strong Opportunity Fund II, Inc.-Advisor Series	34	108	192	452
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	31	100	178	422
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	26	84	151	362
Van Kampen UIF, Inc.-Large Value Portfolio	28	89	160	381
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	30	96	171	405
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	30	97	173	411

Examples Helmsman Contracts with Guaranteed Minimum Income Benefit Endorsement	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	104	178	243	454
AIM V.I.-Government Securities Fund-Series II	103	176	238	444
AIM V.I.-Global Utilities Fund-Series II	106	185	254	479
AIM V.I. -Mid Cap Growth Fund-Series II	104	180	245	459
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	101	169	226	417
Dreyfus V.I.F. - Money Market	96	152	197	353
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	95	152	197	351
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	101	168	226	416
INVESCO VIF-Core Equity Fund	101	168	226	416
INVESCO VIF-Financial Services Fund	100	168	224	414
INVESCO VIF-Health Sciences Fund	100	168	224	413
INVESCO VIF-Small Company Growth Fund	102	173	234	435
Janus A.S.-Aggressive Growth Portfolio-Service Shares	99	163	216	395
Janus A.S.-Balanced Portfolio-Service Shares	99	163	216	394
Janus A.S.-Growth Portfolio-Service Shares	99	163	216	394
Janus A.S.-Worldwide Growth Portfolio-Service Shares	99	164	217	398
Neuberger Berman-Fasciano S Class	104	178	242	453
Neuberger Berman-Guardian S Class	102	173	233	433
Oppenheimer Capital Appreciation-Service Class	98	160	210	382
Oppenheimer Global Securities-Service Class	98	161	212	387
Oppenheimer Main Street Small Cap-Service Class	102	172	231	428
Oppenheimer Multi Strategy-Service Class	103	176	238	444
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	100	166	222	408
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	102	172	232	429
PBHG Insurance Series Funds -PBHG Select Value Portfolio	98	161	213	388
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	100	167	223	411
-PIMCO High Yield-Administrative Class	96	154	201	362
-PIMCO Real Return-Administrative Class	96	155	202	363
-PIMCO Total Return-Administrative Class	96	154	201	362
Rydex Sector Rotation Fund	109	194	269	510
Strong Opportunity Fund II, Inc.-Advisor Series	104	179	245	458
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	102	172	231	428
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	97	156	204	368
Van Kampen UIF, Inc.-Large Value Portfolio	98	161	212	387
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	100	167	223	411
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	101	169	226	417

Examples Helmsman Contracts with Guaranteed Minimum Income Benefit Endorsement

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	34	108	193	454
AIM V.I.-Government Securities Fund-Series II	33	106	188	444
AIM V.I.-Global Utilities Fund-Series II	36	115	204	479
AIM V.I. -Mid Cap Growth Fund-Series II	34	110	195	459
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	31	99	176	417
Dreyfus V.I.F. - Money Market	26	82	147	353
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	25	82	147	351
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	31	98	176	416
INVESCO VIF-Core Equity Fund	31	98	176	416
INVESCO VIF-Financial Services Fund	30	98	174	414
INVESCO VIF-Health Sciences Fund	30	98	174	413
INVESCO VIF-Small Company Growth Fund	32	103	184	435
Janus A.S.-Aggressive Growth Portfolio-Service Shares	29	93	166	395
Janus A.S.-Balanced Portfolio-Service Shares	29	93	166	394
Janus A.S.-Growth Portfolio-Service Shares	29	93	166	394
Janus A.S.-Worldwide Growth Portfolio-Service Shares	29	94	167	398
Neuberger Berman-Fasciano S Class	34	108	192	453
Neuberger Berman-Guardian S Class	32	103	183	433
Oppenheimer Capital Appreciation-Service Class	28	90	160	382
Oppenheimer Global Securities-Service Class	28	91	162	387
Oppenheimer Main Street Small Cap-Service Class	32	102	181	428
Oppenheimer Multi Strategy-Service Class	33	106	188	444
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	30	96	172	408
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	32	102	182	429
PBHG Insurance Series Funds -PBHG Select Value Portfolio	28	91	163	388
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	30	97	173	411
-PIMCO High Yield-Administrative Class	26	84	151	362
-PIMCO Real Return-Administrative Class	26	85	152	363
-PIMCO Total Return-Administrative Class	26	84	151	362
Rydex Sector Rotation Fund	39	124	219	510
Strong Opportunity Fund II, Inc.-Advisor Series	34	109	195	458
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	32	102	181	428
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	27	86	154	368
Van Kampen UIF, Inc.-Large Value Portfolio	28	91	162	387
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	30	97	173	411
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	31	99	176	417

Examples Helmsman Contracts with Earnings Enhancement Benefit Rider	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	104	178	243	454
AIM V.I.-Government Securities Fund-Series II	103	176	238	444
AIM V.I.-Global Utilities Fund-Series II	106	185	254	479
AIM V.I. -Mid Cap Growth Fund-Series II	104	180	245	459
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	101	169	226	417
Dreyfus V.I.F. - Money Market	96	152	197	353
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	95	152	197	351
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	101	168	226	416
INVESCO VIF-Core Equity Fund	101	168	226	416
INVESCO VIF-Financial Services Fund	100	168	224	414
INVESCO VIF-Health Sciences Fund	100	168	224	413
INVESCO VIF-Small Company Growth Fund	102	173	234	435
Janus A.S.-Aggressive Growth Portfolio-Service Shares	99	163	216	395
Janus A.S.-Balanced Portfolio-Service Shares	99	163	216	394
Janus A.S.-Growth Portfolio-Service Shares	99	163	216	394
Janus A.S.-Worldwide Growth Portfolio-Service Shares	99	164	217	398
Neuberger Berman-Fasciano S Class	104	178	242	453
Neuberger Berman-Guardian S Class	102	173	233	433
Oppenheimer Capital Appreciation-Service Class	98	160	210	382
Oppenheimer Global Securities-Service Class	98	161	212	387
Oppenheimer Main Street Small Cap-Service Class	102	172	231	428
Oppenheimer Multi Strategy-Service Class	103	176	238	444
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	100	166	222	408
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	102	172	232	429
PBHG Insurance Series Funds -PBHG Select Value Portfolio	98	161	213	388
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	100	167	223	411
-PIMCO High Yield-Administrative Class	96	154	201	362
-PIMCO Real Return-Administrative Class	96	155	202	363
-PIMCO Total Return-Administrative Class	96	154	201	362
Rydex Sector Rotation Fund	109	194	269	510
Strong Opportunity Fund II, Inc.-Advisor Series	104	179	245	458
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	102	172	231	428
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	97	156	204	368
Van Kampen UIF, Inc.-Large Value Portfolio	98	161	212	387
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	100	167	223	411
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	101	169	226	417

Examples Helmsman Contracts with Earnings Enhancement Benefit Rider

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	34	108	193	454
AIM V.I.-Government Securities Fund-Series II	33	106	188	444
AIM V.I.-Global Utilities Fund-Series II	36	115	204	479
AIM V.I. -Mid Cap Growth Fund-Series II	34	110	195	459
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	31	99	176	417
Dreyfus V.I.F. - Money Market	26	82	147	353
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	25	82	147	351
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	31	98	176	416
INVESCO VIF-Core Equity Fund	31	98	176	416
INVESCO VIF-Financial Services Fund	30	98	174	414
INVESCO VIF-Health Sciences Fund	30	98	174	413
INVESCO VIF-Small Company Growth Fund	32	103	184	435
Janus A.S.-Aggressive Growth Portfolio-Service Shares	29	93	166	395
Janus A.S.-Balanced Portfolio-Service Shares	29	93	166	394
Janus A.S.-Growth Portfolio-Service Shares	29	93	166	394
Janus A.S.-Worldwide Growth Portfolio-Service Shares	29	94	167	398
Neuberger Berman-Fasciano S Class	34	108	192	453
Neuberger Berman-Guardian S Class	32	103	183	433
Oppenheimer Capital Appreciation-Service Class	28	90	160	382
Oppenheimer Global Securities-Service Class	28	91	162	387
Oppenheimer Main Street Small Cap-Service Class	32	102	181	428
Oppenheimer Multi Strategy-Service Class	33	106	188	444
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	30	96	172	408
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	32	102	182	429
PBHG Insurance Series Funds -PBHG Select Value Portfolio	28	91	163	388
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	30	97	173	411
-PIMCO High Yield-Administrative Class	26	84	151	362
-PIMCO Real Return-Administrative Class	26	85	152	363
-PIMCO Total Return-Administrative Class	26	84	151	362
Rydex Sector Rotation Fund	39	124	219	510
Strong Opportunity Fund II, Inc.-Advisor Series	34	109	195	458
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	32	102	181	428
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	27	86	154	368
Van Kampen UIF, Inc.-Large Value Portfolio	28	91	162	387
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	30	97	173	411
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	31	99	176	417

Examples Helmsman Contracts with Enhanced Death Benefit Rider and Guaranteed Minimum Income Benefit Endorsement (issued to owner age 70 or under)	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	105	182	248	466
AIM V.I.-Government Securities Fund-Series II	104	179	243	455
AIM V.I.-Global Utilities Fund-Series II	107	188	259	490
AIM V.I. -Mid Cap Growth Fund-Series II	105	183	250	471
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	102	172	232	429
Dreyfus V.I.F. - Money Market	97	155	203	365
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	96	155	202	364
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	102	172	231	428
INVESCO VIF-Core Equity Fund	102	172	231	428
INVESCO VIF-Financial Services Fund	101	171	230	426
INVESCO VIF-Health Sciences Fund	101	171	229	425
INVESCO VIF-Small Company Growth Fund	103	177	240	447
Janus A.S.-Aggressive Growth Portfolio-Service Shares	100	166	222	408
Janus A.S.-Balanced Portfolio-Service Shares	100	166	221	406
Janus A.S.-Growth Portfolio-Service Shares	100	166	221	406
Janus A.S.-Worldwide Growth Portfolio-Service Shares	100	167	223	410
Neuberger Berman-Fasciano S Class	105	181	248	465
Neuberger Berman-Guardian S Class	103	176	239	445
Oppenheimer Capital Appreciation-Service Class	99	163	216	394
Oppenheimer Global Securities-Service Class	99	164	218	399
Oppenheimer Main Street Small Cap-Service Class	103	175	236	440
Oppenheimer Multi Strategy-Service Class	104	179	243	455
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	101	169	227	420
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	103	175	237	441
PBHG Insurance Series Funds -PBHG Select Value Portfolio	99	164	218	400
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	101	170	229	423
-PIMCO High Yield-Administrative Class	97	158	207	374
-PIMCO Real Return-Administrative Class	97	158	207	375
-PIMCO Total Return-Administrative Class	97	158	207	374
Rydex Sector Rotation Fund	110	197	274	521
Strong Opportunity Fund II, Inc.-Advisor Series	105	183	250	469
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	103	175	236	440
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	98	159	209	380
Van Kampen UIF, Inc.-Large Value Portfolio	99	164	218	399
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	101	170	229	423
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	102	172	232	429

Examples Helmsman Contracts with Enhanced Death Benefit Rider and Guaranteed Minimum Income Benefit Endorsement (issued to owner age 70 or under)

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	35	112	198	466
AIM V.I.-Government Securities Fund-Series II	34	109	193	455
AIM V.I.-Global Utilities Fund-Series II	37	118	209	490
AIM V.I. -Mid Cap Growth Fund-Series II	35	113	200	471
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	32	102	182	429
Dreyfus V.I.F. - Money Market	27	85	153	365
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	26	85	152	364
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	32	102	181	428
INVESCO VIF-Core Equity Fund	32	102	181	428
INVESCO VIF-Financial Services Fund	31	101	180	426
INVESCO VIF-Health Sciences Fund	31	101	179	425
INVESCO VIF-Small Company Growth Fund	33	107	190	447
Janus A.S.-Aggressive Growth Portfolio-Service Shares	30	96	172	408
Janus A.S.-Balanced Portfolio-Service Shares	30	96	171	406
Janus A.S.-Growth Portfolio-Service Shares	30	96	171	406
Janus A.S.-Worldwide Growth Portfolio-Service Shares	30	97	173	410
Neuberger Berman-Fasciano S Class	35	111	198	465
Neuberger Berman-Guardian S Class	33	106	189	445
Oppenheimer Capital Appreciation-Service Class	29	93	166	394
Oppenheimer Global Securities-Service Class	29	94	168	399
Oppenheimer Main Street Small Cap-Service Class	33	105	186	440
Oppenheimer Multi Strategy-Service Class	34	109	193	455
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	31	99	177	420
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	33	105	187	441
PBHG Insurance Series Funds -PBHG Select Value Portfolio	29	94	168	400
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	31	100	179	423
-PIMCO High Yield-Administrative Class	27	88	157	374
-PIMCO Real Return-Administrative Class	27	88	157	375
-PIMCO Total Return-Administrative Class	27	88	157	374
Rydex Sector Rotation Fund	40	127	224	521
Strong Opportunity Fund II, Inc.-Advisor Series	35	113	200	469
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	33	105	186	440
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	28	89	159	380
Van Kampen UIF, Inc.-Large Value Portfolio	29	94	168	399
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	31	100	179	423
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	32	102	182	429

Examples Helmsman Contracts with Enhanced Death Benefit Rider and Earnings Enhancement Benefit Rider (issued to owner age 70 or under)	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	105	182	248	466
AIM V.I.-Government Securities Fund-Series II	104	179	243	455
AIM V.I.-Global Utilities Fund-Series II	107	188	259	490
AIM V.I. -Mid Cap Growth Fund-Series II	105	183	250	471
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	102	172	232	429
Dreyfus V.I.F. - Money Market	97	155	203	365
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	96	155	202	364
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	102	172	231	428
INVESCO VIF-Core Equity Fund	102	172	231	428
INVESCO VIF-Financial Services Fund	101	171	230	426
INVESCO VIF-Health Sciences Fund	101	171	229	425
INVESCO VIF-Small Company Growth Fund	103	177	240	447
Janus A.S.-Aggressive Growth Portfolio-Service Shares	100	166	222	408
Janus A.S.-Balanced Portfolio-Service Shares	100	166	221	406
Janus A.S.-Growth Portfolio-Service Shares	100	166	221	406
Janus A.S.-Worldwide Growth Portfolio-Service Shares	100	167	223	410
Neuberger Berman-Fasciano S Class	105	181	248	465
Neuberger Berman-Guardian S Class	103	176	239	445
Oppenheimer Capital Appreciation-Service Class	99	163	216	394
Oppenheimer Global Securities-Service Class	99	164	218	399
Oppenheimer Main Street Small Cap-Service Class	103	175	236	440
Oppenheimer Multi Strategy-Service Class	104	179	243	455
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	101	169	227	420
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	103	175	237	441
PBHG Insurance Series Funds -PBHG Select Value Portfolio	99	164	218	400
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	101	170	229	423
-PIMCO High Yield-Administrative Class	97	158	207	374
-PIMCO Real Return-Administrative Class	97	158	207	375
-PIMCO Total Return-Administrative Class	97	158	207	374
Rydex Sector Rotation Fund	110	197	274	521
Strong Opportunity Fund II, Inc.-Advisor Series	105	183	250	469
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	103	175	236	440
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	98	159	209	380
Van Kampen UIF, Inc.-Large Value Portfolio	99	164	218	399
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	101	170	229	423
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	102	172	232	429

Examples Helmsman Contracts with Enhanced Death Benefit Rider and Earnings Enhancement Benefit Rider (issued to owner age 70 or under)

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	35	112	198	466
AIM V.I.-Government Securities Fund-Series II	34	109	193	455
AIM V.I.-Global Utilities Fund-Series II	37	118	209	490
AIM V.I.-Mid Cap Growth Fund-Series II	35	113	200	471
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	32	102	182	429
Dreyfus V.I.F. - Money Market	27	85	153	365
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	26	85	152	364
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	32	102	181	428
INVESCO VIF-Core Equity Fund	32	102	181	428
INVESCO VIF-Financial Services Fund	31	101	180	426
INVESCO VIF-Health Sciences Fund	31	101	179	425
INVESCO VIF-Small Company Growth Fund	33	107	190	447
Janus A.S.-Aggressive Growth Portfolio-Service Shares	30	96	172	408
Janus A.S.-Balanced Portfolio-Service Shares	30	96	171	406
Janus A.S.-Growth Portfolio-Service Shares	30	96	171	406
Janus A.S.-Worldwide Growth Portfolio-Service Shares	30	97	173	410
Neuberger Berman-AMT Fasciano Portfolio (Class S)	35	111	198	465
Neuberger Berman-AMT Guardian Portfolio (Class S)	33	106	189	445
Oppenheimer Capital Appreciation Fund/VA-Service Class	29	93	166	394
Oppenheimer Global Securities Fund/VA-Service Class	29	94	168	399
Oppenheimer Main Street Small Cap Fund/VA-Service Class	33	105	186	440
Oppenheimer Multiple Strategies Fund/VA-Service Class	34	109	193	455
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	31	99	177	420
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	33	105	187	441
PBHG Insurance Series Funds -PBHG Select Value Portfolio	29	94	168	400
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	31	100	179	423
PIMCO VIT High Yield Portfolio-Administrative Class	27	88	157	374
PIMCO VIT Real Return Portfolio-Administrative Class	27	88	157	375
PIMCO VIT Total Return Portfolio-Administrative Class	27	88	157	374
Rydex Sector Rotation Fund	40	127	224	521
Strong Opportunity Fund II, Inc.-Advisor Series	35	113	200	469
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	33	105	186	440
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	28	89	159	380
Van Kampen UIF, Inc.-Large Value Portfolio	29	94	168	399
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	31	100	179	423
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	32	102	182	429

Examples Helmsman Contracts with Enhanced Death Benefit Rider and Guaranteed Minimum Income Benefit Endorsement (issued to owner over age 70 and under age 79)	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	106	186	256	483
AIM V.I.-Government Securities Fund-Series II	106	183	251	473
AIM V.I.-Global Utilities Fund-Series II	109	193	267	507
AIM V.I.-Mid Cap Growth Fund-Series II	107	187	258	488
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	103	177	240	447
Dreyfus V.I.F. - Money Market	98	160	211	384
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	98	160	210	383
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	103	176	239	446
INVESCO VIF-Core Equity Fund	103	176	239	446
INVESCO VIF-Financial Services Fund	103	176	238	444
INVESCO VIF-Health Sciences Fund	103	175	237	442
INVESCO VIF-Small Company Growth Fund	105	181	248	465
Janus A.S.-Aggressive Growth Portfolio-Service Shares	101	171	230	426
Janus A.S.-Balanced Portfolio-Service Shares	101	171	229	424
Janus A.S.-Growth Portfolio-Service Shares	101	171	229	424
Janus A.S.-Worldwide Growth Portfolio-Service Shares	102	172	231	428
Neuberger Berman-AMT Fasciano Portfolio (Class S)	106	186	256	482
Neuberger Berman-AMT Guardian Portfolio (Class S)	105	181	247	462
Oppenheimer Capital Appreciation Fund/VA-Service Class	100	167	224	412
Oppenheimer Global Securities Fund/VA-Service Class	101	169	226	417
Oppenheimer Main Street Small Cap Fund/VA-Service Class	104	179	244	458
Oppenheimer Multiple Strategies Fund/VA-Service Class	106	183	251	473
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	102	174	235	438
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	104	180	245	459
PBHG Insurance Series Funds -PBHG Select Value Portfolio	101	169	227	418
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	103	175	237	441
PIMCO VIT High Yield Portfolio-Administrative Class	99	162	215	393
PIMCO VIT Real Return Portfolio-Administrative Class	99	163	215	394
PIMCO VIT Total Return Portfolio-Administrative Class	99	162	215	393
Rydex Sector Rotation Fund	111	201	282	538
Strong Opportunity Fund II, Inc.-Advisor Series	107	187	258	486
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	104	179	244	458
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	99	164	218	399
Van Kampen UIF, Inc.-Large Value Portfolio	101	169	226	417
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	103	175	237	441
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	103	177	240	447

Examples Helmsman Contracts with Enhanced Death Benefit Rider and Guaranteed Minimum Income Benefit Endorsement (issued to owner over age 70 and under age 79)

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	36	116	206	483
AIM V.I.-Government Securities Fund-Series II	36	113	201	473
AIM V.I.-Global Utilities Fund-Series II	39	123	217	507
AIM V.I.-Mid Cap Growth Fund-Series II	37	117	208	488
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	33	107	190	447
Dreyfus V.I.F. - Money Market	28	90	161	384
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	28	90	160	383
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	33	106	189	446
INVESCO VIF-Core Equity Fund	33	106	189	446
INVESCO VIF-Financial Services Fund	33	106	188	444
INVESCO VIF-Health Sciences Fund	33	105	187	442
INVESCO VIF-Small Company Growth Fund	35	111	198	465
Janus A.S.-Aggressive Growth Portfolio-Service Shares	31	101	180	426
Janus A.S.-Balanced Portfolio-Service Shares	31	101	179	424
Janus A.S.-Growth Portfolio-Service Shares	31	101	179	424
Janus A.S.-Worldwide Growth Portfolio-Service Shares	32	102	181	428
Neuberger Berman-AMT Fasciano Portfolio (Class S)	36	116	206	482
Neuberger Berman-AMT Guardian Portfolio (Class S)	35	111	197	462
Oppenheimer Capital Appreciation Fund/VA-Service Class	30	97	174	412
Oppenheimer Global Securities Fund/VA-Service Class	31	99	176	417
Oppenheimer Main Street Small Cap Fund/VA-Service Class	34	109	194	458
Oppenheimer Multiple Strategies Fund/VA-Service Class	36	113	201	473
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	32	104	185	438
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	34	110	195	459
PBHG Insurance Series Funds -PBHG Select Value Portfolio	31	99	177	418
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	33	105	187	441
PIMCO VIT High Yield Portfolio-Administrative Class	29	92	165	393
PIMCO VIT Real Return Portfolio-Administrative Class	29	93	165	394
PIMCO VIT Total Return Portfolio-Administrative Class	29	92	165	393
Rydex Sector Rotation Fund	41	131	232	538
Strong Opportunity Fund II, Inc.-Advisor Series	37	117	208	486
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	34	109	194	458
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	29	94	168	399
Van Kampen UIF, Inc.-Large Value Portfolio	31	99	176	417
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	33	105	187	441
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	33	107	190	447

Examples Helmsman Contracts with Enhanced Death Benefit Rider and Earnings Enhancement Benefit Rider (issued to owner over age 70 and under age 79)	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	106	186	256	483
AIM V.I.-Government Securities Fund-Series II	106	183	251	473
AIM V.I.-Global Utilities Fund-Series II	109	193	267	507
AIM V.I.-Mid Cap Growth Fund-Series II	107	187	258	488
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	103	177	240	447
Dreyfus V.I.F. - Money Market	98	160	211	384
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	98	160	210	383
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	103	176	239	446
INVESCO VIF-Core Equity Fund	103	176	239	446
INVESCO VIF-Financial Services Fund	103	176	238	444
INVESCO VIF-Health Sciences Fund	103	175	237	442
INVESCO VIF-Small Company Growth Fund	105	181	248	465
Janus A.S.-Aggressive Growth Portfolio-Service Shares	101	171	230	426
Janus A.S.-Balanced Portfolio-Service Shares	101	171	229	424
Janus A.S.-Growth Portfolio-Service Shares	101	171	229	424
Janus A.S.-Worldwide Growth Portfolio-Service Shares	102	172	231	428
Neuberger Berman-AMT Fasciano Portfolio (Class S)	106	186	256	482
Neuberger Berman-AMT Guardian Portfolio (Class S)	105	181	247	462
Oppenheimer Capital Appreciation Fund/VA-Service Class	100	167	224	412
Oppenheimer Global Securities Fund/VA-Service Class	101	169	226	417
Oppenheimer Main Street Small Cap Fund/VA-Service Class	104	179	244	458
Oppenheimer Multiple Strategies Fund/VA-Service Class	106	183	251	473
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	102	174	235	438
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	104	180	245	459
PBHG Insurance Series Funds -PBHG Select Value Portfolio	101	169	227	418
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	103	175	237	441
PIMCO VIT High Yield Portfolio-Administrative Class	99	162	215	393
PIMCO VIT Real Return Portfolio-Administrative Class	99	163	215	394
PIMCO VIT Total Return Portfolio-Administrative Class	99	162	215	393
Rydex Sector Rotation Fund	111	201	282	538
Strong Opportunity Fund II, Inc.-Advisor Series	107	187	258	486
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	104	179	244	458
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	99	164	218	399
Van Kampen UIF, Inc.-Large Value Portfolio	101	169	226	417
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	103	175	237	441
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	103	177	240	447

Examples Helmsman Contracts with Enhanced Death Benefit Rider and Earnings Enhancement Benefit Rider (issued to owner over age 70 and under age 79)

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	36	116	206	483
AIM V.I.-Government Securities Fund-Series II	36	113	201	473
AIM V.I.-Global Utilities Fund-Series II	39	123	217	507
AIM V.I.-Mid Cap Growth Fund-Series II	37	117	208	488
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	33	107	190	447
Dreyfus V.I.F. - Money Market	28	90	161	384
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	28	90	160	383
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	33	106	189	446
INVESCO VIF-Core Equity Fund	33	106	189	446
INVESCO VIF-Financial Services Fund	33	106	188	444
INVESCO VIF-Health Sciences Fund	33	105	187	442
INVESCO VIF-Small Company Growth Fund	35	111	198	465
Janus A.S.-Aggressive Growth Portfolio-Service Shares	31	101	180	426
Janus A.S.-Balanced Portfolio-Service Shares	31	101	179	424
Janus A.S.-Growth Portfolio-Service Shares	31	101	179	424
Janus A.S.-Worldwide Growth Portfolio-Service Shares	32	102	181	428
Neuberger Berman-AMT Fasciano Portfolio (Class S)	36	116	206	482
Neuberger Berman-AMT Guardian Portfolio (Class S)	35	111	197	462
Oppenheimer Capital Appreciation Fund/VA-Service Class	30	97	174	412
Oppenheimer Global Securities Fund/VA-Service Class	31	99	176	417
Oppenheimer Main Street Small Cap Fund/VA-Service Class	34	109	194	458
Oppenheimer Multiple Strategies Fund/VA-Service Class	36	113	201	473
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	32	104	185	438
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	34	110	195	459
PBHG Insurance Series Funds -PBHG Select Value Portfolio	31	99	177	418
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	33	105	187	441
PIMCO VIT High Yield Portfolio-Administrative Class	29	92	165	393
PIMCO VIT Real Return Portfolio-Administrative Class	29	93	165	394
PIMCO VIT Total Return Portfolio-Administrative Class	29	92	165	393
Rydex Sector Rotation Fund	41	131	232	538
Strong Opportunity Fund II, Inc.-Advisor Series	37	117	208	486
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	34	109	194	458
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	29	94	168	399
Van Kampen UIF, Inc.-Large Value Portfolio	31	99	176	417
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	33	105	187	441
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	33	107	190	447

Examples Helmsman Contracts with Guaranteed Minimum Income Benefit Endorsement and Earnings Enhancement Benefit Rider	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	107	188	259	489
AIM V.I.-Government Securities Fund-Series II	106	185	254	478
AIM V.I.-Global Utilities Fund-Series II	109	194	270	512
AIM V.I.-Mid Cap Growth Fund-Series II	107	189	261	493
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	104	178	242	453
Dreyfus V.I.F. - Money Market	99	162	214	390
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	98	161	213	389
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	104	178	242	452
INVESCO VIF-Core Equity Fund	104	178	242	452
INVESCO VIF-Financial Services Fund	103	177	241	449
INVESCO VIF-Health Sciences Fund	103	177	240	448
INVESCO VIF-Small Company Growth Fund	105	183	250	470
Janus A.S.-Aggressive Growth Portfolio-Service Shares	102	172	233	432
Janus A.S.-Balanced Portfolio-Service Shares	102	172	232	430
Janus A.S.-Growth Portfolio-Service Shares	102	172	232	430
Janus A.S.-Worldwide Growth Portfolio-Service Shares	102	173	234	434
Neuberger Berman-AMT Fasciano Portfolio (Class S)	107	187	258	488
Neuberger Berman-AMT Guardian Portfolio (Class S)	105	182	249	468
Oppenheimer Capital Appreciation Fund/VA-Service Class	101	169	226	418
Oppenheimer Global Securities Fund/VA-Service Class	101	170	229	423
Oppenheimer Main Street Small Cap Fund/VA-Service Class	105	181	247	463
Oppenheimer Multiple Strategies Fund/VA-Service Class	106	185	254	478
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	103	176	238	443
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	105	181	248	465
PBHG Insurance Series Funds -PBHG Select Value Portfolio	101	171	229	424
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	103	177	240	447
PIMCO VIT High Yield Portfolio-Administrative Class	99	164	218	399
PIMCO VIT Real Return Portfolio-Administrative Class	99	164	218	400
PIMCO VIT Total Return Portfolio-Administrative Class	99	164	218	399
Rydex Sector Rotation Fund	112	203	284	543
Strong Opportunity Fund II, Inc.-Advisor Series	107	189	260	492
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	105	181	247	463
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	100	166	220	405
Van Kampen UIF, Inc.-Large Value Portfolio	101	170	229	423
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	103	177	240	447
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	104	178	242	453

Examples Helmsman Contracts with Guaranteed Minimum Income Benefit Endorsement and Earnings Enhancement Benefit Rider

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	37	118	209	489
AIM V.I.-Government Securities Fund-Series II	36	115	204	478
AIM V.I.-Global Utilities Fund-Series II	39	124	220	512
AIM V.I.-Mid Cap Growth Fund-Series II	37	119	211	493
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	34	108	192	453
Dreyfus V.I.F. - Money Market	29	92	164	390
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	28	91	163	389
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	34	108	192	452
INVESCO VIF-Core Equity Fund	34	108	192	452
INVESCO VIF-Financial Services Fund	33	107	191	449
INVESCO VIF-Health Sciences Fund	33	107	190	448
INVESCO VIF-Small Company Growth Fund	35	113	200	470
Janus A.S.-Aggressive Growth Portfolio-Service Shares	32	102	183	432
Janus A.S.-Balanced Portfolio-Service Shares	32	102	182	430
Janus A.S.-Growth Portfolio-Service Shares	32	102	182	430
Janus A.S.-Worldwide Growth Portfolio-Service Shares	32	103	184	434
Neuberger Berman-AMT Fasciano Portfolio (Class S)	37	117	208	488
Neuberger Berman-AMT Guardian Portfolio (Class S)	35	112	199	468
Oppenheimer Capital Appreciation Fund/VA-Service Class	31	99	176	418
Oppenheimer Global Securities Fund/VA-Service Class	31	100	179	423
Oppenheimer Main Street Small Cap Fund/VA-Service Class	35	111	197	463
Oppenheimer Multiple Strategies Fund/VA-Service Class	36	115	204	478
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	33	106	188	443
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	35	111	198	465
PBHG Insurance Series Funds -PBHG Select Value Portfolio	31	101	179	424
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	33	107	190	447
PIMCO VIT High Yield Portfolio-Administrative Class	29	94	168	399
PIMCO VIT Real Return Portfolio-Administrative Class	29	94	168	400
PIMCO VIT Total Return Portfolio-Administrative Class	29	94	168	399
Rydex Sector Rotation Fund	42	133	234	543
Strong Opportunity Fund II, Inc.-Advisor Series	37	119	210	492
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	35	111	197	463
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	30	96	170	405
Van Kampen UIF, Inc.-Large Value Portfolio	31	100	179	423
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	33	107	190	447
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	34	108	192	453

Examples Helmsman Contracts with Enhanced Death Benefit Rider, Guaranteed Minimum Income Benefit Endorsement, and Earnings Enhancement Benefit Rider (issued to owner age 70 and under)	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	108	191	264	500
AIM V.I.-Government Securities Fund-Series II	107	188	259	490
AIM V.I.-Global Utilities Fund-Series II	110	197	275	523
AIM V.I.-Mid Cap Growth Fund-Series II	108	192	266	504
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	105	181	248	464
Dreyfus V.I.F. - Money Market	100	165	219	402
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	99	165	219	401
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	105	181	247	463
INVESCO VIF-Core Equity Fund	105	181	247	463
INVESCO VIF-Financial Services Fund	104	180	246	461
INVESCO VIF-Health Sciences Fund	104	180	245	460
INVESCO VIF-Small Company Growth Fund	106	186	256	482
Janus A.S.-Aggressive Growth Portfolio-Service Shares	103	176	238	443
Janus A.S.-Balanced Portfolio-Service Shares	103	175	237	442
Janus A.S.-Growth Portfolio-Service Shares	103	175	237	442
Janus A.S.-Worldwide Growth Portfolio-Service Shares	103	176	239	446
Neuberger Berman-AMT Fasciano Portfolio (Class S)	108	191	264	499
Neuberger Berman-AMT Guardian Portfolio (Class S)	106	185	255	480
Oppenheimer Capital Appreciation Fund/VA-Service Class	102	172	232	430
Oppenheimer Global Securities Fund/VA-Service Class	102	173	234	435
Oppenheimer Main Street Small Cap Fund/VA-Service Class	106	184	252	475
Oppenheimer Multiple Strategies Fund/VA-Service Class	107	188	259	490
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	104	179	243	455
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	106	184	253	476
PBHG Insurance Series Funds -PBHG Select Value Portfolio	102	174	235	436
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	104	180	245	459
PIMCO VIT High Yield Portfolio-Administrative Class	100	167	223	411
PIMCO VIT Real Return Portfolio-Administrative Class	100	167	224	412
PIMCO VIT Total Return Portfolio-Administrative Class	100	167	223	411
Rydex Sector Rotation Fund	113	206	290	554
Strong Opportunity Fund II, Inc.-Advisor Series	108	192	266	503
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	106	184	252	475
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	101	169	226	417
Van Kampen UIF, Inc.-Large Value Portfolio	102	173	234	435
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	104	180	245	459
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	105	181	248	464

Examples Helmsman Contracts with Enhanced Death Benefit Rider, Guaranteed Minimum Income Benefit Endorsement, and Earnings Enhancement Benefit Rider (issued to owner age 70 and under)

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	38	121	214	500
AIM V.I.-Government Securities Fund-Series II	37	118	209	490
AIM V.I.-Global Utilities Fund-Series II	40	127	225	523
AIM V.I.-Mid Cap Growth Fund-Series II	38	122	216	504
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	35	111	198	464
Dreyfus V.I.F. - Money Market	30	95	169	402
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	29	95	169	401
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	35	111	197	463
INVESCO VIF-Core Equity Fund	35	111	197	463
INVESCO VIF-Financial Services Fund	34	110	196	461
INVESCO VIF-Health Sciences Fund	34	110	195	460
INVESCO VIF-Small Company Growth Fund	36	116	206	482
Janus A.S.-Aggressive Growth Portfolio-Service Shares	33	106	188	443
Janus A.S.-Balanced Portfolio-Service Shares	33	105	187	442
Janus A.S.-Growth Portfolio-Service Shares	33	105	187	442
Janus A.S.-Worldwide Growth Portfolio-Service Shares	33	106	189	446
Neuberger Berman-AMT Fasciano Portfolio (Class S)	38	121	214	499
Neuberger Berman-AMT Guardian Portfolio (Class S)	36	115	205	480
Oppenheimer Capital Appreciation Fund/VA-Service Class	32	102	182	430
Oppenheimer Global Securities Fund/VA-Service Class	32	103	184	435
Oppenheimer Main Street Small Cap Fund/VA-Service Class	36	114	202	475
Oppenheimer Multiple Strategies Fund/VA-Service Class	37	118	209	490
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	34	109	193	455
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	36	114	203	476
PBHG Insurance Series Funds -PBHG Select Value Portfolio	32	104	185	436
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	34	110	195	459
PIMCO VIT High Yield Portfolio-Administrative Class	30	97	173	411
PIMCO VIT Real Return Portfolio-Administrative Class	30	97	174	412
PIMCO VIT Total Return Portfolio-Administrative Class	30	97	173	411
Rydex Sector Rotation Fund	43	136	240	554
Strong Opportunity Fund II, Inc.-Advisor Series	38	122	216	503
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	36	114	202	475
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	31	99	176	417
Van Kampen UIF, Inc.-Large Value Portfolio	32	103	184	435
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	34	110	195	459
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	35	111	198	464

Examples Majesty Contract with Step-Up Death Benefit Rider (issued to owner age 70 and under)	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	104	148	192	452
AIM V.I.-Government Securities Fund-Series II	103	145	187	441
AIM V.I.-Global Utilities Fund-Series II	106	154	203	476
AIM V.I.-Mid Cap Growth Fund-Series II	104	149	194	457
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	101	138	175	415
Dreyfus V.I.F. - Money Market	95	121	146	350
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	95	121	145	349
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	100	138	174	414
INVESCO VIF-Core Equity Fund	100	138	174	414
INVESCO VIF-Financial Services Fund	100	137	173	411
INVESCO VIF-Health Sciences Fund	100	137	173	410
INVESCO VIF-Small Company Growth Fund	102	143	183	433
Janus A.S.-Aggressive Growth Portfolio-Service Shares	99	132	165	393
Janus A.S.-Balanced Portfolio-Service Shares	99	132	164	392
Janus A.S.-Growth Portfolio-Service Shares	99	132	164	392
Janus A.S.-Worldwide Growth Portfolio-Service Shares	99	133	166	396
Neuberger Berman-AMT Fasciano Portfolio (Class S)	104	147	191	451
Neuberger Berman-AMT Guardian Portfolio (Class S)	102	142	182	431
Oppenheimer Capital Appreciation Fund/VA-Service Class	98	129	159	379
Oppenheimer Global Securities Fund/VA-Service Class	98	130	161	384
Oppenheimer Main Street Small Cap Fund/VA-Service Class	101	141	180	426
Oppenheimer Multiple Strategies Fund/VA-Service Class	103	145	187	441
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	100	135	170	405
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	102	141	180	427
PBHG Insurance Series Funds -PBHG Select Value Portfolio	98	130	162	386
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	100	136	172	409
PIMCO VIT High Yield Portfolio-Administrative Class	96	124	150	359
PIMCO VIT Real Return Portfolio-Administrative Class	96	124	150	361
PIMCO VIT Total Return Portfolio-Administrative Class	96	124	150	359
Rydex Sector Rotation Fund	109	163	218	508
Strong Opportunity Fund II, Inc.-Advisor Series	104	149	193	455
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	101	141	180	426
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	96	125	153	366
Van Kampen UIF, Inc.-Large Value Portfolio	98	130	161	384
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	100	136	172	409
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	101	138	175	415

Examples Majesty Contract with Step-Up Death Benefit Rider (issued to owner age 70 and under)

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	34	108	192	452
AIM V.I.-Government Securities Fund-Series II	33	105	187	441
AIM V.I.-Global Utilities Fund-Series II	36	114	203	476
AIM V.I.-Mid Cap Growth Fund-Series II	34	109	194	457
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	31	98	175	415
Dreyfus V.I.F. - Money Market	25	81	146	350
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	25	81	145	349
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	30	98	174	414
INVESCO VIF-Core Equity Fund	30	98	174	414
INVESCO VIF-Financial Services Fund	30	97	173	411
INVESCO VIF-Health Sciences Fund	30	97	173	410
INVESCO VIF-Small Company Growth Fund	32	103	183	433
Janus A.S.-Aggressive Growth Portfolio-Service Shares	29	92	165	393
Janus A.S.-Balanced Portfolio-Service Shares	29	92	164	392
Janus A.S.-Growth Portfolio-Service Shares	29	92	164	392
Janus A.S.-Worldwide Growth Portfolio-Service Shares	29	93	166	396
Neuberger Berman-AMT Fasciano Portfolio (Class S)	34	107	191	451
Neuberger Berman-AMT Guardian Portfolio (Class S)	32	102	182	431
Oppenheimer Capital Appreciation Fund/VA-Service Class	28	89	159	379
Oppenheimer Global Securities Fund/VA-Service Class	28	90	161	384
Oppenheimer Main Street Small Cap Fund/VA-Service Class	31	101	180	426
Oppenheimer Multiple Strategies Fund/VA-Service Class	33	105	187	441
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	30	95	170	405
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	32	101	180	427
PBHG Insurance Series Funds -PBHG Select Value Portfolio	28	90	162	386
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	30	96	172	409
PIMCO VIT High Yield Portfolio-Administrative Class	26	84	150	359
PIMCO VIT Real Return Portfolio-Administrative Class	26	84	150	361
PIMCO VIT Total Return Portfolio-Administrative Class	26	84	150	359
Rydex Sector Rotation Fund	39	123	218	508
Strong Opportunity Fund II, Inc.-Advisor Series	34	109	193	455
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	31	101	180	426
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	26	85	153	366
Van Kampen UIF, Inc.-Large Value Portfolio	28	90	161	384
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	30	96	172	409
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	31	98	175	415

Examples Majesty Contract with Step-Up Death Benefit Rider (issued to owner over age 70 and under age 79)	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	104	149	194	458
AIM V.I.-Government Securities Fund-Series II	103	146	189	447
AIM V.I.-Global Utilities Fund-Series II	106	156	205	482
AIM V.I.-Mid Cap Growth Fund-Series II	105	151	196	462
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	101	140	178	421
Dreyfus V.I.F. - Money Market	96	123	149	357
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	96	123	148	355
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	101	139	177	420
INVESCO VIF-Core Equity Fund	101	139	177	420
INVESCO VIF-Financial Services Fund	101	139	176	417
INVESCO VIF-Health Sciences Fund	101	138	175	416
INVESCO VIF-Small Company Growth Fund	103	144	186	439
Janus A.S.-Aggressive Growth Portfolio-Service Shares	99	134	168	399
Janus A.S.-Balanced Portfolio-Service Shares	99	134	167	398
Janus A.S.-Growth Portfolio-Service Shares	99	134	167	398
Janus A.S.-Worldwide Growth Portfolio-Service Shares	99	135	169	402
Neuberger Berman-AMT Fasciano Portfolio (Class S)	104	149	194	457
Neuberger Berman-AMT Guardian Portfolio (Class S)	102	144	185	437
Oppenheimer Capital Appreciation Fund/VA-Service Class	98	130	162	386
Oppenheimer Global Securities Fund/VA-Service Class	99	132	164	391
Oppenheimer Main Street Small Cap Fund/VA-Service Class	102	142	182	432
Oppenheimer Multiple Strategies Fund/VA-Service Class	103	146	189	447
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	100	137	173	411
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	102	143	183	433
PBHG Insurance Series Funds -PBHG Select Value Portfolio	99	132	164	392
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	101	138	175	415
PIMCO VIT High Yield Portfolio-Administrative Class	96	125	153	366
PIMCO VIT Real Return Portfolio-Administrative Class	97	126	153	367
PIMCO VIT Total Return Portfolio-Administrative Class	96	125	153	366
Rydex Sector Rotation Fund	109	164	220	513
Strong Opportunity Fund II, Inc.-Advisor Series	104	150	196	461
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	102	142	182	432
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	97	127	155	372
Van Kampen UIF, Inc.-Large Value Portfolio	99	132	164	391
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	101	138	175	415
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	101	140	178	421

Examples Majesty Contract with Step-Up Death Benefit Rider (issued to owner over age 70 and under age 79)

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	34	109	194	458
AIM V.I.-Government Securities Fund-Series II	33	106	189	447
AIM V.I.-Global Utilities Fund-Series II	36	116	205	482
AIM V.I.-Mid Cap Growth Fund-Series II	35	111	196	462
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	31	100	178	421
Dreyfus V.I.F. - Money Market	26	83	149	357
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	26	83	148	355
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	31	99	177	420
INVESCO VIF-Core Equity Fund	31	99	177	420
INVESCO VIF-Financial Services Fund	31	99	176	417
INVESCO VIF-Health Sciences Fund	31	98	175	416
INVESCO VIF-Small Company Growth Fund	33	104	186	439
Janus A.S.-Aggressive Growth Portfolio-Service Shares	29	94	168	399
Janus A.S.-Balanced Portfolio-Service Shares	29	94	167	398
Janus A.S.-Growth Portfolio-Service Shares	29	94	167	398
Janus A.S.-Worldwide Growth Portfolio-Service Shares	29	95	169	402
Neuberger Berman-AMT Fasciano Portfolio (Class S)	34	109	194	457
Neuberger Berman-AMT Guardian Portfolio (Class S)	32	104	185	437
Oppenheimer Capital Appreciation Fund/VA-Service Class	28	90	162	386
Oppenheimer Global Securities Fund/VA-Service Class	29	92	164	391
Oppenheimer Main Street Small Cap Fund/VA-Service Class	32	102	182	432
Oppenheimer Multiple Strategies Fund/VA-Service Class	33	106	189	447
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	30	97	173	411
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	32	103	183	433
PBHG Insurance Series Funds -PBHG Select Value Portfolio	29	92	164	392
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	31	98	175	415
PIMCO VIT High Yield Portfolio-Administrative Class	26	85	153	366
PIMCO VIT Real Return Portfolio-Administrative Class	27	86	153	367
PIMCO VIT Total Return Portfolio-Administrative Class	26	85	153	366
Rydex Sector Rotation Fund	39	124	220	513
Strong Opportunity Fund II, Inc.-Advisor Series	34	110	196	461
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	32	102	182	432
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	27	87	155	372
Van Kampen UIF, Inc.-Large Value Portfolio	29	92	164	391
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	31	98	175	415
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	31	100	178	421

Examples Majesty Contract with Enhanced Death Benefit Rider (issued to owner age 70 and under)	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	105	152	200	469
AIM V.I.-Government Securities Fund-Series II	104	150	195	459
AIM V.I.-Global Utilities Fund-Series II	107	159	211	493
AIM V.I.-Mid Cap Growth Fund-Series II	106	154	202	474
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	102	143	183	433
Dreyfus V.I.F. - Money Market	97	126	154	369
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	97	126	154	368
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	102	142	182	432
INVESCO VIF-Core Equity Fund	102	142	182	432
INVESCO VIF-Financial Services Fund	102	142	181	429
INVESCO VIF-Health Sciences Fund	102	141	181	428
INVESCO VIF-Small Company Growth Fund	104	147	191	451
Janus A.S.-Aggressive Growth Portfolio-Service Shares	100	137	173	411
Janus A.S.-Balanced Portfolio-Service Shares	100	137	173	410
Janus A.S.-Growth Portfolio-Service Shares	100	137	173	410
Janus A.S.-Worldwide Growth Portfolio-Service Shares	100	138	174	414
Neuberger Berman-AMT Fasciano Portfolio (Class S)	105	152	199	468
Neuberger Berman-AMT Guardian Portfolio (Class S)	103	147	190	448
Oppenheimer Capital Appreciation Fund/VA-Service Class	99	134	167	398
Oppenheimer Global Securities Fund/VA-Service Class	100	135	169	403
Oppenheimer Main Street Small Cap Fund/VA-Service Class	103	146	188	444
Oppenheimer Multiple Strategies Fund/VA-Service Class	104	150	195	459
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	101	140	179	423
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	103	146	188	445
PBHG Insurance Series Funds -PBHG Select Value Portfolio	100	135	170	404
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	102	141	180	427
PIMCO VIT High Yield Portfolio-Administrative Class	97	128	158	378
PIMCO VIT Real Return Portfolio-Administrative Class	98	129	159	379
PIMCO VIT Total Return Portfolio-Administrative Class	97	128	158	378
Rydex Sector Rotation Fund	110	167	225	524
Strong Opportunity Fund II, Inc.-Advisor Series	105	153	201	473
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	103	146	188	444
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	98	130	161	384
Van Kampen UIF, Inc.-Large Value Portfolio	100	135	169	403
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	102	141	180	427
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	102	143	183	433

Examples Majesty Contract with Enhanced Death Benefit Rider (issued to owner age 70 and under)

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	35	112	200	469
AIM V.I.-Government Securities Fund-Series II	34	110	195	459
AIM V.I.-Global Utilities Fund-Series II	37	119	211	493
AIM V.I.-Mid Cap Growth Fund-Series II	36	114	202	474
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	32	103	183	433
Dreyfus V.I.F. - Money Market	27	86	154	369
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	27	86	154	368
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	32	102	182	432
INVESCO VIF-Core Equity Fund	32	102	182	432
INVESCO VIF-Financial Services Fund	32	102	181	429
INVESCO VIF-Health Sciences Fund	32	101	181	428
INVESCO VIF-Small Company Growth Fund	34	107	191	451
Janus A.S.-Aggressive Growth Portfolio-Service Shares	30	97	173	411
Janus A.S.-Balanced Portfolio-Service Shares	30	97	173	410
Janus A.S.-Growth Portfolio-Service Shares	30	97	173	410
Janus A.S.-Worldwide Growth Portfolio-Service Shares	30	98	174	414
Neuberger Berman-AMT Fasciano Portfolio (Class S)	35	112	199	468
Neuberger Berman-AMT Guardian Portfolio (Class S)	33	107	190	448
Oppenheimer Capital Appreciation Fund/VA-Service Class	29	94	167	398
Oppenheimer Global Securities Fund/VA-Service Class	30	95	169	403
Oppenheimer Main Street Small Cap Fund/VA-Service Class	33	106	188	444
Oppenheimer Multiple Strategies Fund/VA-Service Class	34	110	195	459
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	31	100	179	423
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	33	106	188	445
PBHG Insurance Series Funds -PBHG Select Value Portfolio	30	95	170	404
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	32	101	180	427
PIMCO VIT High Yield Portfolio-Administrative Class	27	88	158	378
PIMCO VIT Real Return Portfolio-Administrative Class	28	89	159	379
PIMCO VIT Total Return Portfolio-Administrative Class	27	88	158	378
Rydex Sector Rotation Fund	40	127	225	524
Strong Opportunity Fund II, Inc.-Advisor Series	35	113	201	473
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	33	106	188	444
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	28	90	161	384
Van Kampen UIF, Inc.-Large Value Portfolio	30	95	169	403
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	32	101	180	427
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	32	103	183	433

Examples Majesty Contract with Enhanced Death Benefit Rider (issued to owner over age 70 and under age 79)	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	106	155	205	481
AIM V.I.-Government Securities Fund-Series II	105	153	200	470
AIM V.I.-Global Utilities Fund-Series II	108	162	216	504
AIM V.I.-Mid Cap Growth Fund-Series II	107	157	207	485
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	103	146	188	445
Dreyfus V.I.F. - Money Market	98	129	160	382
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	98	129	159	380
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	103	145	188	443
INVESCO VIF-Core Equity Fund	103	145	188	443
INVESCO VIF-Financial Services Fund	103	145	187	441
INVESCO VIF-Health Sciences Fund	103	145	186	440
INVESCO VIF-Small Company Growth Fund	105	150	196	462
Janus A.S.-Aggressive Growth Portfolio-Service Shares	101	140	179	423
Janus A.S.-Balanced Portfolio-Service Shares	101	140	178	422
Janus A.S.-Growth Portfolio-Service Shares	101	140	178	422
Janus A.S.-Worldwide Growth Portfolio-Service Shares	101	141	180	426
Neuberger Berman-AMT Fasciano Portfolio (Class S)	106	155	204	479
Neuberger Berman-AMT Guardian Portfolio (Class S)	104	150	195	460
Oppenheimer Capital Appreciation Fund/VA-Service Class	100	137	173	410
Oppenheimer Global Securities Fund/VA-Service Class	101	138	175	415
Oppenheimer Main Street Small Cap Fund/VA-Service Class	104	149	193	455
Oppenheimer Multiple Strategies Fund/VA-Service Class	105	153	200	470
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	102	143	184	435
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	104	149	194	456
PBHG Insurance Series Funds -PBHG Select Value Portfolio	101	138	175	416
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	103	144	186	439
PIMCO VIT High Yield Portfolio-Administrative Class	98	132	164	390
PIMCO VIT Real Return Portfolio-Administrative Class	99	132	164	392
PIMCO VIT Total Return Portfolio-Administrative Class	98	132	164	390
Rydex Sector Rotation Fund	111	170	231	535
Strong Opportunity Fund II, Inc.-Advisor Series	106	156	206	484
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	104	149	193	455
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	99	133	166	396
Van Kampen UIF, Inc.-Large Value Portfolio	101	138	175	415
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	103	144	186	439
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	103	146	188	445

Examples Majesty Contract with Enhanced Death Benefit Rider (issued to owner over age 70 and under age 79)

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	36	115	205	481
AIM V.I.-Government Securities Fund-Series II	35	113	200	470
AIM V.I.-Global Utilities Fund-Series II	38	122	216	504
AIM V.I.-Mid Cap Growth Fund-Series II	37	117	207	485
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	33	106	188	445
Dreyfus V.I.F. - Money Market	28	89	160	382
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	28	89	159	380
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	33	105	188	443
INVESCO VIF-Core Equity Fund	33	105	188	443
INVESCO VIF-Financial Services Fund	33	105	187	441
INVESCO VIF-Health Sciences Fund	33	105	186	440
INVESCO VIF-Small Company Growth Fund	35	110	196	462
Janus A.S.-Aggressive Growth Portfolio-Service Shares	31	100	179	423
Janus A.S.-Balanced Portfolio-Service Shares	31	100	178	422
Janus A.S.-Growth Portfolio-Service Shares	31	100	178	422
Janus A.S.-Worldwide Growth Portfolio-Service Shares	31	101	180	426
Neuberger Berman-AMT Fasciano Portfolio (Class S)	36	115	204	479
Neuberger Berman-AMT Guardian Portfolio (Class S)	34	110	195	460
Oppenheimer Capital Appreciation Fund/VA-Service Class	30	97	173	410
Oppenheimer Global Securities Fund/VA-Service Class	31	98	175	415
Oppenheimer Main Street Small Cap Fund/VA-Service Class	34	109	193	455
Oppenheimer Multiple Strategies Fund/VA-Service Class	35	113	200	470
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	32	103	184	435
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	34	109	194	456
PBHG Insurance Series Funds -PBHG Select Value Portfolio	31	98	175	416
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	33	104	186	439
PIMCO VIT High Yield Portfolio-Administrative Class	28	92	164	390
PIMCO VIT Real Return Portfolio-Administrative Class	29	92	164	392
PIMCO VIT Total Return Portfolio-Administrative Class	28	92	164	390
Rydex Sector Rotation Fund	41	130	231	535
Strong Opportunity Fund II, Inc.-Advisor Series	36	116	206	484
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	34	109	193	455
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	29	93	166	396
Van Kampen UIF, Inc.-Large Value Portfolio	31	98	175	415
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	33	104	186	439
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	33	106	188	445

Examples Majesty Contract with Guaranteed Minimum Income Benefit Endorsement	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	106	154	202	475
AIM V.I.-Government Securities Fund-Series II	105	151	197	465
AIM V.I.-Global Utilities Fund-Series II	108	160	213	499
AIM V.I.-Mid Cap Growth Fund-Series II	106	155	204	479
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	103	144	186	439
Dreyfus V.I.F. - Money Market	97	128	157	375
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	97	127	156	374
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	102	144	185	438
INVESCO VIF-Core Equity Fund	102	144	185	438
INVESCO VIF-Financial Services Fund	102	143	184	435
INVESCO VIF-Health Sciences Fund	102	143	183	434
INVESCO VIF-Small Company Growth Fund	104	149	194	456
Janus A.S.-Aggressive Growth Portfolio-Service Shares	101	139	176	417
Janus A.S.-Balanced Portfolio-Service Shares	101	138	175	416
Janus A.S.-Growth Portfolio-Service Shares	101	138	175	416
Janus A.S.-Worldwide Growth Portfolio-Service Shares	101	139	177	420
Neuberger Berman-AMT Fasciano Portfolio (Class S)	106	154	202	474
Neuberger Berman-AMT Guardian Portfolio (Class S)	104	148	193	454
Oppenheimer Capital Appreciation Fund/VA-Service Class	100	135	170	404
Oppenheimer Global Securities Fund/VA-Service Class	100	136	172	409
Oppenheimer Main Street Small Cap Fund/VA-Service Class	103	147	190	449
Oppenheimer Multiple Strategies Fund/VA-Service Class	105	151	197	465
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	102	142	181	429
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	104	147	191	451
PBHG Insurance Series Funds -PBHG Select Value Portfolio	100	137	173	410
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	102	143	183	433
PIMCO VIT High Yield Portfolio-Administrative Class	98	130	161	384
PIMCO VIT Real Return Portfolio-Administrative Class	98	130	162	385
PIMCO VIT Total Return Portfolio-Administrative Class	98	130	161	384
Rydex Sector Rotation Fund	111	169	228	530
Strong Opportunity Fund II, Inc.-Advisor Series	106	155	204	478
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	103	147	190	449
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	98	132	164	390
Van Kampen UIF, Inc.-Large Value Portfolio	100	136	172	409
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	102	143	183	433
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	103	144	186	439

Examples Majesty Contract with Guaranteed Minimum Income Benefit Endorsement

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	36	114	202	475
AIM V.I.-Government Securities Fund-Series II	35	111	197	465
AIM V.I.-Global Utilities Fund-Series II	38	120	213	499
AIM V.I.-Mid Cap Growth Fund-Series II	36	115	204	479
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	33	104	186	439
Dreyfus V.I.F. - Money Market	27	88	157	375
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	27	87	156	374
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	32	104	185	438
INVESCO VIF-Core Equity Fund	32	104	185	438
INVESCO VIF-Financial Services Fund	32	103	184	435
INVESCO VIF-Health Sciences Fund	32	103	183	434
INVESCO VIF-Small Company Growth Fund	34	109	194	456
Janus A.S.-Aggressive Growth Portfolio-Service Shares	31	99	176	417
Janus A.S.-Balanced Portfolio-Service Shares	31	98	175	416
Janus A.S.-Growth Portfolio-Service Shares	31	98	175	416
Janus A.S.-Worldwide Growth Portfolio-Service Shares	31	99	177	420
Neuberger Berman-AMT Fasciano Portfolio (Class S)	36	114	202	474
Neuberger Berman-AMT Guardian Portfolio (Class S)	34	108	193	454
Oppenheimer Capital Appreciation Fund/VA-Service Class	30	95	170	404
Oppenheimer Global Securities Fund/VA-Service Class	30	96	172	409
Oppenheimer Main Street Small Cap Fund/VA-Service Class	33	107	190	449
Oppenheimer Multiple Strategies Fund/VA-Service Class	35	111	197	465
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	32	102	181	429
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	34	107	191	451
PBHG Insurance Series Funds -PBHG Select Value Portfolio	30	97	173	410
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	32	103	183	433
PIMCO VIT High Yield Portfolio-Administrative Class	28	90	161	384
PIMCO VIT Real Return Portfolio-Administrative Class	28	90	162	385
PIMCO VIT Total Return Portfolio-Administrative Class	28	90	161	384
Rydex Sector Rotation Fund	41	129	228	530
Strong Opportunity Fund II, Inc.-Advisor Series	36	115	204	478
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	33	107	190	449
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	28	92	164	390
Van Kampen UIF, Inc.-Large Value Portfolio	30	96	172	409
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	32	103	183	433
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	33	104	186	439

Examples Majesty Contract with Earnings Enhancement Benefit Rider	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	106	154	202	475
AIM V.I.-Government Securities Fund-Series II	105	151	197	465
AIM V.I.-Global Utilities Fund-Series II	108	160	213	499
AIM V.I.-Mid Cap Growth Fund-Series II	106	155	204	479
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	103	144	186	439
Dreyfus V.I.F. - Money Market	97	128	157	375
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	97	127	156	374
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	102	144	185	438
INVESCO VIF-Core Equity Fund	102	144	185	438
INVESCO VIF-Financial Services Fund	102	143	184	435
INVESCO VIF-Health Sciences Fund	102	143	183	434
INVESCO VIF-Small Company Growth Fund	104	149	194	456
Janus A.S.-Aggressive Growth Portfolio-Service Shares	101	139	176	417
Janus A.S.-Balanced Portfolio-Service Shares	101	138	175	416
Janus A.S.-Growth Portfolio-Service Shares	101	138	175	416
Janus A.S.-Worldwide Growth Portfolio-Service Shares	101	139	177	420
Neuberger Berman-AMT Fasciano Portfolio (Class S)	106	154	202	474
Neuberger Berman-AMT Guardian Portfolio (Class S)	104	148	193	454
Oppenheimer Capital Appreciation Fund/VA-Service Class	100	135	170	404
Oppenheimer Global Securities Fund/VA-Service Class	100	136	172	409
Oppenheimer Main Street Small Cap Fund/VA-Service Class	103	147	190	449
Oppenheimer Multiple Strategies Fund/VA-Service Class	105	151	197	465
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	102	142	181	429
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	104	147	191	451
PBHG Insurance Series Funds -PBHG Select Value Portfolio	100	137	173	410
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	102	143	183	433
PIMCO VIT High Yield Portfolio-Administrative Class	98	130	161	384
PIMCO VIT Real Return Portfolio-Administrative Class	98	130	162	385
PIMCO VIT Total Return Portfolio-Administrative Class	98	130	161	384
Rydex Sector Rotation Fund	111	169	228	530
Strong Opportunity Fund II, Inc.-Advisor Series	106	155	204	478
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	103	147	190	449
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	98	132	164	390
Van Kampen UIF, Inc.-Large Value Portfolio	100	136	172	409
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	102	143	183	433
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	103	144	186	439

Examples Majesty Contract with Earnings Enhancement Benefit Rider

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	36	114	202	475
AIM V.I.-Government Securities Fund-Series II	35	111	197	465
AIM V.I.-Global Utilities Fund-Series II	38	120	213	499
AIM V.I.-Mid Cap Growth Fund-Series II	36	115	204	479
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	33	104	186	439
Dreyfus V.I.F. - Money Market	27	88	157	375
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	27	87	156	374
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	32	104	185	438
INVESCO VIF-Core Equity Fund	32	104	185	438
INVESCO VIF-Financial Services Fund	32	103	184	435
INVESCO VIF-Health Sciences Fund	32	103	183	434
INVESCO VIF-Small Company Growth Fund	34	109	194	456
Janus A.S.-Aggressive Growth Portfolio-Service Shares	31	99	176	417
Janus A.S.-Balanced Portfolio-Service Shares	31	98	175	416
Janus A.S.-Growth Portfolio-Service Shares	31	98	175	416
Janus A.S.-Worldwide Growth Portfolio-Service Shares	31	99	177	420
Neuberger Berman-AMT Fasciano Portfolio (Class S)	36	114	202	474
Neuberger Berman-AMT Guardian Portfolio (Class S)	34	108	193	454
Oppenheimer Capital Appreciation Fund/VA-Service Class	30	95	170	404
Oppenheimer Global Securities Fund/VA-Service Class	30	96	172	409
Oppenheimer Main Street Small Cap Fund/VA-Service Class	33	107	190	449
Oppenheimer Multiple Strategies Fund/VA-Service Class	35	111	197	465
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	32	102	181	429
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	34	107	191	451
PBHG Insurance Series Funds -PBHG Select Value Portfolio	30	97	173	410
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	32	103	183	433
PIMCO VIT High Yield Portfolio-Administrative Class	28	90	161	384
PIMCO VIT Real Return Portfolio-Administrative Class	28	90	162	385
PIMCO VIT Total Return Portfolio-Administrative Class	28	90	161	384
Rydex Sector Rotation Fund	41	129	228	530
Strong Opportunity Fund II, Inc.-Advisor Series	36	115	204	478
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	33	107	190	449
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	28	92	164	390
Van Kampen UIF, Inc.-Large Value Portfolio	30	96	172	409
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	32	103	183	433
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	33	104	186	439

Examples Majesty Contract with Guaranteed Minimum Income Benefit Endorsement and Earnings Enhancement Benefit Rider	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	109	163	218	509
AIM V.I.-Government Securities Fund-Series II	108	160	213	498
AIM V.I.-Global Utilities Fund-Series II	111	170	229	532
AIM V.I.-Mid Cap Growth Fund-Series II	109	164	220	513
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	106	154	202	473
Dreyfus V.I.F. - Money Market	100	137	173	412
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	100	137	173	411
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	105	153	201	472
INVESCO VIF-Core Equity Fund	105	153	201	472
INVESCO VIF-Financial Services Fund	105	153	200	470
INVESCO VIF-Health Sciences Fund	105	152	199	469
INVESCO VIF-Small Company Growth Fund	107	158	210	491
Janus A.S.-Aggressive Growth Portfolio-Service Shares	104	148	192	453
Janus A.S.-Balanced Portfolio-Service Shares	104	148	191	451
Janus A.S.-Growth Portfolio-Service Shares	104	148	191	451
Janus A.S.-Worldwide Growth Portfolio-Service Shares	104	149	193	455
Neuberger Berman-AMT Fasciano Portfolio (Class S)	109	163	217	507
Neuberger Berman-AMT Guardian Portfolio (Class S)	107	158	209	488
Oppenheimer Capital Appreciation Fund/VA-Service Class	103	144	186	440
Oppenheimer Global Securities Fund/VA-Service Class	103	146	188	444
Oppenheimer Main Street Small Cap Fund/VA-Service Class	106	156	206	484
Oppenheimer Multiple Strategies Fund/VA-Service Class	108	160	213	498
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	105	151	197	464
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	107	157	207	485
PBHG Insurance Series Funds -PBHG Select Value Portfolio	103	146	189	446
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	105	152	199	468
PIMCO VIT High Yield Portfolio-Administrative Class	101	139	177	420
PIMCO VIT Real Return Portfolio-Administrative Class	101	140	178	422
PIMCO VIT Total Return Portfolio-Administrative Class	101	139	177	420
Rydex Sector Rotation Fund	114	178	243	562
Strong Opportunity Fund II, Inc.-Advisor Series	109	164	220	512
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	106	156	206	484
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	101	141	180	426
Van Kampen UIF, Inc.-Large Value Portfolio	103	146	188	444
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	105	152	199	468
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	106	154	202	473

Examples Majesty Contract with Guaranteed Minimum Income Benefit Endorsement and Earnings Enhancement Benefit Rider

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	39	123	218	509
AIM V.I.-Government Securities Fund-Series II	38	120	213	498
AIM V.I.-Global Utilities Fund-Series II	41	130	229	532
AIM V.I.-Mid Cap Growth Fund-Series II	39	124	220	513
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	36	114	202	473
Dreyfus V.I.F. - Money Market	30	97	173	412
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	30	97	173	411
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	35	113	201	472
INVESCO VIF-Core Equity Fund	35	113	201	472
INVESCO VIF-Financial Services Fund	35	113	200	470
INVESCO VIF-Health Sciences Fund	35	112	199	469
INVESCO VIF-Small Company Growth Fund	37	118	210	491
Janus A.S.-Aggressive Growth Portfolio-Service Shares	34	108	192	453
Janus A.S.-Balanced Portfolio-Service Shares	34	108	191	451
Janus A.S.-Growth Portfolio-Service Shares	34	108	191	451
Janus A.S.-Worldwide Growth Portfolio-Service Shares	34	109	193	455
Neuberger Berman-AMT Fasciano Portfolio (Class S)	39	123	217	507
Neuberger Berman-AMT Guardian Portfolio (Class S)	37	118	209	488
Oppenheimer Capital Appreciation Fund/VA-Service Class	33	104	186	440
Oppenheimer Global Securities Fund/VA-Service Class	33	106	188	444
Oppenheimer Main Street Small Cap Fund/VA-Service Class	36	116	206	484
Oppenheimer Multiple Strategies Fund/VA-Service Class	38	120	213	498
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	35	111	197	464
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	37	117	207	485
PBHG Insurance Series Funds -PBHG Select Value Portfolio	33	106	189	446
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	35	112	199	468
PIMCO VIT High Yield Portfolio-Administrative Class	31	99	177	420
PIMCO VIT Real Return Portfolio-Administrative Class	31	100	178	422
PIMCO VIT Total Return Portfolio-Administrative Class	31	99	177	420
Rydex Sector Rotation Fund	44	138	243	562
Strong Opportunity Fund II, Inc.-Advisor Series	39	124	220	512
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	36	116	206	484
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	31	101	180	426
Van Kampen UIF, Inc.-Large Value Portfolio	33	106	188	444
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	35	112	199	468
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	36	114	202	473

Examples Majesty Contract with Step-Up Death Benefit Rider and Guaranteed Minimum Income Benefit Endorsement (issued to owner age 70 and under)	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	107	157	208	486
AIM V.I.-Government Securities Fund-Series II	106	154	203	476
AIM V.I.-Global Utilities Fund-Series II	109	163	219	510
AIM V.I.-Mid Cap Growth Fund-Series II	107	158	210	491
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	104	147	191	450
Dreyfus V.I.F. - Money Market	98	131	163	388
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	98	131	162	386
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	103	147	190	449
INVESCO VIF-Core Equity Fund	103	147	190	449
INVESCO VIF-Financial Services Fund	103	146	189	447
INVESCO VIF-Health Sciences Fund	103	146	189	446
INVESCO VIF-Small Company Growth Fund	105	152	199	468
Janus A.S.-Aggressive Growth Portfolio-Service Shares	102	142	181	429
Janus A.S.-Balanced Portfolio-Service Shares	102	141	181	428
Janus A.S.-Growth Portfolio-Service Shares	102	141	181	428
Janus A.S.-Worldwide Growth Portfolio-Service Shares	102	142	182	432
Neuberger Berman-AMT Fasciano Portfolio (Class S)	107	157	207	485
Neuberger Berman-AMT Guardian Portfolio (Class S)	105	151	198	466
Oppenheimer Capital Appreciation Fund/VA-Service Class	101	138	175	416
Oppenheimer Global Securities Fund/VA-Service Class	101	140	177	421
Oppenheimer Main Street Small Cap Fund/VA-Service Class	104	150	196	461
Oppenheimer Multiple Strategies Fund/VA-Service Class	106	154	203	476
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	103	145	187	441
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	105	150	196	462
PBHG Insurance Series Funds -PBHG Select Value Portfolio	101	140	178	422
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	103	146	188	445
PIMCO VIT High Yield Portfolio-Administrative Class	99	133	166	396
PIMCO VIT Real Return Portfolio-Administrative Class	99	133	167	398
PIMCO VIT Total Return Portfolio-Administrative Class	99	133	166	396
Rydex Sector Rotation Fund	112	172	233	540
Strong Opportunity Fund II, Inc.-Advisor Series	107	158	209	490
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	104	150	196	461
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	99	135	169	403
Van Kampen UIF, Inc.-Large Value Portfolio	101	140	177	421
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	103	146	188	445
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	104	147	191	450

Examples Majesty Contract with Step-Up Death Benefit Rider and Guaranteed Minimum Income Benefit Endorsement (issued to owner age 70 and under)

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	37	117	208	486
AIM V.I.-Government Securities Fund-Series II	36	114	203	476
AIM V.I.-Global Utilities Fund-Series II	39	123	219	510
AIM V.I.-Mid Cap Growth Fund-Series II	37	118	210	491
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	34	107	191	450
Dreyfus V.I.F. - Money Market	28	91	163	388
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	28	91	162	386
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	33	107	190	449
INVESCO VIF-Core Equity Fund	33	107	190	449
INVESCO VIF-Financial Services Fund	33	106	189	447
INVESCO VIF-Health Sciences Fund	33	106	189	446
INVESCO VIF-Small Company Growth Fund	35	112	199	468
Janus A.S.-Aggressive Growth Portfolio-Service Shares	32	102	181	429
Janus A.S.-Balanced Portfolio-Service Shares	32	101	181	428
Janus A.S.-Growth Portfolio-Service Shares	32	101	181	428
Janus A.S.-Worldwide Growth Portfolio-Service Shares	32	102	182	432
Neuberger Berman-AMT Fasciano Portfolio (Class S)	37	117	207	485
Neuberger Berman-AMT Guardian Portfolio (Class S)	35	111	198	466
Oppenheimer Capital Appreciation Fund/VA-Service Class	31	98	175	416
Oppenheimer Global Securities Fund/VA-Service Class	31	100	177	421
Oppenheimer Main Street Small Cap Fund/VA-Service Class	34	110	196	461
Oppenheimer Multiple Strategies Fund/VA-Service Class	36	114	203	476
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	33	105	187	441
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	35	110	196	462
PBHG Insurance Series Funds -PBHG Select Value Portfolio	31	100	178	422
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	33	106	188	445
PIMCO VIT High Yield Portfolio-Administrative Class	29	93	166	396
PIMCO VIT Real Return Portfolio-Administrative Class	29	93	167	398
PIMCO VIT Total Return Portfolio-Administrative Class	29	93	166	396
Rydex Sector Rotation Fund	42	132	233	540
Strong Opportunity Fund II, Inc.-Advisor Series	37	118	209	490
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	34	110	196	461
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	29	95	169	403
Van Kampen UIF, Inc.-Large Value Portfolio	31	100	177	421
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	33	106	188	445
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	34	107	191	450

Examples Majesty Contract with Step-Up Death Benefit Rider and Earnings Enhancement Benefit Rider (issued to owner age 70 and under)	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	107	157	208	486
AIM V.I.-Government Securities Fund-Series II	106	154	203	476
AIM V.I.-Global Utilities Fund-Series II	109	163	219	510
AIM V.I.-Mid Cap Growth Fund-Series II	107	158	210	491
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	104	147	191	450
Dreyfus V.I.F. - Money Market	98	131	163	388
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	98	131	162	386
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	103	147	190	449
INVESCO VIF-Core Equity Fund	103	147	190	449
INVESCO VIF-Financial Services Fund	103	146	189	447
INVESCO VIF-Health Sciences Fund	103	146	189	446
INVESCO VIF-Small Company Growth Fund	105	152	199	468
Janus A.S.-Aggressive Growth Portfolio-Service Shares	102	142	181	429
Janus A.S.-Balanced Portfolio-Service Shares	102	141	181	428
Janus A.S.-Growth Portfolio-Service Shares	102	141	181	428
Janus A.S.-Worldwide Growth Portfolio-Service Shares	102	142	182	432
Neuberger Berman-AMT Fasciano Portfolio (Class S)	107	157	207	485
Neuberger Berman-AMT Guardian Portfolio (Class S)	105	151	198	466
Oppenheimer Capital Appreciation Fund/VA-Service Class	101	138	175	416
Oppenheimer Global Securities Fund/VA-Service Class	101	140	177	421
Oppenheimer Main Street Small Cap Fund/VA-Service Class	104	150	196	461
Oppenheimer Multiple Strategies Fund/VA-Service Class	106	154	203	476
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	103	145	187	441
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	105	150	196	462
PBHG Insurance Series Funds -PBHG Select Value Portfolio	101	140	178	422
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	103	146	188	445
PIMCO VIT High Yield Portfolio-Administrative Class	99	133	166	396
PIMCO VIT Real Return Portfolio-Administrative Class	99	133	167	398
PIMCO VIT Total Return Portfolio-Administrative Class	99	133	166	396
Rydex Sector Rotation Fund	112	172	233	540
Strong Opportunity Fund II, Inc.-Advisor Series	107	158	209	490
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	104	150	196	461
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	99	135	169	403
Van Kampen UIF, Inc.-Large Value Portfolio	101	140	177	421
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	103	146	188	445
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	104	147	191	450

Examples Majesty Contract with Step-Up Death Benefit Rider and Earnings Enhancement Benefit Rider (issued to owner age 70 and under)

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	37	117	208	486
AIM V.I.-Government Securities Fund-Series II	36	114	203	476
AIM V.I.-Global Utilities Fund-Series II	39	123	219	510
AIM V.I.-Mid Cap Growth Fund-Series II	37	118	210	491
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	34	107	191	450
Dreyfus V.I.F. - Money Market	28	91	163	388
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	28	91	162	386
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	33	107	190	449
INVESCO VIF-Core Equity Fund	33	107	190	449
INVESCO VIF-Financial Services Fund	33	106	189	447
INVESCO VIF-Health Sciences Fund	33	106	189	446
INVESCO VIF-Small Company Growth Fund	35	112	199	468
Janus A.S.-Aggressive Growth Portfolio-Service Shares	32	102	181	429
Janus A.S.-Balanced Portfolio-Service Shares	32	101	181	428
Janus A.S.-Growth Portfolio-Service Shares	32	101	181	428
Janus A.S.-Worldwide Growth Portfolio-Service Shares	32	102	182	432
Neuberger Berman-AMT Fasciano Portfolio (Class S)	37	117	207	485
Neuberger Berman-AMT Guardian Portfolio (Class S)	35	111	198	466
Oppenheimer Capital Appreciation Fund/VA-Service Class	31	98	175	416
Oppenheimer Global Securities Fund/VA-Service Class	31	100	177	421
Oppenheimer Main Street Small Cap Fund/VA-Service Class	34	110	196	461
Oppenheimer Multiple Strategies Fund/VA-Service Class	36	114	203	476
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	33	105	187	441
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	35	110	196	462
PBHG Insurance Series Funds -PBHG Select Value Portfolio	31	100	178	422
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	33	106	188	445
PIMCO VIT High Yield Portfolio-Administrative Class	29	93	166	396
PIMCO VIT Real Return Portfolio-Administrative Class	29	93	167	398
PIMCO VIT Total Return Portfolio-Administrative Class	29	93	166	396
Rydex Sector Rotation Fund	42	132	233	540
Strong Opportunity Fund II, Inc.-Advisor Series	37	118	209	490
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	34	110	196	461
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	29	95	169	403
Van Kampen UIF, Inc.-Large Value Portfolio	31	100	177	421
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	33	106	188	445
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	34	107	191	450

Examples Majesty Contract with Step-Up Death Benefit Rider, Guaranteed Minimum Income Benefit Endorsement, and Enhanced Death Benefit Rider (issued to owner age 70 and under)	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	110	166	223	519
AIM V.I.-Government Securities Fund-Series II	109	163	218	510
AIM V.I.-Global Utilities Fund-Series II	112	173	234	542
AIM V.I.-Mid Cap Growth Fund-Series II	110	167	225	524
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	107	157	207	485
Dreyfus V.I.F. - Money Market	101	140	179	424
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	101	140	178	423
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	106	156	206	484
INVESCO VIF-Core Equity Fund	106	156	206	484
INVESCO VIF-Financial Services Fund	106	156	205	481
INVESCO VIF-Health Sciences Fund	106	155	205	480
INVESCO VIF-Small Company Growth Fund	108	161	215	502
Janus A.S.-Aggressive Growth Portfolio-Service Shares	105	151	197	464
Janus A.S.-Balanced Portfolio-Service Shares	105	151	197	463
Janus A.S.-Growth Portfolio-Service Shares	105	151	197	463
Janus A.S.-Worldwide Growth Portfolio-Service Shares	105	152	198	466
Neuberger Berman-AMT Fasciano Portfolio (Class S)	110	166	223	518
Neuberger Berman-AMT Guardian Portfolio (Class S)	108	161	214	499
Oppenheimer Capital Appreciation Fund/VA-Service Class	104	148	191	451
Oppenheimer Global Securities Fund/VA-Service Class	104	149	193	456
Oppenheimer Main Street Small Cap Fund/VA-Service Class	107	159	212	495
Oppenheimer Multiple Strategies Fund/VA-Service Class	109	163	218	510
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	106	154	203	476
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	108	160	212	496
PBHG Insurance Series Funds -PBHG Select Value Portfolio	104	149	194	457
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	106	155	204	479
PIMCO VIT High Yield Portfolio-Administrative Class	102	143	183	432
PIMCO VIT Real Return Portfolio-Administrative Class	102	143	183	433
PIMCO VIT Total Return Portfolio-Administrative Class	102	143	183	432
Rydex Sector Rotation Fund	114	181	248	572
Strong Opportunity Fund II, Inc.-Advisor Series	110	167	225	523
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	107	159	212	495
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	102	144	185	438
Van Kampen UIF, Inc.-Large Value Portfolio	104	149	193	456
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	106	155	204	479
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	107	157	207	485

Examples Majesty Contract with Step-Up Death Benefit Rider, Guaranteed Minimum Income Benefit Endorsement, and Enhanced Death Benefit Rider (issued to owner age 70 and under)

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	40	126	223	519
AIM V.I.-Government Securities Fund-Series II	39	123	218	510
AIM V.I.-Global Utilities Fund-Series II	42	133	234	542
AIM V.I.-Mid Cap Growth Fund-Series II	40	127	225	524
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	37	117	207	485
Dreyfus V.I.F. - Money Market	31	100	179	424
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	31	100	178	423
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	36	116	206	484
INVESCO VIF-Core Equity Fund	36	116	206	484
INVESCO VIF-Financial Services Fund	36	116	205	481
INVESCO VIF-Health Sciences Fund	36	115	205	480
INVESCO VIF-Small Company Growth Fund	38	121	215	502
Janus A.S.-Aggressive Growth Portfolio-Service Shares	35	111	197	464
Janus A.S.-Balanced Portfolio-Service Shares	35	111	197	463
Janus A.S.-Growth Portfolio-Service Shares	35	111	197	463
Janus A.S.-Worldwide Growth Portfolio-Service Shares	35	112	198	466
Neuberger Berman-AMT Fasciano Portfolio (Class S)	40	126	223	518
Neuberger Berman-AMT Guardian Portfolio (Class S)	38	121	214	499
Oppenheimer Capital Appreciation Fund/VA-Service Class	34	108	191	451
Oppenheimer Global Securities Fund/VA-Service Class	34	109	193	456
Oppenheimer Main Street Small Cap Fund/VA-Service Class	37	119	212	495
Oppenheimer Multiple Strategies Fund/VA-Service Class	39	123	218	510
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	36	114	203	476
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	38	120	212	496
PBHG Insurance Series Funds -PBHG Select Value Portfolio	34	109	194	457
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	36	115	204	479
PIMCO VIT High Yield Portfolio-Administrative Class	32	103	183	432
PIMCO VIT Real Return Portfolio-Administrative Class	32	103	183	433
PIMCO VIT Total Return Portfolio-Administrative Class	32	103	183	432
Rydex Sector Rotation Fund	44	141	248	572
Strong Opportunity Fund II, Inc.-Advisor Series	40	127	225	523
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	37	119	212	495
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	32	104	185	438
Van Kampen UIF, Inc.-Large Value Portfolio	34	109	193	456
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	36	115	204	479
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	37	117	207	485

Examples Majesty Contract with Step-Up Death Benefit Rider and Guaranteed Minimum Income Benefit Endorsement (issued to owner over age 70 and under age 79)	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	107	159	210	492
AIM V.I.-Government Securities Fund-Series II	106	156	205	482
AIM V.I.-Global Utilities Fund-Series II	109	165	221	515
AIM V.I.-Mid Cap Growth Fund-Series II	108	160	212	496
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	104	149	194	456
Dreyfus V.I.F. - Money Market	99	133	165	394
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	99	132	165	393
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	104	149	193	455
INVESCO VIF-Core Equity Fund	104	149	193	455
INVESCO VIF-Financial Services Fund	104	148	192	453
INVESCO VIF-Health Sciences Fund	104	148	192	452
INVESCO VIF-Small Company Growth Fund	106	154	202	474
Janus A.S.-Aggressive Growth Portfolio-Service Shares	102	143	184	435
Janus A.S.-Balanced Portfolio-Service Shares	102	143	183	434
Janus A.S.-Growth Portfolio-Service Shares	102	143	183	434
Janus A.S.-Worldwide Growth Portfolio-Service Shares	102	144	185	437
Neuberger Berman-AMT Fasciano Portfolio (Class S)	107	158	210	491
Neuberger Berman-AMT Guardian Portfolio (Class S)	105	153	201	471
Oppenheimer Capital Appreciation Fund/VA-Service Class	101	140	178	422
Oppenheimer Global Securities Fund/VA-Service Class	102	141	180	427
Oppenheimer Main Street Small Cap Fund/VA-Service Class	105	152	198	467
Oppenheimer Multiple Strategies Fund/VA-Service Class	106	156	205	482
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	103	146	189	447
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	105	152	199	468
PBHG Insurance Series Funds -PBHG Select Value Portfolio	102	141	181	428
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	104	147	191	450
PIMCO VIT High Yield Portfolio-Administrative Class	99	135	169	402
PIMCO VIT Real Return Portfolio-Administrative Class	100	135	170	404
PIMCO VIT Total Return Portfolio-Administrative Class	99	135	169	402
Rydex Sector Rotation Fund	112	173	236	546
Strong Opportunity Fund II, Inc.-Advisor Series	107	159	212	495
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	105	152	198	467
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	100	136	172	409
Van Kampen UIF, Inc.-Large Value Portfolio	102	141	180	427
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	104	147	191	450
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	104	149	194	456

Examples Majesty Contract with Step-Up Death Benefit Rider and Guaranteed Minimum Income Benefit Endorsement (issued to owner over age 70 and under age 79)

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	37	119	210	492
AIM V.I.-Government Securities Fund-Series II	36	116	205	482
AIM V.I.-Global Utilities Fund-Series II	39	125	221	515
AIM V.I.-Mid Cap Growth Fund-Series II	38	120	212	496
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	34	109	194	456
Dreyfus V.I.F. - Money Market	29	93	165	394
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	29	92	165	393
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	34	109	193	455
INVESCO VIF-Core Equity Fund	34	109	193	455
INVESCO VIF-Financial Services Fund	34	108	192	453
INVESCO VIF-Health Sciences Fund	34	108	192	452
INVESCO VIF-Small Company Growth Fund	36	114	202	474
Janus A.S.-Aggressive Growth Portfolio-Service Shares	32	103	184	435
Janus A.S.-Balanced Portfolio-Service Shares	32	103	183	434
Janus A.S.-Growth Portfolio-Service Shares	32	103	183	434
Janus A.S.-Worldwide Growth Portfolio-Service Shares	32	104	185	437
Neuberger Berman-AMT Fasciano Portfolio (Class S)	37	118	210	491
Neuberger Berman-AMT Guardian Portfolio (Class S)	35	113	201	471
Oppenheimer Capital Appreciation Fund/VA-Service Class	31	100	178	422
Oppenheimer Global Securities Fund/VA-Service Class	32	101	180	427
Oppenheimer Main Street Small Cap Fund/VA-Service Class	35	112	198	467
Oppenheimer Multiple Strategies Fund/VA-Service Class	36	116	205	482
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	33	106	189	447
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	35	112	199	468
PBHG Insurance Series Funds -PBHG Select Value Portfolio	32	101	181	428
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	34	107	191	450
PIMCO VIT High Yield Portfolio-Administrative Class	29	95	169	402
PIMCO VIT Real Return Portfolio-Administrative Class	30	95	170	404
PIMCO VIT Total Return Portfolio-Administrative Class	29	95	169	402
Rydex Sector Rotation Fund	42	133	236	546
Strong Opportunity Fund II, Inc.-Advisor Series	37	119	212	495
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	35	112	198	467
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	30	96	172	409
Van Kampen UIF, Inc.-Large Value Portfolio	32	101	180	427
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	34	107	191	450
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	34	109	194	456

Examples Majesty Contract with Step-Up Death Benefit Rider and Earnings Enhancement Benefit Rider (issued to owner over age 70 and under age 79)	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	107	159	210	492
AIM V.I.-Government Securities Fund-Series II	106	156	205	482
AIM V.I.-Global Utilities Fund-Series II	109	165	221	515
AIM V.I.-Mid Cap Growth Fund-Series II	108	160	212	496
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	104	149	194	456
Dreyfus V.I.F. - Money Market	99	133	165	394
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	99	132	165	393
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	104	149	193	455
INVESCO VIF-Core Equity Fund	104	149	193	455
INVESCO VIF-Financial Services Fund	104	148	192	453
INVESCO VIF-Health Sciences Fund	104	148	192	452
INVESCO VIF-Small Company Growth Fund	106	154	202	474
Janus A.S.-Aggressive Growth Portfolio-Service Shares	102	143	184	435
Janus A.S.-Balanced Portfolio-Service Shares	102	143	183	434
Janus A.S.-Growth Portfolio-Service Shares	102	143	183	434
Janus A.S.-Worldwide Growth Portfolio-Service Shares	102	144	185	437
Neuberger Berman-AMT Fasciano Portfolio (Class S)	107	158	210	491
Neuberger Berman-AMT Guardian Portfolio (Class S)	105	153	201	471
Oppenheimer Capital Appreciation Fund/VA-Service Class	101	140	178	422
Oppenheimer Global Securities Fund/VA-Service Class	102	141	180	427
Oppenheimer Main Street Small Cap Fund/VA-Service Class	105	152	198	467
Oppenheimer Multiple Strategies Fund/VA-Service Class	106	156	205	482
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	103	146	189	447
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	105	152	199	468
PBHG Insurance Series Funds -PBHG Select Value Portfolio	102	141	181	428
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	104	147	191	450
PIMCO VIT High Yield Portfolio-Administrative Class	99	135	169	402
PIMCO VIT Real Return Portfolio-Administrative Class	100	135	170	404
PIMCO VIT Total Return Portfolio-Administrative Class	99	135	169	402
Rydex Sector Rotation Fund	112	173	236	546
Strong Opportunity Fund II, Inc.-Advisor Series	107	159	212	495
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	105	152	198	467
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	100	136	172	409
Van Kampen UIF, Inc.-Large Value Portfolio	102	141	180	427
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	104	147	191	450
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	104	149	194	456

Examples Majesty Contract with Step-Up Death Benefit Rider and Earnings Enhancement Benefit Rider (issued to owner over age 70 and under age 79)

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	37	119	210	492
AIM V.I.-Government Securities Fund-Series II	36	116	205	482
AIM V.I.-Global Utilities Fund-Series II	39	125	221	515
AIM V.I.-Mid Cap Growth Fund-Series II	38	120	212	496
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	34	109	194	456
Dreyfus V.I.F. - Money Market	29	93	165	394
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	29	92	165	393
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	34	109	193	455
INVESCO VIF-Core Equity Fund	34	109	193	455
INVESCO VIF-Financial Services Fund	34	108	192	453
INVESCO VIF-Health Sciences Fund	34	108	192	452
INVESCO VIF-Small Company Growth Fund	36	114	202	474
Janus A.S.-Aggressive Growth Portfolio-Service Shares	32	103	184	435
Janus A.S.-Balanced Portfolio-Service Shares	32	103	183	434
Janus A.S.-Growth Portfolio-Service Shares	32	103	183	434
Janus A.S.-Worldwide Growth Portfolio-Service Shares	32	104	185	437
Neuberger Berman-AMT Fasciano Portfolio (Class S)	37	118	210	491
Neuberger Berman-AMT Guardian Portfolio (Class S)	35	113	201	471
Oppenheimer Capital Appreciation Fund/VA-Service Class	31	100	178	422
Oppenheimer Global Securities Fund/VA-Service Class	32	101	180	427
Oppenheimer Main Street Small Cap Fund/VA-Service Class	35	112	198	467
Oppenheimer Multiple Strategies Fund/VA-Service Class	36	116	205	482
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	33	106	189	447
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	35	112	199	468
PBHG Insurance Series Funds -PBHG Select Value Portfolio	32	101	181	428
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	34	107	191	450
PIMCO VIT High Yield Portfolio-Administrative Class	29	95	169	402
PIMCO VIT Real Return Portfolio-Administrative Class	30	95	170	404
PIMCO VIT Total Return Portfolio-Administrative Class	29	95	169	402
Rydex Sector Rotation Fund	42	133	236	546
Strong Opportunity Fund II, Inc.-Advisor Series	37	119	212	495
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	35	112	198	467
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	30	96	172	409
Van Kampen UIF, Inc.-Large Value Portfolio	32	101	180	427
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	34	107	191	450
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	34	109	194	456

Examples Majesty Contract with Step-Up Death Benefit Rider, Guaranteed Minimum Income Benefit Endorsement, and Earnings Enhancement Benefit Rider (issued to owner over age 70 and under age 79)	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	110	168	226	525
AIM V.I.-Government Securities Fund-Series II	109	165	221	515
AIM V.I.-Global Utilities Fund-Series II	112	174	237	548
AIM V.I.-Mid Cap Growth Fund-Series II	111	169	228	529
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	107	158	209	490
Dreyfus V.I.F. - Money Market	102	142	182	430
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	102	142	181	429
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	107	158	209	489
INVESCO VIF-Core Equity Fund	107	158	209	489
INVESCO VIF-Financial Services Fund	107	157	208	487
INVESCO VIF-Health Sciences Fund	107	157	207	486
INVESCO VIF-Small Company Growth Fund	109	163	217	507
Janus A.S.-Aggressive Growth Portfolio-Service Shares	105	153	200	470
Janus A.S.-Balanced Portfolio-Service Shares	105	152	199	469
Janus A.S.-Growth Portfolio-Service Shares	105	152	199	469
Janus A.S.-Worldwide Growth Portfolio-Service Shares	105	153	201	472
Neuberger Berman-AMT Fasciano Portfolio (Class S)	110	167	225	524
Neuberger Berman-AMT Guardian Portfolio (Class S)	108	162	216	505
Oppenheimer Capital Appreciation Fund/VA-Service Class	104	149	194	457
Oppenheimer Global Securities Fund/VA-Service Class	104	150	196	462
Oppenheimer Main Street Small Cap Fund/VA-Service Class	108	161	214	501
Oppenheimer Multiple Strategies Fund/VA-Service Class	109	165	221	515
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	106	156	205	481
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	108	161	215	502
PBHG Insurance Series Funds -PBHG Select Value Portfolio	105	151	197	463
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	107	157	207	485
PIMCO VIT High Yield Portfolio-Administrative Class	102	144	185	438
PIMCO VIT Real Return Portfolio-Administrative Class	103	144	186	439
PIMCO VIT Total Return Portfolio-Administrative Class	102	144	185	438
Rydex Sector Rotation Fund	115	182	251	577
Strong Opportunity Fund II, Inc.-Advisor Series	110	169	227	528
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	108	161	214	501
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	103	146	188	444
Van Kampen UIF, Inc.-Large Value Portfolio	104	150	196	462
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	107	157	207	485
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	107	158	209	490

Examples Majesty Contract with Step-Up Death Benefit Rider, Guaranteed Minimum Income Benefit Endorsement, and Earnings Enhancement Benefit Rider (issued to owner over age 70 and under age 79)

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	40	128	226	525
AIM V.I.-Government Securities Fund-Series II	39	125	221	515
AIM V.I.-Global Utilities Fund-Series II	42	134	237	548
AIM V.I.-Mid Cap Growth Fund-Series II	41	129	228	529
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	37	118	209	490
Dreyfus V.I.F. - Money Market	32	102	182	430
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	32	102	181	429
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	37	118	209	489
INVESCO VIF-Core Equity Fund	37	118	209	489
INVESCO VIF-Financial Services Fund	37	117	208	487
INVESCO VIF-Health Sciences Fund	37	117	207	486
INVESCO VIF-Small Company Growth Fund	39	123	217	507
Janus A.S.-Aggressive Growth Portfolio-Service Shares	35	113	200	470
Janus A.S.-Balanced Portfolio-Service Shares	35	112	199	469
Janus A.S.-Growth Portfolio-Service Shares	35	112	199	469
Janus A.S.-Worldwide Growth Portfolio-Service Shares	35	113	201	472
Neuberger Berman-AMT Fasciano Portfolio (Class S)	40	127	225	524
Neuberger Berman-AMT Guardian Portfolio (Class S)	38	122	216	505
Oppenheimer Capital Appreciation Fund/VA-Service Class	34	109	194	457
Oppenheimer Global Securities Fund/VA-Service Class	34	110	196	462
Oppenheimer Main Street Small Cap Fund/VA-Service Class	38	121	214	501
Oppenheimer Multiple Strategies Fund/VA-Service Class	39	125	221	515
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	36	116	205	481
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	38	121	215	502
PBHG Insurance Series Funds -PBHG Select Value Portfolio	35	111	197	463
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	37	117	207	485
PIMCO VIT High Yield Portfolio-Administrative Class	32	104	185	438
PIMCO VIT Real Return Portfolio-Administrative Class	33	104	186	439
PIMCO VIT Total Return Portfolio-Administrative Class	32	104	185	438
Rydex Sector Rotation Fund	45	142	251	577
Strong Opportunity Fund II, Inc.-Advisor Series	40	129	227	528
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	38	121	214	501
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	33	106	188	444
Van Kampen UIF, Inc.-Large Value Portfolio	34	110	196	462
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	37	117	207	485
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	37	118	209	490

Examples Majesty Contract with Enhanced Death Benefit Rider and Guaranteed Minimum Income Benefit Endorsement (issued to owner age 70 and under)	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	108	162	215	503
AIM V.I.-Government Securities Fund-Series II	107	159	211	493
AIM V.I.-Global Utilities Fund-Series II	110	168	226	526
AIM V.I.-Mid Cap Growth Fund-Series II	109	163	217	507
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	105	152	199	468
Dreyfus V.I.F. - Money Market	100	136	171	406
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	100	135	170	405
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	105	152	198	467
INVESCO VIF-Core Equity Fund	105	152	198	467
INVESCO VIF-Financial Services Fund	105	151	197	464
INVESCO VIF-Health Sciences Fund	105	151	197	463
INVESCO VIF-Small Company Growth Fund	107	157	207	485
Janus A.S.-Aggressive Growth Portfolio-Service Shares	103	146	189	447
Janus A.S.-Balanced Portfolio-Service Shares	103	146	189	446
Janus A.S.-Growth Portfolio-Service Shares	103	146	189	446
Janus A.S.-Worldwide Growth Portfolio-Service Shares	103	147	190	449
Neuberger Berman-AMT Fasciano Portfolio (Class S)	108	161	215	502
Neuberger Berman-AMT Guardian Portfolio (Class S)	106	156	206	483
Oppenheimer Capital Appreciation Fund/VA-Service Class	102	143	183	434
Oppenheimer Global Securities Fund/VA-Service Class	103	144	185	438
Oppenheimer Main Street Small Cap Fund/VA-Service Class	106	155	204	478
Oppenheimer Multiple Strategies Fund/VA-Service Class	107	159	211	493
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	104	149	195	458
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	106	155	204	479
PBHG Insurance Series Funds -PBHG Select Value Portfolio	103	144	186	440
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	105	150	196	462
PIMCO VIT High Yield Portfolio-Administrative Class	100	138	175	414
PIMCO VIT Real Return Portfolio-Administrative Class	101	138	175	416
PIMCO VIT Total Return Portfolio-Administrative Class	100	138	175	414
Rydex Sector Rotation Fund	113	176	241	556
Strong Opportunity Fund II, Inc.-Advisor Series	108	162	217	506
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	106	155	204	478
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	101	139	177	421
Van Kampen UIF, Inc.-Large Value Portfolio	103	144	185	438
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	105	150	196	462
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	105	152	199	468

Examples Majesty Contract with Enhanced Death Benefit Rider and Guaranteed Minimum Income Benefit Endorsement (issued to owner age 70 and under)

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	38	122	215	503
AIM V.I.-Government Securities Fund-Series II	37	119	211	493
AIM V.I.-Global Utilities Fund-Series II	40	128	226	526
AIM V.I.-Mid Cap Growth Fund-Series II	39	123	217	507
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	35	112	199	468
Dreyfus V.I.F. - Money Market	30	96	171	406
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	30	95	170	405
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	35	112	198	467
INVESCO VIF-Core Equity Fund	35	112	198	467
INVESCO VIF-Financial Services Fund	35	111	197	464
INVESCO VIF-Health Sciences Fund	35	111	197	463
INVESCO VIF-Small Company Growth Fund	37	117	207	485
Janus A.S.-Aggressive Growth Portfolio-Service Shares	33	106	189	447
Janus A.S.-Balanced Portfolio-Service Shares	33	106	189	446
Janus A.S.-Growth Portfolio-Service Shares	33	106	189	446
Janus A.S.-Worldwide Growth Portfolio-Service Shares	33	107	190	449
Neuberger Berman-AMT Fasciano Portfolio (Class S)	38	121	215	502
Neuberger Berman-AMT Guardian Portfolio (Class S)	36	116	206	483
Oppenheimer Capital Appreciation Fund/VA-Service Class	32	103	183	434
Oppenheimer Global Securities Fund/VA-Service Class	33	104	185	438
Oppenheimer Main Street Small Cap Fund/VA-Service Class	36	115	204	478
Oppenheimer Multiple Strategies Fund/VA-Service Class	37	119	211	493
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	34	109	195	458
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	36	115	204	479
PBHG Insurance Series Funds -PBHG Select Value Portfolio	33	104	186	440
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	35	110	196	462
PIMCO VIT High Yield Portfolio-Administrative Class	30	98	175	414
PIMCO VIT Real Return Portfolio-Administrative Class	31	98	175	416
PIMCO VIT Total Return Portfolio-Administrative Class	30	98	175	414
Rydex Sector Rotation Fund	43	136	241	556
Strong Opportunity Fund II, Inc.-Advisor Series	38	122	217	506
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	36	115	204	478
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	31	99	177	421
Van Kampen UIF, Inc.-Large Value Portfolio	33	104	185	438
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	35	110	196	462
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	35	112	199	468

Examples Majesty Contract with Enhanced Death Benefit Rider and Earnings Enhancement Benefit Rider (issued to owner age 70 and under)	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	108	162	215	503
AIM V.I.-Government Securities Fund-Series II	107	159	211	493
AIM V.I.-Global Utilities Fund-Series II	110	168	226	526
AIM V.I.-Mid Cap Growth Fund-Series II	109	163	217	507
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	105	152	199	468
Dreyfus V.I.F. - Money Market	100	136	171	406
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	100	135	170	405
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	105	152	198	467
INVESCO VIF-Core Equity Fund	105	152	198	467
INVESCO VIF-Financial Services Fund	105	151	197	464
INVESCO VIF-Health Sciences Fund	105	151	197	463
INVESCO VIF-Small Company Growth Fund	107	157	207	485
Janus A.S.-Aggressive Growth Portfolio-Service Shares	103	146	189	447
Janus A.S.-Balanced Portfolio-Service Shares	103	146	189	446
Janus A.S.-Growth Portfolio-Service Shares	103	146	189	446
Janus A.S.-Worldwide Growth Portfolio-Service Shares	103	147	190	449
Neuberger Berman-AMT Fasciano Portfolio (Class S)	108	161	215	502
Neuberger Berman-AMT Guardian Portfolio (Class S)	106	156	206	483
Oppenheimer Capital Appreciation Fund/VA-Service Class	102	143	183	434
Oppenheimer Global Securities Fund/VA-Service Class	103	144	185	438
Oppenheimer Main Street Small Cap Fund/VA-Service Class	106	155	204	478
Oppenheimer Multiple Strategies Fund/VA-Service Class	107	159	211	493
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	104	149	195	458
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	106	155	204	479
PBHG Insurance Series Funds -PBHG Select Value Portfolio	103	144	186	440
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	105	150	196	462
PIMCO VIT High Yield Portfolio-Administrative Class	100	138	175	414
PIMCO VIT Real Return Portfolio-Administrative Class	101	138	175	416
PIMCO VIT Total Return Portfolio-Administrative Class	100	138	175	414
Rydex Sector Rotation Fund	113	176	241	556
Strong Opportunity Fund II, Inc.-Advisor Series	108	162	217	506
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	106	155	204	478
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	101	139	177	421
Van Kampen UIF, Inc.-Large Value Portfolio	103	144	185	438
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	105	150	196	462
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	105	152	199	468

Examples Majesty Contract with Enhanced Death Benefit Rider and Earnings Enhancement Benefit Rider (issued to owner age 70 and under)

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	38	122	215	503
AIM V.I.-Government Securities Fund-Series II	37	119	211	493
AIM V.I.-Global Utilities Fund-Series II	40	128	226	526
AIM V.I.-Mid Cap Growth Fund-Series II	39	123	217	507
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	35	112	199	468
Dreyfus V.I.F. - Money Market	30	96	171	406
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	30	95	170	405
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	35	112	198	467
INVESCO VIF-Core Equity Fund	35	112	198	467
INVESCO VIF-Financial Services Fund	35	111	197	464
INVESCO VIF-Health Sciences Fund	35	111	197	463
INVESCO VIF-Small Company Growth Fund	37	117	207	485
Janus A.S.-Aggressive Growth Portfolio-Service Shares	33	106	189	447
Janus A.S.-Balanced Portfolio-Service Shares	33	106	189	446
Janus A.S.-Growth Portfolio-Service Shares	33	106	189	446
Janus A.S.-Worldwide Growth Portfolio-Service Shares	33	107	190	449
Neuberger Berman-AMT Fasciano Portfolio (Class S)	38	121	215	502
Neuberger Berman-AMT Guardian Portfolio (Class S)	36	116	206	483
Oppenheimer Capital Appreciation Fund/VA-Service Class	32	103	183	434
Oppenheimer Global Securities Fund/VA-Service Class	33	104	185	438
Oppenheimer Main Street Small Cap Fund/VA-Service Class	36	115	204	478
Oppenheimer Multiple Strategies Fund/VA-Service Class	37	119	211	493
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	34	109	195	458
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	36	115	204	479
PBHG Insurance Series Funds -PBHG Select Value Portfolio	33	104	186	440
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	35	110	196	462
PIMCO VIT High Yield Portfolio-Administrative Class	30	98	175	414
PIMCO VIT Real Return Portfolio-Administrative Class	31	98	175	416
PIMCO VIT Total Return Portfolio-Administrative Class	30	98	175	414
Rydex Sector Rotation Fund	43	136	241	556
Strong Opportunity Fund II, Inc.-Advisor Series	38	122	217	506
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	36	115	204	478
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	31	99	177	421
Van Kampen UIF, Inc.-Large Value Portfolio	33	104	185	438
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	35	110	196	462
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	35	112	199	468

Examples Majesty Contract with Enhanced Death Benefit Rider, Guaranteed Minimum Income Benefit Endorsement and Earnings Enhancement Benefit Rider (issued to owner age 70 and under)	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	111	171	231	536
AIM V.I.-Government Securities Fund-Series II	110	168	226	526
AIM V.I.-Global Utilities Fund-Series II	113	177	242	558
AIM V.I.-Mid Cap Growth Fund-Series II	111	172	233	540
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	108	161	215	502
Dreyfus V.I.F. - Money Market	103	145	187	441
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	103	145	186	440
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	108	161	214	500
INVESCO VIF-Core Equity Fund	108	161	214	500
INVESCO VIF-Financial Services Fund	108	160	213	498
INVESCO VIF-Health Sciences Fund	108	160	213	497
INVESCO VIF-Small Company Growth Fund	110	166	223	518
Janus A.S.-Aggressive Growth Portfolio-Service Shares	106	156	205	481
Janus A.S.-Balanced Portfolio-Service Shares	106	155	205	480
Janus A.S.-Growth Portfolio-Service Shares	106	155	205	480
Janus A.S.-Worldwide Growth Portfolio-Service Shares	106	156	206	483
Neuberger Berman-AMT Fasciano Portfolio (Class S)	111	170	230	535
Neuberger Berman-AMT Guardian Portfolio (Class S)	109	165	222	516
Oppenheimer Capital Appreciation Fund/VA-Service Class	105	152	199	468
Oppenheimer Global Securities Fund/VA-Service Class	105	153	201	473
Oppenheimer Main Street Small Cap Fund/VA-Service Class	109	164	219	512
Oppenheimer Multiple Strategies Fund/VA-Service Class	110	168	226	526
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	107	159	210	493
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	109	164	220	513
PBHG Insurance Series Funds -PBHG Select Value Portfolio	106	154	202	474
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	108	160	212	496
PIMCO VIT High Yield Portfolio-Administrative Class	103	147	191	450
PIMCO VIT Real Return Portfolio-Administrative Class	104	147	191	451
PIMCO VIT Total Return Portfolio-Administrative Class	103	147	191	450
Rydex Sector Rotation Fund	116	185	256	588
Strong Opportunity Fund II, Inc.-Advisor Series	111	172	232	539
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	109	164	219	512
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	104	149	193	456
Van Kampen UIF, Inc.-Large Value Portfolio	105	153	201	473
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	108	160	212	496
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	108	161	215	502

Examples Majesty Contract with Enhanced Death Benefit Rider, Guaranteed Minimum Income Benefit Endorsement and Earnings Enhancement Benefit Rider (issued to owner age 70 and under)

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	41	131	231	536
AIM V.I.-Government Securities Fund-Series II	40	128	226	526
AIM V.I.-Global Utilities Fund-Series II	43	137	242	558
AIM V.I.-Mid Cap Growth Fund-Series II	41	132	233	540
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	38	121	215	502
Dreyfus V.I.F. - Money Market	33	105	187	441
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	33	105	186	440
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	38	121	214	500
INVESCO VIF-Core Equity Fund	38	121	214	500
INVESCO VIF-Financial Services Fund	38	120	213	498
INVESCO VIF-Health Sciences Fund	38	120	213	497
INVESCO VIF-Small Company Growth Fund	40	126	223	518
Janus A.S.-Aggressive Growth Portfolio-Service Shares	36	116	205	481
Janus A.S.-Balanced Portfolio-Service Shares	36	115	205	480
Janus A.S.-Growth Portfolio-Service Shares	36	115	205	480
Janus A.S.-Worldwide Growth Portfolio-Service Shares	36	116	206	483
Neuberger Berman-AMT Fasciano Portfolio (Class S)	41	130	230	535
Neuberger Berman-AMT Guardian Portfolio (Class S)	39	125	222	516
Oppenheimer Capital Appreciation Fund/VA-Service Class	35	112	199	468
Oppenheimer Global Securities Fund/VA-Service Class	35	113	201	473
Oppenheimer Main Street Small Cap Fund/VA-Service Class	39	124	219	512
Oppenheimer Multiple Strategies Fund/VA-Service Class	40	128	226	526
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	37	119	210	493
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	39	124	220	513
PBHG Insurance Series Funds -PBHG Select Value Portfolio	36	114	202	474
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	38	120	212	496
PIMCO VIT High Yield Portfolio-Administrative Class	33	107	191	450
PIMCO VIT Real Return Portfolio-Administrative Class	34	107	191	451
PIMCO VIT Total Return Portfolio-Administrative Class	33	107	191	450
Rydex Sector Rotation Fund	46	145	256	588
Strong Opportunity Fund II, Inc.-Advisor Series	41	132	232	539
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	39	124	219	512
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	34	109	193	456
Van Kampen UIF, Inc.-Large Value Portfolio	35	113	201	473
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	38	120	212	496
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	38	121	215	502

Examples Majesty Contract with Enhanced Death Benefit Rider and Guaranteed Minimum Income Benefit Endorsement (issued to owner over age 70 and under age 79)	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	109	165	221	514
AIM V.I.-Government Securities Fund-Series II	108	162	216	504
AIM V.I.-Global Utilities Fund-Series II	111	171	231	537
AIM V.I.-Mid Cap Growth Fund-Series II	110	166	223	518
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	106	155	204	479
Dreyfus V.I.F. - Money Market	101	139	176	418
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	101	138	176	417
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	106	155	204	478
INVESCO VIF-Core Equity Fund	106	155	204	478
INVESCO VIF-Financial Services Fund	106	154	203	476
INVESCO VIF-Health Sciences Fund	106	154	202	475
INVESCO VIF-Small Company Growth Fund	108	160	212	496
Janus A.S.-Aggressive Growth Portfolio-Service Shares	104	149	195	458
Janus A.S.-Balanced Portfolio-Service Shares	104	149	194	457
Janus A.S.-Growth Portfolio-Service Shares	104	149	194	457
Janus A.S.-Worldwide Growth Portfolio-Service Shares	104	150	196	461
Neuberger Berman-AMT Fasciano Portfolio (Class S)	109	164	220	513
Neuberger Berman-AMT Guardian Portfolio (Class S)	107	159	211	494
Oppenheimer Capital Appreciation Fund/VA-Service Class	103	146	189	445
Oppenheimer Global Securities Fund/VA-Service Class	104	147	191	450
Oppenheimer Main Street Small Cap Fund/VA-Service Class	107	158	209	489
Oppenheimer Multiple Strategies Fund/VA-Service Class	108	162	216	504
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	105	153	200	470
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	107	158	210	491
PBHG Insurance Series Funds -PBHG Select Value Portfolio	104	148	191	451
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	106	153	202	473
PIMCO VIT High Yield Portfolio-Administrative Class	101	141	180	426
PIMCO VIT Real Return Portfolio-Administrative Class	102	141	181	428
PIMCO VIT Total Return Portfolio-Administrative Class	101	141	180	426
Rydex Sector Rotation Fund	114	179	246	567
Strong Opportunity Fund II, Inc.-Advisor Series	109	166	222	517
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	107	158	209	489
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	102	143	183	432
Van Kampen UIF, Inc.-Large Value Portfolio	104	147	191	450
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	106	153	202	473
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	106	155	204	479

Examples Majesty Contract with Enhanced Death Benefit Rider and Guaranteed Minimum Income Benefit Endorsement (issued to owner over age 70 and under age 79)

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	39	125	221	514
AIM V.I.-Government Securities Fund-Series II	38	122	216	504
AIM V.I.-Global Utilities Fund-Series II	41	131	231	537
AIM V.I.-Mid Cap Growth Fund-Series II	40	126	223	518
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	36	115	204	479
Dreyfus V.I.F. - Money Market	31	99	176	418
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	31	98	176	417
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	36	115	204	478
INVESCO VIF-Core Equity Fund	36	115	204	478
INVESCO VIF-Financial Services Fund	36	114	203	476
INVESCO VIF-Health Sciences Fund	36	114	202	475
INVESCO VIF-Small Company Growth Fund	38	120	212	496
Janus A.S.-Aggressive Growth Portfolio-Service Shares	34	109	195	458
Janus A.S.-Balanced Portfolio-Service Shares	34	109	194	457
Janus A.S.-Growth Portfolio-Service Shares	34	109	194	457
Janus A.S.-Worldwide Growth Portfolio-Service Shares	34	110	196	461
Neuberger Berman-AMT Fasciano Portfolio (Class S)	39	124	220	513
Neuberger Berman-AMT Guardian Portfolio (Class S)	37	119	211	494
Oppenheimer Capital Appreciation Fund/VA-Service Class	33	106	189	445
Oppenheimer Global Securities Fund/VA-Service Class	34	107	191	450
Oppenheimer Main Street Small Cap Fund/VA-Service Class	37	118	209	489
Oppenheimer Multiple Strategies Fund/VA-Service Class	38	122	216	504
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	35	113	200	470
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	37	118	210	491
PBHG Insurance Series Funds -PBHG Select Value Portfolio	34	108	191	451
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	36	113	202	473
PIMCO VIT High Yield Portfolio-Administrative Class	31	101	180	426
PIMCO VIT Real Return Portfolio-Administrative Class	32	101	181	428
PIMCO VIT Total Return Portfolio-Administrative Class	31	101	180	426
Rydex Sector Rotation Fund	44	139	246	567
Strong Opportunity Fund II, Inc.-Advisor Series	39	126	222	517
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	37	118	209	489
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	32	103	183	432
Van Kampen UIF, Inc.-Large Value Portfolio	34	107	191	450
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	36	113	202	473
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	36	115	204	479

Examples Majesty Contract with Enhanced Death Benefit Rider and Earnings Enhancement Benefit Rider (issued to owner over age 70 and under age 79)	Example #1-Assuming Surrender If the owner surrenders his or her Contract at the end of the applicable time period, the following expenses would be charged on a $1,000 investment:
Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	109	165	221	514
AIM V.I.-Government Securities Fund-Series II	108	162	216	504
AIM V.I.-Global Utilities Fund-Series II	111	171	231	537
AIM V.I.-Mid Cap Growth Fund-Series II	110	166	223	518
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	106	155	204	479
Dreyfus V.I.F. - Money Market	101	139	176	418
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	101	138	176	417
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	106	155	204	478
INVESCO VIF-Core Equity Fund	106	155	204	478
INVESCO VIF-Financial Services Fund	106	154	203	476
INVESCO VIF-Health Sciences Fund	106	154	202	475
INVESCO VIF-Small Company Growth Fund	108	160	212	496
Janus A.S.-Aggressive Growth Portfolio-Service Shares	104	149	195	458
Janus A.S.-Balanced Portfolio-Service Shares	104	149	194	457
Janus A.S.-Growth Portfolio-Service Shares	104	149	194	457
Janus A.S.-Worldwide Growth Portfolio-Service Shares	104	150	196	461
Neuberger Berman-AMT Fasciano Portfolio (Class S)	109	164	220	513
Neuberger Berman-AMT Guardian Portfolio (Class S)	107	159	211	494
Oppenheimer Capital Appreciation Fund/VA-Service Class	103	146	189	445
Oppenheimer Global Securities Fund/VA-Service Class	104	147	191	450
Oppenheimer Main Street Small Cap Fund/VA-Service Class	107	158	209	489
Oppenheimer Multiple Strategies Fund/VA-Service Class	108	162	216	504
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	105	153	200	470
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	107	158	210	491
PBHG Insurance Series Funds -PBHG Select Value Portfolio	104	148	191	451
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	106	153	202	473
PIMCO VIT High Yield Portfolio-Administrative Class	101	141	180	426
PIMCO VIT Real Return Portfolio-Administrative Class	102	141	181	428
PIMCO VIT Total Return Portfolio-Administrative Class	101	141	180	426
Rydex Sector Rotation Fund	114	179	246	567
Strong Opportunity Fund II, Inc.-Advisor Series	109	166	222	517
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	107	158	209	489
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	102	143	183	432
Van Kampen UIF, Inc.-Large Value Portfolio	104	147	191	450
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	106	153	202	473
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	106	155	204	479

Examples Majesty Contract with Enhanced Death Benefit Rider and Earnings Enhancement Benefit Rider (issued to owner over age 70 and under age 79)

Example #2-Assuming No Surrender

If the owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period:

Subaccount	1 Year*	3 Years	5 Years	10 Years
AIM V.I.-Capital Development Fund-Series II	39	125	221	514
AIM V.I.-Government Securities Fund-Series II	38	122	216	504
AIM V.I.-Global Utilities Fund-Series II	41	131	231	537
AIM V.I.-Mid Cap Growth Fund-Series II	40	126	223	518
Dreyfus V.I.F. -Appreciation Portfolio-Service Shares	36	115	204	479
Dreyfus V.I.F. - Money Market	31	99	176	418
Dreyfus V.I.F. Equity Index (S&P 500) Fund-Service Shares	31	98	176	417
The Dreyfus Socially Responsible Growth Fund, Inc.-Service Shares	36	115	204	478
INVESCO VIF-Core Equity Fund	36	115	204	478
INVESCO VIF-Financial Services Fund	36	114	203	476
INVESCO VIF-Health Sciences Fund	36	114	202	475
INVESCO VIF-Small Company Growth Fund	38	120	212	496
Janus A.S.-Aggressive Growth Portfolio-Service Shares	34	109	195	458
Janus A.S.-Balanced Portfolio-Service Shares	34	109	194	457
Janus A.S.-Growth Portfolio-Service Shares	34	109	194	457
Janus A.S.-Worldwide Growth Portfolio-Service Shares	34	110	196	461
Neuberger Berman-AMT Fasciano Portfolio (Class S)	39	124	220	513
Neuberger Berman-AMT Guardian Portfolio (Class S)	37	119	211	494
Oppenheimer Capital Appreciation Fund/VA-Service Class	33	106	189	445
Oppenheimer Global Securities Fund/VA-Service Class	34	107	191	450
Oppenheimer Main Street Small Cap Fund/VA-Service Class	37	118	209	489
Oppenheimer Multiple Strategies Fund/VA-Service Class	38	122	216	504
PBHG Insurance Series Funds-PBHG Large Cap Growth Portfolio	35	113	200	470
PBHG Insurance Series Funds -PBHG Mid-Cap Value Portfolio	37	118	210	491
PBHG Insurance Series Funds -PBHG Select Value Portfolio	34	108	191	451
PBHG Insurance Series Funds PBHG Tech & Comm Portfolio	36	113	202	473
PIMCO VIT High Yield Portfolio-Administrative Class	31	101	180	426
PIMCO VIT Real Return Portfolio-Administrative Class	32	101	181	428
PIMCO VIT Total Return Portfolio-Administrative Class	31	101	180	426
Rydex Sector Rotation Fund	44	139	246	567
Strong Opportunity Fund II, Inc.-Advisor Series	39	126	222	517
Strong Variable Insurance Funds, Inc. -Strong Mid Cap Growth Fund II	37	118	209	489
Van Kampen UIF, Inc.- Core Plus Fixed Portfolio	32	103	183	432
Van Kampen UIF, Inc.-Large Value Portfolio	34	107	191	450
Van Kampen UIF, Inc.- Mid Cap Value Portfolio	36	113	202	473
Van Kampen UIF, Inc.-U.S. Real Estate Portfolio	36	115	204	479

CALCULATION OF PERFORMANCE INFORMATION

Money Market Subaccount Standardized Yield Calculation

In accordance with rules and regulations adopted by the Securities and Exchange Commission, the Company computes the Money Market Subaccount's current annualized yield for a seven-day period in a manner which does not take into consideration any realized or unrealized gains or losses on shares of the Money Market Portfolio, or on its portfolio securities. This current annualized yield is calculated according to the following formula:

YIELD = (BASE PERIOD RETURN/7)*365

    Where:

    BASE PERIOD RETURN = The percentage (or net) change in the Accumulation Unit Value for the

                                                                         Money Market Subaccount ("AUV") over a 7-day period determined as follows:

AUV at end of 7-day period - AUV at beginning of 7-day period
                                                       AUV at beginning of 7-day period

Because of the Net Asset Value of the Money Market Portfolio rarely deviates from 1.000000 per unit, the change in the Accumulation Unit Value for the Money Market Subaccount (numerator of the above fraction) is ordinarily attributable exclusively to dividends paid and reinvested over the 7-day period less mortality and expense risk charges deducted from the Subaccount over the 7-day period. Because of the deductions for mortality and expense risk charges, the yield for the Money Market Subaccount of the Separate Account will be lower than the yield for the Money Market Portfolio or any comparable substitute fundings vehicle.

The Securities and Exchange Commission also permits the Company to disclose the effective yield of the Money Market Subaccount for the same 7-day period, which is yield determined on a compounded basis. The effective yield will be slightly higher than yield due to this compounding effect, and is calculated according to the following formula:

EFFECTIVE YIELD = [(BASE PERIOD RETURN + 1)365/7] - 1

The Because the Separate Account will not commence operations until the effective date of this Registration Statement, no information on the yields and effective yields for the Money Market Subaccount for the 7-day period ended December 31, 2001 is available at this time.

The yield on amounts held in the Money Market Subaccount normally will fluctuate on a daily basis. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields. The Money Market Subaccount's actual yield is affected by changes in interest rates on money market securities, average portfolio maturity of the Money Market Portfolio or substitute funding vehicle, the types and quality of portfolio securities held by the Money Market Portfolio or substitute funding vehicle, and operating expenses.

In addition, the yield figures do not reflect the effect of any Contingent Deferred Sales Charges or contract (or certificate) maintenance fees that may be applicable on surrender under any Contract.

Average Annual Total Return Calculation

The Company may from time to time disclose average annual total returns for one or more of the Subaccounts for various periods of time. Average annual total return quotations are computed by finding the average annual compounded rates of return over one-, five- and ten-year periods (or for such period of time as the underlying Subaccounts has been available in the Separate Account) that would equal increase the initial amount invested to the ending redeemable value, according to the following formula:

P (1+T)n = ERV

Where:

P	=	a hypothetical initial payment of $1,000
T	=	average annual total return
N	=	number of years
ERV	=	ending redeemable value of a hypothetical $1,000 payment made at the beginning of the one-, five-or ten-year period at the end of the one-, five-or ten-year period (or fractional portion thereof)

Average annual total return may be presented in either standardized or non-standardized form. Average annual total return data that may be either actual return or hypothetical return. It will be hypothetical if it reflects performance for a period of time before the Subaccount commenced operations. THE SEC considers hypothetical performance to be non-standardized. The ERV for standardized data reflects the deduction of all recurring fees, such as contract (or certificate) maintenance fees, contingent deferred sales charges, administration charges and mortality and expense risk charges, which are charged to all Contracts of that type. The ERV for non-standardized data reflects the deduction of mortality and expense risk charges and administration charges, but not contract (or certificate) maintenance fees or contingent deferred sales charges. Non-standardized performance data will be advertised only if the requisite standardized performance data is also disclosed.

Cumulative Total Return Calculation

The Company may from time to time disclose cumulative total return for various periods of time. Cumulative total return reflects the performance of a Subaccount over the entire period presented. Cumulative total return may be either actual return or hypothetical return. It will be hypothetical if it reflects performance for a period of time before the Subaccount commenced operations. Cumulative total return is calculated using the following formula:

CTR = (ERV/P) - 1

Where:

CTR	=	the cumulative total return net of Subaccount recurring charges, other than the contract (or certificate) maintenance fee, for the period
ERV	=	ending redeemable value of a hypothetical $1,000 payment made at the beginning of the one-, five-or ten-year period at the end of the one-, five-or ten-year period (or fractional portion thereof)
P	=	a hypothetical initial payment of $1,000

Although cumulative total return can be presented in either standardized or non-standardized form, the Company currently advertises only non-standardized cumulative total return, which assumes a contingent deferred sales charge of 0%, and no contract (or certificate) maintenance fee. The contingent deferred sales charge is not reflected because the Contracts are designed as a long-term investment. If reflected, the contingent deferred sales charge would decrease the return shown. Non-standardized cumulative total return can only be advertised if standardized average annual total return is also disclosed.

Because the Separate Account will not commence operations until the effective date of this Registration Statement, no standardized performance data is available at the time of this filing. No non-standardized performance data will be presented until the requisite standardized performance data is available.

 Other Performance Measures

Any of the Contracts may be compared in advertising materials to certificates of deposit ("CDs") or other investments issued by banks or other depository institutions. Variable annuities differ from bank investments in several respects. For example, variable annuities may offer higher potential returns than CDs. However, unless you have selected to invest in only the fixed account options, the Company does not guarantee your return. Also, none of your investments under the Contract, whether allocated to the fixed account options or to a Subaccount, are FDIC-insured.

Advertising materials for any of the Contracts may, from time to time, address retirement needs and investing for retirement, the usefulness of a tax-qualified retirement plan, saving for college, or other investment goals. Advertising materials for any of the Contracts may discuss, generally, the advantages of investing in a variable annuity and the Contracts' particular features and their desirability and may compare Contract features with those of other issuers. Advertising materials may also include a discussion of the balancing of risk and return in connection with the selection of investment options under the Contracts and investment alternatives generally, as well as a discussion of the risks and attributes associated with the investment options under the Contracts. A description of the tax advantages associated with the Contracts, including the effects of tax-deferral under a variable annuity, or under a retirement plan generally, may be included as well. Advertising materials for any of the Contracts may quote or reprint financial or business publications and periodicals, including model portfolios or allocations as they relate to current economic and political conditions, management and composition of the underlying Portfolios, investment philosophy, investment techniques, and desirability of owning the Contract and other products and services offered by the Company or Great American Advisors, Inc. ("GAA").

The Company or GAA may provide information designed to help individuals understand their investment goals and explore various financial strategies. Such information may include: information about current economic market and political conditions; materials that describe general principals of investing, such as asset allocation, diversification, risk tolerance and goal setting; questionnaires designed to help create a personal financial profile; worksheets used to project savings needs based on assumed rates of inflation and hypothetical rates of return; and alternative investment strategies and plans.

Ibbotson Associates of Chicago, Illinois ("Ibbotson"), provides historical returns of the capital markets in the United States, including common stocks, small capitalization stocks, long-term corporate bonds, intermediate-term government bonds, long-term government bonds, Treasury bills, the U.S. rate of inflation (based on Consumer Price Index), and combinations of various capital markets are based on the returns of different indices.

Advertising materials for any of the Contracts may use the performance of these capital markets in order to demonstrate general risk-versus-reward investment scenarios. Performance comparisons may also include the value of a hypothetical investment in any of these capital markets. The risk associated with the security types in any capital market may or may not correspond directly to those of the Subaccounts and the Portfolios. Advertising materials may also compare performance to that of other compilations or indices that may be developed and made available in the future.

In addition, advertising materials may quote various measures of volatility and benchmark correlation for the Subaccounts and the and the respective Portfolios and compare these volatility measures and correlation with those of other separate accounts and their underlying funds. Measures of volatility seek to compare a Subaccount's, or its underlying Portfolio's, historical share price fluctuations or total returns to those of a benchmark. Measures of benchmark correlation indicate how valid a comparative benchmark may be. All measures of volatility and correlation are calculated using averages of historical data.

BENEFIT UNITS - TRANSFER FORMULAS

Transfer of a Contract owner's Benefit Units between Subaccounts during the Benefit Payment Period are implemented according to the following formulas:

      The number of Benefit Units to be transferred from a given Subaccount is BU1 (trans).

      The number of the Contract Owner's Benefit Units remaining in such Subaccount (after the transfer)

       = UNIT1 - BU1 (TRANStrans)

      The number of Benefit Units transferred to the new Subaccount is BU2 (trans).

       BU2 (trans) = BU1 (trans) * BUV1/BUV2.

      The number of the Contract Owner's Benefit Units in the new Subaccount (after the transfer)

      = UNIT2 + BU2 (trans).

Subsequent variable dollar benefit payments will be based on the number of the Contract Owner's Benefit Units in each Subaccount (after the transfer) as of the next variable dollar benefit payment's due date.

Where:

        BU1 (trans) is the number of the Contract Owner's Benefit Units transferred from a given Subaccount.

        BU2 (trans) is the number of the Contract Owner's Benefit Units transferred into the new Subaccount.

        BUV1 is the Benefit Unit Value of the Subaccount from which the transfer is being made as of the end of the

        Valuation Period in which the transfer request was received.

        BUV2 is the Benefit Unit Value of the Subaccount to which the transfer is being made as of the end of the

        Valuation Period in which the transfer request was received.

        UNIT1 is the number of the Contract owner's Benefit Units in the Subaccount from which the transfer is being made, before the transfer.

        UNIT2 is the number of the Contract owner's Benefit Units in the Subaccount to which the transfer is being made, before the transfer.

FEDERAL TAX MATTERS

The following discussion supplements the discussion of federal tax matters in the prospectuses for the Contracts. This discussion is general and is not intended as tax advice. Federal income tax laws or the interpretation of those laws by the Internal Revenue Service may change at any time.

Taxation of Separate Account Income

The Company is taxed as a life insurance company under Part I of Subchapter L of the Internal Revenue Code ("IRC"). Since the Separate Account is not an entity separate from the Company, and its operations form a part of the Company, it will not be taxed separately as a "regulated Investment Company" under Subchapter M of the IRC. Investment income and realized capital gains are automatically applied to increase reserves under the Contracts. Under existing federal income tax law, the Company believes that it will not be taxed on the Separate Account investment income and realized net capital gains to the extent that such income and gains are applied to increase the reserves under the Contracts.

Accordingly, the Company does not anticipate that it will incur any federal income tax liability attributable to the Separate Account and, therefore, the Company does not intend to make provisions for any such taxes. However, if changes in the federal tax laws or interpretations thereof result in the Company being taxed on income or gains attributable to the Separate Account, then the Company may impose a charge against the Separate Account (with respect to some or all Contracts) in order to set aside provisions to pay such taxes.

In certain circumstances, owners of individual variable annuity contracts and participants under group variable annuity contracts may be considered the owners, for federal income tax purposes, of the assets of the separate accounts used to support their contracts. In those circumstances, income and gains from the separate account assets would be included in the owner's gross income. The Internal Revenue Service has stated in published rulings that a variable contract owner will considered the owner of separate account assets if the owner possesses incidents of ownership in those assets, such as the ability to exercise investment control over the assets.

The Treasury Department has also announced, in connection with the issuance of regulations concerning diversification, that those regulations "do not provide guidance concerning the circumstances in which investor control of the investments of a segregated asset account may cause the investor (i.e., the owner or participant), rather than the insurance company, to be treated as the owner of the assets in the account." This announcement also stated that guidance would be issued by way of regulations or rulings on the "extent to which policyholders may direct their investments to particular Subaccounts without being treated as owners of the underlying assets." As of the date of this statement of additional information, no guidance has been issued.

The ownership rights under the Contracts are similar to, but different in certain respects from, those described by the Internal Revenue Service in rulings in which it was determined that contract owners were not owners of separate account assets. For example, the owner of a Contract has more flexibility in allocating purchase payments and Account Value that was contemplated in the rulings. These differences could result in an owner or participant being treated as the owner of a pro rata portion of the assets of the Separate Account and/or Fixed Account. In addition, the Company does not know what standards will be set forth, if any, in the regulations or rulings which that the Treasury Department has stated it expects to issue. The Company therefore reserves the right to modify the Contracts as necessary to attempt to prevent an owner or participant from being considered the owner of a pro rata share of the assets of the Separate Account.

Tax Deferral on Nonqualified Contracts

Section 817(h) of the Code requires that with respect to nonqualified Contracts, the investments of the Portfolios be "adequately diversified" in accordance with Treasury regulations in order for the Contracts to qualify as annuity contracts under federal tax law. The Separate Account, through the Portfolios, intends to comply with the diversification requirements prescribed by the Treasury in Reg. Sec. 1.817-5, which affect how the Portfolios' assets may be invested. Failure of a Portfolio to meet the diversification requirements would result in loss of tax deferred status to owners of nonqualified Contracts.

PART C

Other Information - 333-73838

Item 24 Financial Statements and Exhibits

(a) Financial Statements

All required Financial Statements of the Depositor are included in Part B of this Registration Statement. Because the Separate Account will commence operations concurrently with the effective date of this prospectus, no Condensed Financial Information or other Financial Statements are available for the Separate Account at this time.

(b) Exhibits

(1) Resolution of the Board of Directors of Annuity Investors Life Insurance Company ®
authorizing establishment of Annuity Investors Variable Account C .

(2) Not Applicable.

(3)(a) Distribution Agreement between Annuity Investors Life Insurance
Company and Great American Advisors, Inc. .
(b) Form of Selling Agreement between Annuity Investors Life Insurance
Company, Great American Advisors, Inc. and another Broker-Dealer
..

(4) Individual and Group Contract Forms and Endorsements.

(a) Form of Qualified Individual Flexible Premium Deferred Variable
Annuity Contract .
    Form of Non-Qualified Individual Flexible Premium Deferred Variable
    Annuity Contract .
    Form of Guaranteed Minimum Income Benefit Endorsement to Individual Contract .
    Form of Enhanced Death Benefit Rider to Individual Contract .
    Form of Earnings Enhancement Benefit Rider to Individual Contract .

    (f) Form of Loan Endorsement to Individual Contract. 2/

    (g) Form of Tax Sheltered Annuity Endorsement to Individual Contract. 2/

    (h) Form of Qualified Pension, Profit Sharing and Annuity Plan
    Endorsement to Individual Contract. 1/

    (i) Form of Employer Plan Endorsement to Individual Contract. 2/

    (j) Form of Individual Retirement Annuity Endorsement to Individual
    Contract. 2/

    (k) Form of Texas Optional Retirement Program Endorsement to
    Individual Contract. 2/

    (l) Form of Long-Term Care Waiver Raider to Individual Contract. 2/

    (m) Form of SIMPLE IRA Endorsement to Individual Contract. 2/

    (n) Form of Roth IRA Endorsement to Qualified Individual Contract. 3/

    (o) Form of Governmental Section 457 Plan Endorsement to Qualified Individual Contract. 3/

    (p) Form of Unisex Endorsement to Non-Qualified Individual Contract. 7/

        (5)(a) Form of Application for Individual Flexible Premium Deferred Annuity
    Contract -- please see Order Ticket used in lieu thereof .

    (6) (a) Articles of Incorporation of Annuity Investors Life Insurance Company.1/

                  (b) Amendment to Articles of Incorporation, adopted April 9, 1996 and approved by Secretary of State of Ohio on July 11, 1996. 2/

(c) Amendment to Articles of Incorporation adopted August 9, 1996 and approved by Secretary of State of Ohio on December 3, 1996. 2/

(d) Code of Regulations of Annuity Investors Life Insurance Company. 6/

(7) Not Applicable.

(8) (a) Service Agreement between Annuity Investors Life Insurance
Company and American Annuity Group, Inc.(n/k/a Great American
Financial Resources, Inc.). 2/

(b) Agreement between AAG Securities, Inc.(n/k/a Great American
Advisors, Inc.) and AAG Insurance Agency, Inc. 2/

(c) Investment Services Agreement between Annuity Investors Life
Insurance Company and American Annuity Group, Inc. (n/k/a Great
American Financial Resources, Inc.). 2/

(9) Opinion and Consent of Counsel .

(12) Not Applicable.

(13) Schedule for Computation of Performance Quotations. 4/

(14) Not Applicable.

(15) Powers of Attorney (filed herewith).

1/ Filed with Form N-4 filed on behalf of Annuity Investors Variable Account B, SEC
File No. 333-19725, on December 23, 1996.

2/ Filed with Pre-Effective Amendment No. 1, filed on behalf of Annuity Investors
Variable Account B, SEC File No. 333-19725, on June 3, 1997.

3/ Filed with Post-Effective Amendment No. 1 filed on behalf of Annuity Investors
Variable Account B, SEC File No. 333-19725, on February 27, 1998.

4/ Filed with Post-Effective Amendment No. 2 filed on behalf of Annuity Investors
Variable Account B, SEC File No. 333-19725, on April 29, 1998.

5/ Incorporated by reference to Pre-Effective Amendment No. 1 filed on behalf of
Annuity Investors Variable Account B, SEC File No. 333-51955, on July 6, 1998.

6/ Filed with Post-Effective Amendment No. 3 filed on behalf of Annuity Investors
Variable Account B, SEC File No. 333-19725, on November 17, 1998.

7/ Filed with Post-Effective Amendment No. 4 filed on behalf of Annuity Investors
Variable Account B, SEC File No. 333-19725, on February 1, 1999.

Item 25. Directors and Officers of Annuity Investors Life Insurance Company
Name	Principal Business Address	Positions and Offices With the Company
Charles R. Scheper	(1)	President, Chief Executive Officer and Director
David B. Rich	(1)	Chief Operating Officer and Director
Stephen Craig Lindner	(1)	Director
Mark Francis Muething	(1)	Executive Vice President, Secretary, General Counsel and Director
Christopher P. Miliano	(1)	Director
Vincent J. Granieri	(1)	Senior Vice President, Chief Financial Officer and Chief Actuary
Adrienne Kessling	(1)	Senior Vice President
Teresa C. Caprio	(1)	Vice President and Treasurer
Catherine A. Crume	(1)	Vice President
John P. Gruber	(1)	Vice President
James L. Henderson	(1)	Vice President
Gary L. Peters	(1)	Vice President
William Jack Maney, II	(1)	Assistant Treasurer
Richard Sutton	(1)	Assistant Vice President and Appointed Actuary
Thomas E. Mischell	(1)	Assistant Treasurer

(1) P.O. Box 5423, Cincinnati, Ohio 45201-5423

Item 26. Persons Controlled by or Under Common Control with the Depositor and Registrant.

The Depositor, Annuity Investors Life Insurance Company® , is a wholly owned subsidiary of Great American® Life Insurance Company, which is a wholly owned subsidiary of Great American Financial Resources, Inc. The Registrant, Annuity Investors Variable Account C, is a segregated asset account of Annuity Investors Life Insurance Company.

The following chart indicates the persons controlled by or under common control with the Company:
AFG ORGANIZATIONAL CHART
				% OF STOCK OWNED
	STATE OF	DATE OF		BY IMMEDIATE
	DOMICILE	INCORPORATION	NATURE OF BUSINESS	PARENT COMPANY (1)

American Financial Group, Inc	Ohio	07/01/1997	Diversified Financial Holding Company
|__AFC Holding Company	Ohio	12/09/1994	Diversified Financial Holding Company	100
|__AHH Holdings, Inc.	Florida	12/27/1995	Holding Company	49
|__American Heritage Holding Corporation	Delaware	11/02/1994	Home Builder	100
|__Heritage Homes Realty, Inc	Florida	07/20/1993	Home Sales	100
|__Southeast Title, Inc.	Florida	05/16/1995	Title Company	100
|__Columbia Financial Company	Florida	10/26/1993	Real Estate Holding Company	100
|__Heritage Home Finance Corporation	Florida	02/10/1994	Finance Company	100
|__American Financial Capital Trust I	Delaware	09/14/1996	Statutory Business Trust	100
|__American Financial Corporation	Ohio	11/15/1955	Diversified Financial Holding Company	100
|__American Financial Corporation (Name Holding Company)	Ohio	08/27/1963	Inactive	100
|__American Money Management Corporation	Ohio	03/01/1973	Securities Management Company	100
|__American Money Management International	N.V Netherland
	Antilles	05/10/1985	Securities Management Company	100
|__American Premier Underwriters, Inc	Pennsylvania	04/13/1846	Diversified Company	100 (2)
|__The Ann Arbor Railroad Company	Michigan	09/21/1895	Inactive	99
|__The Associates of the Jersey Company	New Jersey	11/10/1804	Inactive	100
|__Cal Coal, Inc	Illinois	05/30/1979	Inactive	100
|__GAI (Bermuda) Ltd	Bermuda	04/06/1998	Holding Company	100
|__GAI Insurance Company, Ltd	Bermuda	09/18/1989	Reinsurance	100
|__The Indianapolis Union Railway Company	Indiana	11/19/1872	Inactive	100
|__Lehigh Valley Railroad Company	Pennsylvania	04/21/1846	Inactive	100
|__The New York and Harlem Railroad Company	New York	04/25/1831	Inactive	97
|__The Owasco River Railway, Inc	New York	06/02/1881	Inactive	100
|__PCC Real Estate, Inc	New York	12/15/1986	Holding Company	100
|__PCC Chicago Realty Corp	New York	12/23/1986	Real Estate Developer	100
|__PCC Gun Hill Realty Corp	New York	12/18/1985	Real Estate Developer	100
|__PCC Michigan Realty, Inc	Michigan	11/09/1987	Real Estate Developer	100
|__PCC Scarsdale Realty Corp	New York	06/01/1986	Real Estate Developer	100
|__Scarsdale Depot Associates, L.P	Delaware	05/05/1989	Real Estate Developer	80
|__Penn Central Energy Management Company	Delaware	05/11/1987	Inactive	100
|__Pennsylvania Company	Delaware	12/12/1958	Holding Company	100
|__Atlanta Casualty Company	Ohio	06/13/1972	Property/Casualty Insurance	100
|__American Premier Insurance Company	Indiana	11/30/1989	Property/Casualty Insurance	100
|__Atlanta Casualty Group, Inc	Georgia	04/01/1977	Insurance Agency	100
|__Atlanta Casualty General Agency, Inc	Texas	03/15/1961	Managing General Agency	100
|__Atlanta Insurance Brokers, Inc	Georgia	02/06/1971	Insurance Agency	100
|__Treaty House, Ltd	Nevada	11/02/1971	Insurance Premium Finance	100
|__Atlanta Reserve Insurance Company	Ohio	12/07/1998	Property/Casualty Insurance	100
|__Atlanta Specialty Insurance Company	Ohio	02/06/1974	Property/Casualty Insurance	100
|__Penn Central U.K Limited	United Kingdom	10/28/1992	Insurance Holding Company	100
|__Insurance (GB) Limited	United Kingdom	05/13/1992	Property/Casualty Insurance	100
|__Delbay Corporation	Delaware	12/27/1962	Inactive	100
|__Great Southwest Corporation	Delaware	10/25/1978	Real Estate Developer	100
|__World Houston, Inc	Delaware	05/30/1974	Real Estate Developer	100
|__Hangar Acquisition Corp	Ohio	10/06/1995	Aircraft Investment	100
|__Infinity Insurance Company	Indiana	08/28/1978	Property/Casualty Insurance	100
|__Infinity Agency of Texas, Inc	Texas	07/15/1992	Managing General Agency	100
|__The Infinity Group, Inc	Indiana	07/22/1992	Insurance Holding Company	100
|__Infinity National Insurance Company	Indiana	08/05/1992	Property/Casualty Insurance	100
|__Infinity Select Insurance Company	Indiana	06/11/1991	Property/Casualty Insurance	100
|__Leader Insurance Company	Ohio	03/20/1963	Property/Casualty Insurance	100
|__American Commonwealth Development Company	Texas	07/23/1963	Real Estate Development	100
|__Budget Insurance Premiums, Inc	Ohio	02/14/1964	Premium Finance Company	100
|__Leader Group, Inc	Ohio	12/16/1997	Holding Company	100
|__Leader Managing General Agency, Inc	Texas	08/21/1989	Managing General Agent/Surplus Lines Agent	100
|__Leader National Agency of Texas, Inc	Texas	01/25/1994	Managing General Agency	100
|__Leader National Agency, Inc	Ohio	04/05/1963	Brokering Agent	100
|__Leader Preferred Insurance Company	Ohio	11/07/1994	Property/Casualty Insurance	100
|__Leader Specialty Insurance Company	Indiana	03/10/1994	Property/Casualty Insurance	100
|__TICO Insurance Company	Ohio	06/03/1980	Property/Casualty Insurance	100
|__PCC Technical Industries, Inc	California	03/07/1955	Holding Company	100
|__ESC, Inc	California	11/02/1962	Inactive	100
|__Marathon Manufacturing Companies, Inc	Delaware	11/18/1983	Holding Company	100
|__Marathon Manufacturing Company	Delaware	12/07/1979	Inactive	100
|__PCC Maryland Realty Corp	Maryland	08/18/1993	Real Estate Holding Company	100
|__Penn Camarillo Realty Corp	California	11/24/1992	Real Estate Holding Company	100
|__Penn Towers, Inc	Pennsylvania	08/01/1958	Inactive	100
|__Republic Indemnity Company of America	California	12/05/1972	Workers' Compensation Insurance	100
|__Republic Indemnity Company of California	California	10/13/1982	Workers' Compensation Insurance	100
|__Republic Indemnity Medical Management, Inc	California	03/25/1996	Medical Bill Review	100
|__Risico Management Corporation	Delaware	01/10/1989	Risk Management	100
|__Windsor Insurance Company	Indiana	11/05/1987	Property/Casualty Insurance	100
|__American Deposit Insurance Company	Oklahoma	12/28/1966	Property/Casualty Insurance	100
|__Granite Finance Co., Inc	Texas	11/09/1965	Premium Financing	100
|__Coventry Insurance Company	Ohio	09/05/1989	Property/Casualty Insurance	100
|__El Aguila Compañia de Seguros, S.A. de C.V	Mexico	11/24/1994	Property/Casualty Insurance	100 (2)
|__Financiadora de Primas Condor, S.A. de C.V	Mexico	03/16/1998	Premium Finance	99
|__Moore Group Inc	Georgia	12/19/1962	Insurance Holding Company/Agency	100
|__Casualty Underwriters, Inc	Georgia	10/01/1954	Insurance Agency	51
|__Dudley L. Moore Insurance, Inc	Louisiana	03/30/1978	Insurance Agency	100
|__Hallmark General Insurance Agency, Incorporated	Oklahoma	06/16/1972	Insurance Agency	beneficial interest
|__Windsor Group, Inc	Georgia	05/23/1991	Insurance Holding Company	100
|__Regal Insurance Company	Indiana	11/05/1987	Property/Casualty Insurance	100
|__Texas Windsor Group, Inc	Texas	06/23/1988	Insurance Agency	100
|__Pennsylvania-Reading Seashore Lines	New Jersey	06/14/1901	Inactive	66.67
|__Pittsburgh and Cross Creek Railroad Company	Pennsylvania	08/14/1970	Inactive	83
|__PLLS, Ltd	Washington	05/14/1990	Insurance Agency	100
|__Premier Lease & Loan Services Insurance Agency, Inc	Washington	12/27/1983	Insurance Agency	100
|__Premier Lease & Loan Insurance Services B.V	The Netherlands	08/24/1999	Insurance Agency	100
|__Premier Lease & Loan Services of Canada, Inc	Washington	02/28/1991	Insurance Agency	100
|__Terminal Realty Penn Co	District of Columbia	09/23/1968	Inactive	100
|__United Railroad Corp	Delaware	11/25/1981	Inactive	100
|__Detroit Manufacturers Railroad Company	Michigan	01/30/1902	Inactive	82
|__Waynesburg Southern Railroad Company	Pennsylvania	09/01/1966	Inactive	100
|__Chiquita Brands International, Inc	New Jersey	03/30/1899	Produce/Process/Distribute Food Products	30.66 (2)
|__Dixie Terminal Corporation	Ohio	04/23/1970	Real Estate Holding Company	100
|__Fairmont Holdings, Inc	Ohio	12/15/1983	Holding Company	100
|__Flextech Holding Co., Inc	Ohio	08/31/2000	Packing Manufacturer	100
|__FWC Corporation	Ohio	03/16/1983	Financial Services Company	100
|__Great American Insurance Company	Ohio	03/07/1872	Property/Casualty Insurance	100
|__AFC Coal Properties, Inc	Ohio	12/18/1996	Real Estate Holding Company	100
|__American Empire Surplus Lines Insurance Company	Delaware	07/15/1977	Excess and Surplus Lines Insurance	100
|__American Empire Insurance Company	Ohio	11/26/1979	Property/Casualty Insurance	100
|__American Empire Underwriters, Inc	Texas	05/19/1976	Insurance Agency	100
|__Fidelity Excess and Surplus Insurance Company	Ohio	06/30/1987	Property/Casualty Insurance	100
|__American Financial Enterprises, Inc	Connecticut	01/01/1871	Closed End Investment Company	100 (2)
|__American Insurance Agency, Inc	Kentucky	07/27/1967	Insurance Agency	100
|__American Signature Underwriters, Inc	Ohio	04/08/1996	Insurance Agency	100
|__American Special Risk, Inc	Illinois	12/29/1981	Insurance Broker/Managing General Agency	100
|__Aviation Specialty Managers, Inc	Texas	09/07/1965	Managing General Agency	100
|__Brothers Property Corporation	Ohio	09/08/1987	Real Estate Holding	80
|__Brothers Pennsylvanian Corporation	Pennsylvania	12/23/1994	Real Estate Holding	100
|__Brothers Port Richey Corporation	Florida	12/06/1993	Real Estate Holding	100
|__Brothers Property Management Corporation	Ohio	09/25/1987	Real Estate Management	100
|__Brothers Railyard Corporation	Texas	12/14/1993	Real Estate Holding	100
|__Crop Managers Insurance Agency, Inc	Kansas	08/09/1989	Insurance Agency	100
|__Dempsey & Siders Agency, Inc	Ohio	05/09/1956	Insurance Agency	100
|__FCIA Management Company, Inc	New York	09/17/1991	Servicing Agent	100
|__GAI Warranty Company	Ohio	01/25/2001	Service Warranty Provider	100
|__GAI Warranty Company of Florida	Florida	03/23/2001	Service Warranty Provider	100
|__The Gains Group, Inc	Ohio	01/26/1982	Marketing of Advertising	100
|__Global Premier Finance Company	Ohio	08/25/1998	Premium Finance	100
|__Great American Alliance Insurance Company	Ohio	09/11/1945	Property/Casualty Insurance	100
|__Great American Assurance Company	Ohio	03/23/1905	Property/Casualty Insurance	100
|__Great American Contemporary Insurance Company	Illinois	04/16/1996	Property/Casualty Insurance	100
|__Great American Custom Insurance Services Illinois, Inc	Illinois	07/08/1992	Underwriting Office	100
|__Great American Custom Insurance Services, Inc	Ohio	07/27/1983	Holding Company for E&S Agency/Brokerage	100
|__Eden Park Insurance Brokers, Inc	California	02/13/1990	Wholesale Agency/Brokerage for E&S Lines	100
|__Great American Custom Insurance Services California, Inc	California	05/18/1992	Insurance Services	100
|__Great American Custom Insurance Services Massachusetts, Inc	Massachusetts	04/11/1994	Excess and Surplus Lines Broker	100
|__Professional Risk Brokers of Connecticut, Inc	Connecticut	07/09/1992	Wholesale Agency/Brokerage for E&S Lines	100
|__Professional Risk Brokers of Ohio, Inc	Ohio	12/17/1986	Excess and Surplus Lines Broker	100
|__Professional Risk Brokers, Inc	Illinois	03/01/1990	Wholesale Agency/Brokerage for E&S Lines	100
|__Smith, Evans and Schmitt, Inc	California	08/05/1988	Insurance Agency	100
|__Great American E & S Insurance Company	Delaware	02/28/1979	Excess and Surplus Lines Insurance	100
|__Great American Fidelity Insurance Company	Delaware	01/12/1982	Excess and Surplus Lines Insurance	100
|__Great American Financial Resources, Inc	Delaware	11/23/1992	Insurance Holding Company	82.78 (2)
|__AAG Holding Company, Inc	Ohio	09/11/1996	Holding Company	100
|__American Annuity Group Capital Trust I	Delaware	09/13/1996	Financing Entity	100
|__American Annuity Group Capital Trust II	Delaware	03/04/1997	Financing Entity	100
|__American Annuity Group Capital Trust III	Delaware	05/14/1997	Financing Entity	100
|__Great American Life Insurance Company	Ohio	12/15/1959	Life Insurance	100
|__American Retirement Life Insurance Company	Ohio	05/12/1978	Life Insurance	100
|__Annuity Investors Life Insurance Company	Ohio	11/13/1981	Life Insurance	100
|__CHATBAR, Inc	Massachusetts	11/02/1993	Hotel Operator	100
|__Chatham Enterprises, Inc	Massachusetts	03/29/1954	Real Estate Holding Company	100
|__Consolidated Financial Corporation	Michigan	09/10/1985	Retirement & Financial Planning Company	100
|__Driskill Holdings, Inc	Texas	06/07/1995	Real Estate Manager	beneficial interest
|__GALIC Brothers, Inc	Ohio	11/12/1993	Real Estate Management	80
|__Great American Life Assurance Company	Ohio	08/10/1967	Life Insurance	100
|__Great American Life Children's Foundation	Ohio	08/06/1998	Charitable Foundation	beneficial interest
|__Great American Life Insurance Company of New York	New York	12/31/1963	Life Insurance Company	100
|__Loyal American Life Insurance Company	Ohio	05/18/1955	Life Insurance	100
|__ADL Financial Services, Inc	North Carolina	09/10/1970	Inactive	100
|__Purity Financial Corporation	Florida	12/12/1991	Credit Union Marketing	100
|__Skipjack Marina Corp	Maryland	06/24/1999	Marina Operator	100
|__United Teacher Associates, Ltd	Texas	12/17/1998	Holding Company - Limited Partnership	100 (2)
|__United Teacher Associates Insurance Company	Texas	12/15/1958	Life Insurance Company	100
|__AAG Insurance Agency of Alabama	Alabama	09/22/1995	Insurance Agency	100
|__AAG Insurance Agency of Texas, Inc	Texas	06/02/1995	Insurance Agency	100
|__AAG Insurance Agency, Inc	Kentucky	12/06/1994	Insurance Agency	100
|__AAG Insurance Agency of Massachusetts, Inc	Massachusetts	05/25/1995	Insurance Agency	100
|__American DataSolutions International, Inc	Ohio	08/24/2001	Data Processing & Holding Company	100
|__American Data Source India Private Limited	India	09/03/1997	Software Development	99
|__American Memorial Marketing Services, Inc	Washington	06/19/1980	Marketing Services	100
|__CSW Management Services, Inc	Texas	06/27/1985	Inactive	100
|__GALIC Disbursing Company	Ohio	05/31/1994	Payroll Servicer	100
|__Great American Advisors, Inc	Ohio	12/10/1993	Broker-Dealer	100
|__Great American Life Assurance Company of Puerto Rico	Puerto Rico	07/01/1964	Insurance Company	99
|__Keyes-Graham Insurance Agency, Inc	Massachusetts	08/07/1981	Insurance Agency	100
|__Laurentian Credit Services Corporation	Delaware	10/07/1994	Inactive	100
|__Laurentian Marketing Services, Inc	Delaware	12/23/1987	Inactive	100
|__Laurentian Securities Corporation	Delaware	01/03/1990	Inactive	100
|__Lifestyle Financial Investments, Inc	Ohio	12/29/1993	Marketing Services	100
|__Lifestyle Financial Investments Agency of Ohio, Inc	Ohio	03/07/1994	Insurance Agency	beneficial interest
|__Lifestyle Financial Investments of Indiana, Inc	Indiana	02/24/1994	Insurance Agency	100
|__Lifestyle Financial Investments of the Northwest, Inc	Minnesota	06/10/1985	Insurance Agency	100
|__Loyal Marketing Services, Inc	Alabama	07/20/1990	Inactive	100
|__Money-Plan International, Inc	Florida	12/31/1979	Insurance Agency	100
|__SPELCO (UK) Ltd	United Kingdom		Inactive	99
|__SWTC Hong Kong Ltd	Hong Kong		Inactive	100
|__SWTC, Inc	Delaware		Inactive	100
|__Great American Insurance Agency, Inc	Ohio	04/20/1999	Insurance Agency	100
|__Great American Insurance Company of New York	New York	08/22/1947	Property/Casualty Insurance	100
|__Great American Lloyd's Insurance Company	Texas	10/09/1979	Lloyd's Plan Insurer	beneficial interest
|__Great American Lloyd's, Inc	Texas	08/02/1983	Corporate Attorney-in-Fact	100
|__Great American Management Services, Inc	Ohio	12/05/1974	Data Processing and Equipment Leasing	100
|__Great American Protection Insurance Company	Indiana	01/08/1990	Surplus Lines Insurer	100
|__Great American Re Inc	Delaware	05/14/1971	Reinsurance Intermediary	100
|__Great American Security Insurance Company	Ohio	07/01/1987	Property/Casualty Insurance	100
|__Great American Spirit Insurance Company	Indiana	04/05/1988	Property/Casualty Insurance	100
|__Great Texas County Mutual Insurance Company	Texas	04/29/1954	Automobile Insurance	beneficial interest
|__Grizzly Golf Center, Inc	Ohio	11/08/1993	Golf Course Management	100
|__Key Largo Group, Inc	Florida	02/25/1969	Land Developer	100
|__Mid-Continent Casualty Company	Oklahoma	02/26/1947	Property/Casualty Insurance	100
|__Mid-Continent Insurance Company	Oklahoma	08/13/1992	Property/Casualty Insurance	100
|__Oklahoma Surety Company	Oklahoma	08/05/1968	Special Coverage Insurance Company	100
|__National Interstate Corporation	Ohio	01/26/1989	Holding Company	58
|__American Highways Insurance Agency (CA)	California	05/05/1994	Insurance Agency	100
|__American Highways Insurance Agency (OH)	Ohio	06/29/1999	Insurance Agency	100
|__Explorer Insurance Agency, Inc	Ohio	07/17/1997	Insurance Agency	100
|__Hudson Indemnity, Ltd	Cayman Islands	06/12/1996	Property/Casualty Insurance	100
|__National Interstate Insurance Agency of Texas, Inc	Texas	06/07/1989	Insurance Agency	beneficial interest
|__National Interstate Insurance Agency, Inc	Ohio	02/13/1989	Insurance Agency	100
|__National Interstate Insurance Company	Ohio	02/10/1989	Property/Casualty Insurance	100
|__National Interstate Insurance Company of Hawaii, Inc	Hawaii	09/20/1999	Property/Casualty Insurance	100
|__NorthCoast Management, Inc	Nebraska	02/09/1993	Underwriting Management	100
|__Safety, Claims & Litigation Services, Inc	Pennsylvania	06/23/1995	Claims Third Party Administrator	100
|__PCC 38 Corp	Illinois	12/23/1996	Real Estate Holding Company	100
|__PLLS Canada Insurance Brokers Inc	Ontario, Canada	06/13/2001	Insurance Agency	49
|__Pointe Apartments, Inc	Minnesota	06/24/1993	Real Estate Holding Company	100
|__Premier Dealer Services, Inc	Illinois	06/24/1998	Third Party Administrator	100
|__Stone Mountain Professional Liability Agency, Inc	Georgia	08/07/1995	Insurance Agency	100
|__Tamarack American, Inc	Delaware	06/10/1986	Management Holding Company	100
|__Timberglen Limited	United Kingdom	10/28/1992	Investments	100
|__Transport Insurance Company	Ohio	05/25/1976	Property Casualty Insurance	100
|__Instech Corporation	Texas	09/02/1975	Claim and Claim Adjustment Services	100
|__Transport Insurance Agency, Inc	Texas	08/21/1989	Insurance Agency	beneficial interest
|__Worldwide Insurance Company	Ohio	09/27/1979	Property/Casualty Insurance	100
|__Worldwide Direct Auto Insurance Company	Kentucky	11/13/1961	Property/Casualty Insurance	100
|__Worldwide Casualty Insurance Company	Kentucky	02/17/1981	Property/Casualty Insurance	100
|__One East Fourth, Inc	Ohio	02/03/1964	Real Estate Holding Company	100
|__Pioneer Carpet Mills, Inc	Ohio	04/29/1976	Inactive	100
|__Superior NWVN of Ohio, Inc	Ohio	05/05/2000	Holding Company	100
|__TEJ Holdings, Inc	Ohio	12/04/1984	Real Estate Holding Company	100
|__Three East Fourth, Inc	Ohio	08/10/1966	Real Estate Holding Company	100

(2) Total percentage owned by parent shown and by other affiliated company(s). (1) Except Director's Qualifying Shares.

Item 27. Number of Contract Owners

Because sales of the Contracts will not commence until the effective date of this Registration Statement, there are no Contract Owners as of the date of this filing.

Item 28. Indemnification

(a) The Code of Regulations of Annuity Investors Life Insurance Company provides in Article V as follows:

The Corporation shall, to the full extent permitted by the General Corporation Law of Ohio, indemnify any person who is or was a director or officer of the Corporation and whom it may indemnify pursuant thereto. The Corporation may, within the sole discretion of the Board of Directors, indemnify in whole or in part any other persons whom it may indemnify pursuant thereto.

Insofar as indemnification for liability arising under the Securities Act of 1933 ("1933 Act") may be permitted to directors, officers and controlling persons of the Depositor pursuant to the foregoing provisions, or otherwise, the Depositor has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Depositor of expenses incurred or paid by the director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Depositor will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

(b) The directors and officers of Annuity Investors Life Insurance Company are covered under a Directors and Officers Reimbursement Policy. Under the Reimbursement Policy, directors and officers are indemnified for loss arising from any covered claim by reason of any Wrongful Act in their capacities as directors or officers, except to the extent the Company has indemnified them. In general, the term "loss" means any amount which the directors or officers are legally obligated to pay for a claim for Wrongful Acts. In general, the term "Wrongful Acts" means any breach of duty, neglect, error, misstatement, misleading statement, omission or act by a director or officer while acting individually or collectively in their capacity as such claimed against them solely by reason of their being directors and officers. The limit of liability under the program is $20,000,000 for the policy year ending September 1, 2002. The primary policy under the program is with National Union Fire Insurance Company of Pittsburgh, PA, in the name of American Premier Underwriters, Inc.

Item 29. Principal Underwriter

Great American Advisors, Inc. is the underwriter and distributor of the Contracts as defined in the Investment Company Act of 1940 ("1940 Act"). It is also the underwriter and distributor of Annuity Investors® Variable Account C.

(a) Great American Advisors, Inc. does not act as a principal underwriter, depositor, sponsor or investment adviser for any investment company other than Annuity Investors Variable Account A, Annuity Investors Variable Account B, and Annuity Investors Variable Account C.

(b) Directors and Officers of Great American Advisors, Inc.:

Name and Principal Business Address	Position with Great American Advisors, Inc.
James Lee Henderson (1)	President
James T. McVey (1)	Chief Operating Officer and Senior Vice President
Christopher Gryzen (1)	Vice President and Chief Compliance Officer
Mark Francis Muething (1)	Vice President, Secretary and Director
Peter J. Nerone (1)	Vice President
Paul Ohlin (1)	Treasurer
Thomas E. Mischell (1)	Assistant Treasurer
Fred J. Runk (1)	Assistant Treasurer

(1)	525 Vine Street, 7th Floor, Cincinnati, Ohio 45202

(c)

Because the Separate Account will not commence operations until the effective date of this Registration Statement, no commissions have been paid by the Registrant to the underwriter as of the date of this filing.

Item 30. Location of Accounts and Records

All accounts and records required to be maintained by Section 31(a) of the 1940 Act and the rules under it are maintained by Teresa C. Caprio, Vice President and Treasurer of the Company, at the Administrative Office.

Item 31. Management Services

Not Applicable

Item 32. Undertakings

(a) Registrant undertakes that it will file a post-effective amendment to this registration statement as frequently as necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the Contracts may be accepted.

(b) Registrant undertakes that it will include either (1) as part of any application to purchase a Contract offered by the Prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information.

(c) Registrant undertakes to deliver any Prospectus and Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request to the Company at the address or phone number listed in the Prospectus.

(d) The Company represents that the fees and charges deducted under the Contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the Company.

SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it has caused this Pre-Effective Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned in the City of Cincinnati, State of Ohio on the 8th day of May, 2002.

ANNUITY INVESTORS VARIABLE ACCOUNT C

(Registrant)

By: /s/ Charles R. Scheper

Charles R. Scheper*

President,

Chief Executive Officer and Director

Annuity Investors Life Insurance Company

ANNUITY INVESTORS LIFE INSURANCE COMPANY

(Depositor)

By: /s/ Charles R. Scheper

Charles R. Scheper*

President,

Chief Executive Officer and Director

As required by the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ David B. Rich Chief Operating Officer May 8 , 2002

David B. Rich* and Director

/s/ Teresa Caprio Vice President and Treasurer May 8, 2002

Teresa Caprio*

/s/ Stephen Craig Lindner Director May 8, 2002

Stephen Craig Lindner*

/s/ Mark Francis Muething Director May 8, 2002

Mark Francis Muething*

/s/ Christopher P. Miliano Director May 8, 2002

Christopher P. Miliano*

* Executed by Carol Edwards Dunn on behalf of those indicated pursuant to Power of Attorney.